UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule
14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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☐	Soliciting Material under § 240.14a-12
AMERICAN AIRLINES GROUP INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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0-11.

March 30, 2023

To Our Stockholders:

On behalf of the Board of Directors of American Airlines Group Inc., we invite you to attend the 2023 Annual Meeting of Stockholders to be held on Wednesday, May 10, 2023, at 9:00 a.m., Central Time. As with our recent meetings, this year’s Annual Meeting will be a virtual meeting of stockholders, conducted via live audio webcast. The virtual format provides the opportunity for participation by a broader group of our stockholders and enables stockholders to participate fully, and equally, from any location around the world. You can attend the Annual Meeting via the Internet by registering at www.proxydocs.com/AAL using the control number which appears on your Notice Regarding the Availability of Proxy Materials, your proxy card (printed in the gray box), and the instructions that accompanied your proxy materials. You will have the ability to submit questions in advance of, and real-time during, the Annual Meeting via the meeting website.

The attached Notice of 2023 Annual Meeting of Stockholders and Proxy Statement describes the formal business to be transacted and detailed procedures for attending, submitting questions, and voting at the virtual meeting. We have produced an interactive proxy statement that will provide our stockholders with better capability to navigate through the document, making key information easier to find and evaluate. The interactive proxy statement is accessible at www.proxydocs.com/AAL prior to and during the Annual Meeting.

It is important that your shares be represented at the Annual Meeting and, regardless of whether you plan to attend, we request that you vote in advance on the matters to be presented at the Annual Meeting as described in these proxy materials.

Thank you for your continued support.

Sincerely,
Robert Isom
Chief Executive Officer

The accompanying Proxy Statement is dated March 30, 2023, and is first being released to stockholders of American Airlines Group Inc. on or about March 30, 2023.

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

DATE AND TIME: Wednesday, May 10, 2023 9:00 a.m. Central Time VIRTUAL MEETING ACCESS: Register at www.proxydocs.com/AAL RECORD DATE: March 13, 2023	MEETING AGENDA
	1	A proposal to elect 12 directors to serve until the 2024 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified
	2	A proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023
	3	A proposal to approve, on a non-binding, advisory basis, executive compensation as disclosed in the attached Proxy Statement
	4	A proposal to approve, on a non-binding, advisory basis, the frequency of the advisory vote to approve executive compensation
	5	A proposal to approve the 2023 Incentive Award Plan
	6	Advisory vote on a stockholder proposal
	7	Such other business as properly may come before the 2023 Annual Meeting of Stockholders or any adjournments or postponements of the Annual Meeting

For instructions on voting in advance of and during the virtual meeting, please see page (i) of the Proxy Statement.

Important notice regarding the availability of proxy materials for the Annual Meeting:

Our Proxy Statement and 2022 Annual Report on Form 10-K are available at www.proxydocs.com/AAL prior to and during the Annual Meeting.

You can help us reduce costs and the impact on the environment by electing to receive and access future copies of our proxy statements, annual reports and other stockholder materials electronically by e-mail. If your shares are registered directly in your name with our stock registrar and transfer agent, American Stock Transfer & Trust Company, LLC, you can make this election by going to its website (www.astfinancial.com) or by following the instructions provided when voting over the Internet. If you hold your shares in a brokerage account or otherwise through a third party in “street name,” please refer to the information provided by your broker, bank or other nominee for instructions on how to elect to receive and view future annual meeting materials electronically.

By Order of the Board of Directors of American Airlines Group Inc.,

Grant B. McGee
Corporate Secretary

PLEASE READ THE ACCOMPANYING PROXY STATEMENT CAREFULLY.

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, YOUR VOTE IS IMPORTANT AND WE

ENCOURAGE YOU TO VOTE PROMPTLY.

PROXY STATEMENT SUMMARY

This summary contains highlights about our company and the upcoming 2023 Annual Meeting of Stockholders (the “Annual Meeting”). This summary does not contain all of the information that you should consider in advance of the meeting and we encourage you to read the entire Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2022 that accompanies this Proxy Statement before voting.

2023 Annual Meeting of Stockholders

Date and Time: Wednesday, May 10, 2023 at 9:00 a.m., Central Time	Virtual Meeting Access: Register at www.proxydocs.com/AAL
Record Date: March 13, 2023	Proxy Mail Date: On or about March 30, 2023

Vote in Advance of the Meeting	Vote During the Meeting
Over the Internet at www.proxydocs.com/AAL; or	Over the Internet during the Annual Meeting. Please register at www.proxydocs.com/AAL to gain access to the meeting.
By telephone at 1-866-570-3320; or	See page 1 — “Virtual Stockholder Meeting” for details on how to access the live audio webcast and vote during the Annual Meeting.
By mail — sign, date and return the proxy card or voting instruction form mailed to you.

2023 Proxy Statement |	i

Submitting Questions at the Virtual Annual Meeting

Stockholders may submit questions in writing during the Annual Meeting by registering to attend the virtual meeting at www.proxydocs.com/AAL. Stockholders will need their unique control number which appears on their Notice Regarding the Availability of Proxy Materials, the proxy card (printed in the gray box) and the instructions that accompanied the proxy materials.

As part of the Annual Meeting, and as time permits, we will hold a live Q&A session, during which we intend to answer questions submitted during the meeting in accordance with the Annual Meeting’s Rules of Conduct which are pertinent to American Airlines Group Inc. (the “Company”) and the meeting matters. Answers to any such questions that are not addressed during the meeting will be published following the meeting on the Company’s website at www.aa.com under the links “Investor Relations”—“Annual Shareholders Meeting”—“2023 Annual Meeting of Stockholders Q&A.” Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once. In order to promote fairness, efficient use of the Company’s resources and to ensure all stockholders are responded to, we will respond to up to three questions from a single stockholder. The Annual Meeting’s Rules of Conduct will be posted on www.proxydocs.com/AAL approximately two weeks prior to the Annual Meeting.

Stockholder Engagement and Governance Highlights

We welcome and value communication with our stockholders. We engage in proactive dialogue with our largest stockholders year-round to gain an understanding of their perspectives on a wide range of matters, which we regularly share with the Board of Directors of the Company (the “Board”). Stockholders may communicate directly with our Board as set forth under “Communications with the Board and Non-Management Directors” on page 46. The following corporate governance and Board practices ensure accountability and enhance effectiveness in the boardroom:

Our Governance Best Practices

✓   Independent Chairman and separate Chairman and CEO roles

✓   Annually elected directors

✓   Independent Board committees

✓   Regular Board and management succession planning

✓   Independent directors meet without management present

✓   Robust oversight of strategy and risk

✓   Regular Board and committee evaluations

✓   Majority voting in director elections

✓   Stockholder right to call special meetings of stockholders

✓   Stockholder right to proxy access

✓   Stockholder engagement policy and outreach program

✓   Commitment to sustainability and social responsibility

✓   Stock ownership guidelines for directors and executive officers

ii	2023 Proxy Statement |

Board Refreshment and Board Leadership Structure

The Board believes that thoughtful refreshment of the members of the Board is important to ensure that the Board continues to meet the changing needs of the Company and that new perspectives are regularly considered. The Board and the Corporate Governance, Public Responsibility and Safety (“CGPRS”) Committee regularly evaluate the composition of the Board and its committees in an effort to develop a long-term succession plan for the Board and its leadership. Over the past three years, the active work of our Board and CGPRS Committee has resulted in the following actions:

•  The election of four new directors from 2020 to 2022: Doug Steenland (2020), Adriane Brown (2021), Greg Smith (2022) and Vicente Reynal (2022).

•  A CEO succession: As a culmination of the Board’s CEO succession planning, in December 2021, we announced that Robert Isom would succeed Doug Parker as the CEO of the Company and be appointed as a director of the Company effective March 31, 2022. The Board determined that it was important to retain Mr. Parker in the role of Chairman of the Board in order to ensure a successful transition in leadership.

•  The retirement of our Chairman in 2023 following a successful CEO transition: Following our long-term succession planning process for our CEO, in February 2023, we announced that Mr. Parker will retire from the Board on April 30, 2023.

•  The election of our Independent Chairman: Also in February 2023, we announced the election of Greg Smith as the Company’s Independent Chairman effective April 30, 2023. By separating the roles of Chairman and CEO, our CEO is able to focus on executing on our strategy and operations, and our Chairman, who is an independent director, can devote his time and attention to matters of Board oversight and governance. John Cahill will continue to serve as the Lead Independent Director through the effective date of the election of Mr. Smith as our Independent Chairman.

In addition, we have announced that James Albaugh and Ray Robinson will retire from the Board at the conclusion of their current term and will not stand for election at the Annual Meeting. Following these changes, the average tenure of our director nominees is 5.4 years, with four of our 11 independent director nominees having joined our Board since 2020, representing 36% of our independent director nominees. In addition, over 40% of our Board nominees are diverse based on gender or ethnicity.

Voting Matters and Board Recommendations

Matter	Board Recommendation	Page
1. Election of directors	FOR each Director Nominee	6
2. Ratification of public accounting firm	FOR	19
3. A proposal to approve, on a non-binding, advisory basis, executive compensation	FOR	21
4. A proposal to approve, on a non-binding, advisory basis, the frequency of the advisory vote to approve executive compensation	Every ONE YEAR	23
5. A proposal to approve the 2023 Incentive Award Plan	FOR	24
6. Advisory vote on a stockholder proposal	FOR	32

2023 Proxy Statement |	iii

2023 Director Nominees (Proposal 1)

Our director nominees have demonstrated their commitment to diligently execute their fiduciary duties on behalf of our stockholders, and we recommend that our stockholders elect each of the nominees shown in the chart below at the Annual Meeting.

Name	Age	Director Since	Principal Occupation	Independent	AC	CC	CGPRSC	FC

Jeffrey D. Benjamin	61	2013	Senior advisor to Cyrus Capital Partners	✓		M		M

Adriane M. Brown	64	2021	Managing Partner at Flying Fish Partners; former President and Chief Operating Officer at Intellectual Ventures Management; former President and Chief Executive Officer of Honeywell Transportation Systems	✓	M		M

John T. Cahill	65	2013	Vice Chairman of The Kraft Heinz Company; former Chairman and Chief Executive Officer of Kraft Foods Group and of The Pepsi Bottling Group	✓	M		M

Michael J. Embler	58	2013	Private investor; former Chief Investment Officer of Franklin Mutual Advisers	✓	M			C

Matthew J. Hart	70	2013	Former President and Chief Operating Officer of Hilton Hotels; former Chief Financial Officer of Hilton Hotels	✓	C

Robert D. Isom	59	2022	Chief Executive Officer and President of American Airlines Group Inc. and American Airlines, Inc.	×

Susan D. Kronick	71	2015	Former Operating Partner at Marvin Traub Associates; former Vice Chairman of Macy’s	✓		M	C

Martin H. Nesbitt	60	2015	Co-Chief Executive Officer of The Vistria Group; former President and Chief Executive Officer of PRG Parking Management	✓	M			M

Denise M. O’Leary	65	2013	Private venture capital investor; former General Partner at Menlo Ventures	✓		C		M

Vicente Reynal	48	2022	Chairman, Chief Executive Officer and President of Ingersoll Rand	✓

Gregory D. Smith Incoming Chairman	56	2022	Former Executive Vice President and Chief Financial Officer of The Boeing Company;	✓	M		M

Douglas M. Steenland	71	2020	Senior Advisor to The Blackstone Group; Former President and Chief Executive Officer of Northwest Airlines Corporation	✓		M		M

AC = Audit Committee	FC = Finance Committee
CC = Compensation Committee	M = Member
CGPRSC = Corporate Governance, Public Responsibility and Safety Committee	C = Committee Chair

In light of the recent appointments and changes to our Board, the Board plans to assess its committee composition and membership following the Annual Meeting, including the appointment of our newest director, Mr. Reynal, to Board committees.

The Board unanimously recommends that the stockholders vote “FOR” each of the nominees shown in the chart above.

iv	2023 Proxy Statement |

Ratification of Appointment of KPMG LLP (Proposal 2)

The Board has directed that KPMG’s appointment for the fiscal year ending December 31, 2023 be submitted to our stockholders for ratification at the Annual Meeting. KPMG is well qualified to act as our independent registered public accounting firm and has a deep understanding of our operations and accounting practices. The Audit Committee considered the qualifications, performance, and independence of KPMG, the quality of its discussions with KPMG, and the fees charged by KPMG for the level and quality of services provided during 2022, and determined that the reappointment of KPMG is in the best interest of the Company and its stockholders.

The Board unanimously recommends that the stockholders vote “FOR” the proposal to ratify the appointment of KPMG.

Approval of Executive Compensation (Proposal 3)

In making 2022 compensation decisions, the Compensation Committee continued to consider concerns related to the need to retain and reward our management team throughout the COVID-19 pandemic and the backdrop of significant reductions in compensation. Despite these concerns, for 2022, the Compensation Committee re-established the performance-based components of our long-term incentive program (“LTIP”) for our executive officers. Our 2022 LTIP for our executive officers returned to incorporating both performance- and time-vesting components, with the performance-vesting component weighted 50% by target value and tied to attainment of total debt reduction (60% weighting) and relative pre-tax income margin improvement (40% weighting) versus our industry peers. The performance-vesting component of the 2022 LTIP will be earned, if at all, no earlier than the third anniversary of the grant date. In addition, the Compensation Committee re-established our performance-based short term incentive program (“STIP”). The STIP is designed to align management with our goals to run a reliable operation and to return to profitability while building on our momentum on diversity, equity and inclusion.

We are committed to effective compensation governance, as demonstrated by the following compensation policies and practices:

What We Do	What We Do NOT Do

✓  Compensation Program Places Significant Pay at Risk with performance-based STIP and LTIP programs.

✓  Independent Compensation Consultant that is directly engaged by the Compensation Committee to advise on executive and director compensation matters.

✓  At-Will Employment arrangements with our executive officers with no employment agreements.

✓  Stock Ownership Guidelines that align our executive officers’ long-term interests with those of our stockholders.

✓  Tally Sheet Review used to conduct a comprehensive overview of total compensation targets and potential payouts.

✓  Annual Compensation Risk Assessment to identify any elements of our compensation program design or oversight processes that carry elevated levels of adverse risk.

✓  Clawback Policy for all cash and equity awards granted to our executive officers.

×   No Severance or Change in Control Agreements. None of our executive officers have a severance or change in control agreement.

×   No Guaranteed Bonuses. Our executive officers’ bonuses are 100% performance-based.

×   No Active Executive Retirement Plans. We do not maintain any active executive-only or supplemental retirement plans.

×   No Hedging or Pledging of our Stock. We prohibit our executive officers from engaging in hedging transactions or using our stock as collateral for loans.

×   No Excise Tax Gross-Ups. We do not provide gross ups on excise taxes in connection with a change in control.

×   No Excessive Perquisites. Perquisites and other personal benefits are in line with industry standards.

×   No Payouts of Dividends. Unless and until an award’s vesting conditions are satisfied, no dividends accrued on the award are paid.

The Board unanimously recommends that the stockholders vote “FOR” the approval of executive compensation.

2023 Proxy Statement |	v

Approval of the Frequency of the Vote to Approve Executive Compensation (Say-On-Pay Frequency) (Proposal 4)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to indicate how frequently they would like the Company to hold a non-binding, advisory vote on the compensation of our named executive officers. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two or three years. The Board has determined that holding a “say-on-pay” vote on executive compensation every year is the most appropriate alternative for the Company, and therefore recommends that you vote for a one-year interval for the advisory vote on executive compensation.

The Board unanimously recommends the approval of an advisory vote to approve executive compensation to be held every “ONE YEAR.”

Approval of the 2023 Incentive Award Plan (Proposal 5)

The Board has adopted, subject to stockholder approval, the American Airlines Group Inc. 2023 Incentive Award Plan (the “2023 Plan”). The 2023 Plan is intended to replace our 2013 Incentive Award Plan (the “2013 Plan”), which will expire in December 2023. Upon stockholder approval of the 2023 Plan, the 2023 Plan will become effective and will supersede and replace in its entirety the 2013 Plan, and no further awards will be granted under the 2013 Plan; however, the terms and conditions of the 2013 Plan will continue to govern any outstanding awards granted thereunder.

Subject to stockholder approval, the Board approved a share reserve under the 2023 Plan equal to 17,200,000 shares of our common stock, $0.01 par value per share (“Common Stock”). The 2023 Plan’s share reserve will be reduced by one share of our Common Stock for every one share granted under the 2013 Plan after March 22, 2023 (the date of Board approval of the 2023 Plan) and prior to the effective date of the 2023 Plan.

Key Features of the 2023 Plan:

•	No liberal share counting. The 2023 Plan prohibits the reuse of shares withheld or delivered to satisfy the exercise price of a stock option or to satisfy tax withholding requirements.

•	No repricing of awards without stockholder approval. Under the 2023 Plan, awards may not be repriced without stockholder approval if the effect would be to reduce the exercise price for the shares underlying the award.

•	No evergreen feature; stockholder approval required for share reserve increases. The 2023 Plan does not provide for an annual increase in the share reserve, and the 2023 Plan may not be amended to increase the share reserve without stockholder approval.

•	Minimum vesting requirements. Subject to limited exceptions, no awards granted under the 2023 Plan may vest until the first anniversary of the date of grant.

•	No payment of dividends on unvested awards. Under the 2023 Plan, no dividends or dividend equivalents in respect of shares underlying an unvested award may be paid until the award vests.

•	All awards are subject to clawback. All awards granted under the 2023 Plan are subject to our clawback policy.

The Board unanimously recommends that the stockholders vote “FOR” the approval of the 2023 Incentive Award Plan.

Advisory Vote on a Stockholder Proposal (Proposal 6)

A stockholder has informed the Company that he intends to present a proposal at our Annual Meeting requesting the Board to take each step necessary so that each voting requirement in the Company’s charter and bylaws (that is explicit or implicit due to default to state law) that calls for a greater than simple majority vote be replaced by a requirement for a majority of the votes cast for and against such proposals, or a simple majority in compliance with applicable laws to the fullest extent possible. The Board has considered this proposal and agrees that the removal of the supermajority provisions in our Bylaws and Certificate of Incorporation is in the best interests of the Company and our stockholders. Therefore, the Board recommends a vote FOR this proposal, but such recommendation is subject to several clarifications described in this Proxy Statement.

The Board unanimously urges that the stockholders vote “FOR” the stockholder proposal.

vi	2023 Proxy Statement |

THE MEETING

Purpose, Date and Time

We are furnishing this Proxy Statement to our stockholders in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting and any adjournments or postponements of that meeting. When used in this Proxy Statement, the terms “we,” “us,” “our,” “the Company” or “American” refer to American Airlines Group Inc. (“AAG”) and its consolidated subsidiaries. “AMR” or “AMR Corporation” refers to the Company during the period of time prior to its emergence from Chapter 11 and its acquisition of US Airways Group, Inc. on December 9, 2013.

The Annual Meeting will be held in a virtual format via live audio webcast on Wednesday, May 10, 2023, at 9:00 a.m., Central Time, for the purposes described in the accompanying Notice of Annual Meeting. Stockholders can register to attend the meeting via the Internet at www.proxydocs.com/AAL by using the control number which appears on the Notice Regarding the Availability of Proxy Materials, the proxy card (printed in the gray box), and the instructions that accompanied your proxy materials.

The approximate date we are first sending the Notice of Annual Meeting and accompanying proxy materials to stockholders, or sending a Notice Regarding the Availability of Proxy Materials and posting the proxy materials at www.proxydocs.com/AAL, is March 30, 2023.

Record Date; Stockholders Entitled to Vote

Stockholders of record at the close of business on March 13, 2023 (the “record date”) are entitled to receive notice of and to vote at the Annual Meeting. On the record date, there were 652,816,491 shares of our Common Stock outstanding and eligible to be voted at the Annual Meeting. Each share of Common Stock entitles its owner to one vote on each matter submitted to the stockholders. As of the record date, approximately 0.3 million of the issued and outstanding shares of Common Stock were held in the disputed claims reserve established in accordance with AMR Corporation’s fourth amended joint plan of reorganization. Pursuant to the plan, the shares held in the disputed claims reserve will be voted by the disbursing agent holding these shares in the same proportion as the other outstanding shares of Common Stock are voted.

A list of the names of stockholders entitled to vote at the Annual Meeting will be available to stockholders for ten days prior to the Annual Meeting for any purpose germane to the Annual Meeting. Please contact our Corporate Secretary at grant.mcgee@aa.com if you wish to examine the list prior to the Annual Meeting. The stockholder list will also be available during the virtual Annual Meeting for examination by any stockholder.

Your vote is very important. You are encouraged to vote as soon as possible.

Virtual Stockholder Meeting

The virtual meeting format enables stockholders to participate fully, and equally, from any location around the world, at little to no cost. We designed the format of our Annual Meeting to ensure that our stockholders who attend our Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting and to enhance stockholder access, participation and communication through online tools. Our directors will also attend the meeting.

Access to the Audio Webcast of the Annual Meeting. The live audio webcast of the Annual Meeting will begin promptly at 9:00 a.m., Central Time. Online access to the audio webcast will open approximately thirty minutes prior to the start of the Annual Meeting to allow time for you to log in and test the computer audio system. We encourage our stockholders to access the meeting prior to the start time.

Log in Instructions. Stockholders can register to attend the virtual meeting at www.proxydocs.com/AAL. Stockholders will need their control number which appears on the Notice Regarding the Availability of Proxy Materials, the proxy card (printed in the gray box). In the event that you do not have a control number, please contact your broker, bank or other nominee as soon as possible and no later than Wednesday, May 3, 2023, so that you can be provided with a control number and gain access to the meeting. Once registered, stockholders will receive an e-mail with a unique link, and instructions on how to attend the meeting one hour prior to the start of the meeting.

2023 Proxy Statement |	1

Submitting questions at the virtual Annual Meeting. Our stockholders will be able to submit questions during the Annual Meeting by registering to attend the virtual meeting at www.proxydocs.com/AAL. Stockholders will need their unique control number which appears on their Notice Regarding the Availability of Proxy Materials, the proxy card (printed in the gray box), and the instructions that accompanied the proxy materials.

As part of the Annual Meeting, and as time permits, we will hold a live Q&A session, during which we intend to answer questions submitted during the meeting in accordance with the Annual Meeting’s Rules of Conduct which are pertinent to the Company and the meeting matters. Answers to any such questions that are not addressed during the meeting will be published following the meeting on the Company’s website at www.aa.com under the links “Investor Relations”—“Annual Shareholders Meeting”—“2023 Annual Meeting of Stockholders Q&A.” Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once. In order to promote fairness, efficient use of the Company’s resources and to ensure all stockholders are responded to, we will respond to up to three questions from a single stockholder.

The Annual Meeting’s Rules of Conduct will be posted on www.proxydocs.com/AAL approximately two weeks prior to the Annual Meeting.

Access to the Live Webcast of the Annual Meeting

The live audio webcast of the virtual Annual Meeting will be available to not only our stockholders, but also our team members and other constituents. In order to attend the virtual Annual Meeting, all stockholders and other guests will need to register at www.proxydocs.com/AAL.

A replay of the meeting will be made publicly available for two weeks after the meeting at the same website.

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during check-in or the meeting, please call the technical support number that will be posted on the virtual meeting platform log-in page.

Quorum

The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock as of the record date is necessary to constitute a quorum at the Annual Meeting. Shares are considered present “in person” if voted by the holder of those shares or by proxy during the Annual Meeting.

Vote Required to Approve Each Proposal

With respect to Proposal 1 (Election of Directors), each director must be elected by the affirmative vote of a majority of the votes cast with respect to such director by the shares present in person or represented by proxy and entitled to vote for the election of directors. A majority of the votes cast means that the number of votes cast “FOR” a nominee exceeds the number of votes cast “AGAINST” that nominee. Brokers do not have discretionary authority to vote on this proposal. Abstentions and broker non-votes (as defined below under “How to Vote Your Shares”) are not considered votes cast “FOR” or “AGAINST” a nominee’s election and will have no effect in determining whether a nominee has received a majority of the votes cast. In this election, an incumbent director nominee who does not receive the required number of votes for reelection is expected to tender his or her resignation to the Board in accordance with a policy adopted by the Board. Within approximately 90 days after certification of the election results of the stockholder vote, our CGPRS Committee (or such other committee as directed by the Board) will make a determination as to whether to accept or reject the tendered resignation. Following such determination, we will publicly disclose the decision regarding any tendered resignation in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”).

Approval of Proposal 2 (Ratification of Appointment of Independent Registered Public Accounting Firm), Proposal 3 (Advisory Vote to Approve Executive Compensation), Proposal 4 (Advisory Vote on the Frequency of the Advisory Vote to Approve Executive Compensation), Proposal 5 (Vote to Approve 2023 Incentive Award Plan) and Proposal 6 (Stockholder Proposal) will require the affirmative vote of the holders of a majority of the shares represented, in person or by proxy, and entitled to vote on the matter at the Annual Meeting, provided a quorum is present. Abstentions are considered in determining the number of votes required to obtain the necessary majority vote for the proposal and will have the same legal effect as voting against each proposal.

2	2023 Proxy Statement |

How to Vote Your Shares

If you are a stockholder of record, you may vote your shares:

•	over the Internet at www.proxydocs.com/AAL prior to the day of the virtual Annual Meeting (and during the virtual Annual Meeting by registering at www.proxydocs.com/AAL); or

•	by telephone using the toll-free number 1-866-570-3320 prior to the day of the virtual Annual Meeting; or

•	by filling out, signing and dating your proxy card and mailing it in the prepaid envelope.

You will need to follow the instructions when using any of these methods to make sure your shares will be voted at the Annual Meeting. We encourage you to vote in advance by telephone, over the Internet or by mail by completing your proxy card, even if you plan to attend the virtual Annual Meeting.

If your shares are held in “street name” through a broker, bank or other nominee, you may instruct your broker, bank or other nominee to vote your shares by following the instructions that the broker, bank or other nominee provides to you with the proxy materials. If you do not provide the broker, bank or other nominee with specific voting instructions, the broker, bank or other nominee that holds your shares generally may vote on “routine” proposals but cannot vote on “non-discretionary” (non-routine) proposals. We believe that Proposal 2 is routine and that Proposals 1, 3, 4, 5 and 6 are non-discretionary.

Most brokers offer the ability for stockholders to submit voting instructions over the Internet, by telephone or by mail by completing a voting instruction card after you have read these proxy materials. If you hold shares through a broker, bank or other nominee and wish to vote your shares at the Annual Meeting, you will need your unique control number which appears on the instructions that accompanied the proxy materials. In any case, voting in advance over the Internet, by telephone or by mail will not prevent you from voting at the virtual Annual Meeting.

If the broker, bank or other nominee that holds your shares in “street name” returns a proxy card without voting on a non-discretionary proposal because it did not receive voting instructions from you on that proposal, this is referred to as a “broker non-vote.” “Broker non-votes” are considered in determining whether a quorum exists at the Annual Meeting. Broker non-votes will have no effect on the outcome of Proposals 1, 3, 4, 5 and 6. Because brokers have discretionary authority to vote on Proposal 2, broker non-votes are not expected on Proposal 2.

Revoking or Changing Your Vote

Stockholders may revoke or change their votes by the following methods (your last instruction received by us will be counted):

•	giving notice of revocation to our Corporate Secretary, at American Airlines Group Inc., MD8B503, 1 Skyview Drive, Fort Worth, Texas 76155 (by mail or overnight delivery);

•	executing and delivering to our Corporate Secretary, at the address noted above, a proxy card relating to the same shares bearing a later date;

•	voting over the Internet or by telephone prior to the time the voting facilities close; or

•	logging onto and voting at the virtual Annual Meeting.

If you decide to revoke or change your vote other than by voting at the Annual Meeting, we must receive the notice of revocation or new vote by 11:59 p.m., Eastern Time, on Tuesday, May 9, 2023, the day prior to the date of the Annual Meeting.

If your shares are held in “street name,” you must contact your broker, bank or other nominee to revoke or change your vote. The revocation or change must be made by the broker, bank or other nominee before the Annual Meeting.

Authority of Proxies

All proper votes received by us by 11:59 p.m., Eastern Time, on Tuesday, May 9, 2023, and not revoked will be voted at the Annual Meeting in accordance with the directions noted. In the absence of instructions, shares represented by a signed and dated proxy card will be voted “FOR” the election of all director nominees, “FOR” the ratification of the appointment of the independent registered public accounting firm, “FOR” the approval, on a non-binding, advisory basis,

2023 Proxy Statement |	3

of executive compensation as disclosed in this Proxy Statement, “ONE YEAR” for the frequency of the advisory vote on executive compensation, “FOR” the approval of the 2023 Incentive Award Plan and “FOR” the stockholder proposal.

If any other matters properly come before the Annual Meeting, the persons named as proxies on the proxy card will vote upon those matters according to their judgment. The Board knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in this Proxy Statement.

Solicitation of Votes

In addition to soliciting votes through the mail, we may solicit votes through our directors, officers and employees in person and by e-mail, telephone or facsimile. We may also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by them. We will pay all expenses incurred in connection with the solicitation of proxies. In addition, we have retained Innisfree M&A Incorporated to assist in the solicitation for an anticipated fee of $25,000, plus expenses.

Inspector of Election

All votes at the Annual Meeting will be counted by Mediant, Inc., our inspector of election. The inspector of election will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting

The Notice of Annual Meeting, this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 are available at www.proxydocs.com/AAL prior to and during the Annual Meeting.

Electronic Delivery of Proxy Materials

In order to eliminate the mailing of a paper notice and to speed your ability to access the proxy materials (including our Annual Report on Form 10-K for the year ended December 31, 2022), we encourage you to sign up for electronic delivery of the Notice Regarding the Availability of Proxy Materials using the instructions described below. Stockholders can help us reduce costs and the impact on the environment by electing to receive and access future copies of our proxy statements, annual reports and other stockholder materials electronically by e-mail. If your shares are registered directly in your name with our stock registrar and transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), you can make this election by going to AST’s website (www.astfinancial.com) and (1) clicking Client Login, then Shareholders & Investors, then Manage My Accounts, then select the type of Account—US Shareholder or Non US Shareholder, then Login to Transact; (2) entering the information required to gain access to your account; and (3) clicking Receive Company Mailing via E-Mail. You may also make this election by following the instructions provided when voting over the Internet. If you hold your shares in a brokerage account or otherwise through a third party in “street name,” please refer to the information provided by your broker, bank or other nominee for instructions on how to elect to receive and view future annual meeting materials electronically.

This year, we intend both to mail our proxy materials to certain stockholders and to use the “Notice and Access” method of providing proxy materials to certain stockholders. Under the Notice and Access method, if you have not opted to receive an e-mail notification, you will receive by mail a simple “Notice Regarding the Availability of Proxy Materials,” which will direct you to a website where you may access proxy materials online. You will also be told how to request proxy materials (at no charge) via mail or e-mail, as you prefer.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports, or Notices Regarding the Availability of Proxy Materials, with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report, or Notice Regarding the Availability of Proxy Materials, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. In accordance with these rules, only one proxy statement and annual report, or Notice Regarding the Availability of Proxy Materials, will be delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. Stockholders who currently receive multiple copies of the proxy statement and annual

4	2023 Proxy Statement |

report, or Notice Regarding the Availability of Proxy Materials, at their address and would like to request “householding” of their communications should contact their broker if they are beneficial owners or direct their request to our Corporate Secretary at the address provided on page 3 of this Proxy Statement if they are registered holders.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, or Notice Regarding the Availability of Proxy Materials, please notify your broker, if you are a beneficial owner or, if you are a registered holder, direct your written request to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or call Broadridge at 1-866-540-7095.

If requested, we will also promptly deliver, upon oral or written request, a separate copy of the proxy statement and annual report, or Notice Regarding the Availability of Proxy Materials to any stockholder residing at an address to which only one copy was mailed.

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PROPOSAL 1—ELECTION OF DIRECTORS

Election of Directors

Upon the recommendation of the CGPRS Committee, the Board has nominated the 12 director candidates listed below under the section “Director Nominees.” Each nominee is currently a director of the Company, one of whom was appointed since our 2022 annual meeting of stockholders.

The authorized number of directors is currently set at 15 and the Board currently consists of 15 members. Mr. Parker will retire from the Board on April 30, 2023, and Messrs. Albaugh and Robinson will not stand for re-election at the Annual Meeting. The Board has approved reducing the authorized number of directors to 12 effective as of the Annual Meeting. If elected as a director at the Annual Meeting, each of the nominees will serve a one-year term expiring at the 2024 annual meeting of stockholders and until his or her successor has been duly elected and qualified.

Each of the nominees has consented to serve as a director, if elected.

The Board unanimously recommends that the stockholders vote “FOR” the proposal to elect each director of the Company listed below under the section “Director Nominees” for a one-year term expiring at the 2024 annual meeting of stockholders and until his or her successor has been duly elected and qualified.

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Director Nominees

Information regarding our director nominees, including their qualifications and principal occupations, as well as the key experience and qualifications that led the Board to conclude each nominee should serve as a director, is provided below. The categories of key skills are:

There are no family relationships among the directors and our executive officers.

Independent Director Since: 2013 Committees: Compensation; Finance Key Skills and Experience:

Jeff Benjamin

Select Business Experience:

•  Senior Advisor to Cyrus Capital Partners, L.P., a registered investment advisor (2008-Present)

•  Consultant to Apollo Management, L.P., a private investment fund (2008-2017)

Current Public Company Directorships:

•  A-Mark Precious Metals, Inc., a full-service precious metals trading company (2014-Present)

•  Rackspace Technology, Inc., a technology services company (2016-Present)

Past Public Company Directorships:

•  Chemtura Corporation (2010-2017)

•  Caesars Entertainment Corp. (2008-2017)

Other Leadership Experience and Service:

Member of the boards of directors of the following private entities: ImOn Communications LLC, Higher Learning Technologies Corporation, NRG Media, LLC and Shutterfly Inc.

Key Experience/Director Qualifications:

Executive leadership experience in the investment industry, accounting and financial literacy, risk management expertise, success as an investor and extensive experience serving on the boards of directors of global public and private companies.

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Independent Director Since: 2021 Committees: Audit; CGPRS Key Skills and Experience:

Adriane Brown

Select Business Experience:

•  Managing Partner of Flying Fish Partners, a technology-based venture capital firm (2018-Present)

•  President and Chief Operating Officer of Intellectual Ventures Management, LLC, a private equity firm (2010-2017)

•  Various roles, including President and Chief Executive Officer of Honeywell Transportation Systems, at Honeywell International Inc., a manufacturing company (1999-2010)

•  Various roles, most recently Vice President and General Manager of Environmental Products, at Corning Incorporated, a materials manufacturing company (1980-1999)

Current Public Company Directorships:

•  KKR & Co. Inc., a global investment company (2021-Present)

•  Axon Enterprise, Inc., a law-enforcement technology company (2020-Present)

•  eBay Inc., an e-commerce marketplace company (2017-Present)

Past Public Company Directorships:

•  Allergan plc (2017-2020)

•  Raytheon Company (2018-2020)

•  Harman International (2013-2017)

Other Leadership Experience and Service:

Member of the board of directors of the Washington Research Foundation/WRF Capital.

Key Experience/Director Qualifications:

Financial expertise, risk management experience, extensive experience as a senior operating executive for segments of large global public companies, including industrial and manufacturing companies, investment experience in technologies and service as a public company director.

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Independent Director Since: 2013 Committees: Audit; CGPRS Key Skills and Experience:

John Cahill

Select Business Experience:

•  Vice Chairman of The Kraft Heinz Company (“Kraft Heinz”), a food and beverage company (2015-Present)

•  Chairman and Chief Executive Officer of Kraft Foods Group, Inc. (“Kraft Foods Group”), until its merger with H.J. Heinz Company (2014-2015)

•  Non-Executive Chairman of Kraft Foods Group (March 2014-December 2014)

•  Executive Chairman of Kraft Foods Group (2012-2014)

•  Executive Chairman, North American Grocery of Kraft Foods, Inc., the former parent of Kraft Foods Group (January 2012-December 2012)

Current Public Company Directorships:

•  Kraft Heinz (2015-Present)

•  Colgate-Palmolive Company, a consumer products company (2005-Present)

Past Public Company Directorships:

•  Kraft Foods Group (2012-2015)

•  Legg Mason, Inc. (2009-2014)

•  The Pepsi Bottling Group, Inc. (1999-2007)

•  Frontier Holdings, Inc. (1984-1985)

Other Leadership Experience and Service:

Former Industrial Partner at Ripplewood Holdings LLC; spent nine years with The Pepsi Bottling Group, Inc., culminating in the position of Chairman and Chief Executive Officer; and worked at PepsiCo, Inc. for nine years in a variety of leadership positions.

Key Experience/Director Qualifications:

Leadership and operations experience in executive leadership roles at global public companies, as well as airline experience, investment, accounting and financial expertise, experience in consumer products industries and public company board and corporate governance experience.

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Independent Director Since: 2013 Committees: Audit; Finance Key Skills and Experience:

Mike Embler

Select Business Experience:

•  Chief Investment Officer of Franklin Mutual Advisers, LLC (“Franklin Mutual Advisers”), an asset management company (2005-2009)

•  Head of Franklin Mutual Advisers’ Distressed Investment Group (2001-2005)

Current Public Company Directorships:

•  NMI Holdings, Inc., a mortgage insurance provider (2012-Present)

•  Ventas, a healthcare REIT (2022- Present)

Past Public Company Directorships:

•  Taubman Centers, Inc., a shopping mall REIT (2018-2020)

•  CIT Group Inc. (2009-2016)

•  Dynegy Inc. (2011-2012)

•  AboveNet Inc. (2003-2012)

•  Kindred Healthcare Inc. (2001-2008)

Other Leadership Experience and Service:

Worked at Nomura Holding America Inc. for almost a decade in positions of increasing responsibility culminating in the position of Managing Director; former member of the board of trustees of The Mohonk Preserve; and holds certificates in Cyber Security Oversight (National Association of Corporate Directors) and Environmental Conservation and Sustainability (Earth Institute Center for Environmental Sustainability).

Key Experience/Director Qualifications:

Experience in finance, asset management and restructurings, capital markets and capital management, experience as a senior executive, perspective as an institutional investor, success as an investor and service as a director of global public and private companies.

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Independent Director Since: 2013 Committees: Audit Key Skills and Experience:

Matt Hart

Select Business Experience:

•  President and Chief Operating Officer of Hilton Hotels Corporation (“Hilton”), a hotel developer and operator, until its acquisition by a private equity firm (2004-2007)

•  Executive Vice President and Chief Financial Officer of Hilton (1996-2004)

Current Public Company Directorships:

•  American Homes 4 Rent, a real estate investment trust (2012-Present)

•  Air Lease Corporation, an aircraft leasing company (2010-Present)

Past Public Company Directorships:

•  B. Riley Financial, Inc. (2009-2015)

•  US Airways Group, Inc. (2006-2013)

•  Kilroy Realty Corporation (1997-2008)

•  America West Holdings Corporation (2004-2005)

Other Leadership Experience and Service:

Former Senior Vice President and Treasurer of The Walt Disney Company; former Executive Vice President and Chief Financial Officer of Host Marriott Corp.; and member of the board of directors of Heal the Bay.

Key Experience/Director Qualifications:

Financial expertise, risk management experience, extensive experience as a senior operating and finance executive for large global public companies, including companies in the consumer travel industry, investment and mergers and acquisitions experience, service as a public company director and airline experience.

Chief Executive Officer Director Since: 2022 Key Skills and Experience:

Robert Isom

Select Business Experience:

•  Chief Executive Officer of AAG and American (2022-Present)

•  President of AAG and American (2016-Present)

•  Executive Vice President and Chief Operating Officer of AAG and American (2013-2016)

•  Executive Vice President and Chief Operating Officer of US Airways Group, Inc. and US Airways, Inc. (2007-2013)

Current Public Company Directorships:

•  AAG (2022-Present)

Past Public Company Directorships:

•  Pinnacle Airlines Corporation (2003-2005)

Other Leadership Experience and Service:

Prior to joining US Airways, Mr. Isom held senior executive finance, commercial, operations, strategy and international roles at GMAC, LLC, Northwest Airlines and America West Airlines. He started his career at The Procter & Gamble Company. Mr. Isom serves as a board member of Airlines for America and as a member of the oneworld Governing Board.

Key Experience/Director Qualifications:

Financial, airline, marketing, human resources and labor relations experience, as well as nearly 30 years of experience in the airline industry; over 20 years of experience as an airline senior executive; and safety, sustainability and risk management experience.

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Independent Director Since: 2015 Committees: Compensation; CGPRS Key Skills and Experience:

Sue Kronick

Select Business Experience:

•  Operating Partner at Marvin Traub Associates, a New York based retail consulting firm (2012-2022)

•  Vice Chairman of Macy’s, Inc. (“Macy’s”), owner of Macy’s and Bloomingdales retail department stores (2003-2010)

•  Group President, Regional Department Stores of Macy’s (2001-2003)

•  Chairman and Chief Executive Officer of Burdines/Macy’s Florida (1997-2001)

Current Public Company Directorships:

•  Hyatt Hotels Corporation, a hospitality company (2009-Present)

Past Public Company Directorships:

•  The Pepsi Bottling Group, Inc. (1999-2010)

Other Leadership Experience and Service:

Member of the board of directors of the John S. and James L. Knight Foundation and the Miami City Ballet.

Key Experience/Director Qualifications:

Financial, marketing and operational expertise, as well as experience serving as a global public company director and building industry leading brands as a result of the various executive management positions held with Macy’s.

Independent Director Since: 2015 Committees: Audit; Finance Key Skills and Experience:

Marty Nesbitt

Select Business Experience:

•  Co-Chief Executive Officer of The Vistria Group, LLC, a private-equity investment firm (2013-Present)

•  President and Chief Executive Officer of PRG Parking Management (PRG), an owner and operator of off-airport parking facilities (1996-2012)

Current Public Company Directorships:

•  Chewy, Inc., an online retailer for pet needs (2020-Present)

•  Center Point Energy Corp, a public utility company (2018-Present)

Past Public Company Directorships:

•  Jones Lang LaSalle Incorporated, a public commercial real estate company (2011-2021)

•  Pebblebrook Hotel Trust (2009-2010)

•  Norfolk Southern Corporation (2013-2018)

Other Leadership Experience and Service:

Former member of the board of directors of PRG; former officer of the Pritzker Realty Group, L.P.; former Vice President and Investment Manager at LaSalle Partners, one of the predecessor corporations of Jones Lang LaSalle Incorporated; Trustee of Chicago’s Museum of Contemporary Art; and Chairman of the Barack Obama Foundation.

Key Experience/Director Qualifications:

Executive leadership, operational, financial and investment experience, as well as global public company board experience.

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Independent Director Since: 2013 Committees: Compensation; Finance Key Skills and Experience:

Denise O’Leary

Select Business Experience:

•  Private venture capital investor (1997-Present)

•  Partner (1987-1996) and associate (1983-1987) at Menlo Ventures, a venture capital firm

Current Public Company Directorships:

•  Medtronic plc, a medical technology company (2000-Present)

Past Public Company Directorships:

•  Calpine Corporation (2009-2018)

•  US Airways Group, Inc. (2005-2013)

•  Chiron Corporation (2002-2006)

•  America West Holdings Corporation (1998-2005)

Other Leadership Experience and Service:

Chair of the board of trustees of the University of Denver; member of the Board of Regents of the Smithsonian Institution; member of the board of directors of International Environmental Standards; and former member of the boards of directors of the following private entities: Galvanize, Inc., the Bonfils-Stanton Foundation, Lucile Packard Children’s Hospital, Stanford Hospital & Clinics, Smithsonian National Board, the Denver Foundation, the Corporation for Supportive Housing, Connect for Health Colorado and the University of Colorado Hospital Authority.

Key Experience/Director Qualifications:

Executive leadership experience in the investment industry, financial expertise, experience in the oversight of risk management, human resources expertise, extensive service as a global public company director, success as an investor and airline industry expertise.

Independent Director Since: 2022 Key Skills and Experience:

Vicente Reynal

Select Business Experience:

•  Chairman of the board of directors of Ingersoll Rand Inc. (“Ingersoll”) (2021-Present)

•  Chief Executive Officer and President of Ingersoll (2020-Present)

•  Chief Executive Officer and President of Gardner Denver Inc. (“Gardner Denver”) (2017-2020)

•  President, Chief Executive Officer—Industrials Segment of Gardner Denver (2015-2016)

•  Various roles, including Group President at Danaher Corporation, a design and manufacturing company (2004-2015)

•  Vice President Global Operations and Supply Chain at Thermo Fisher Scientific Inc., a scientific instrumentation company (2002-2004)

•  Business Unit Manager, Aerospace Aftermarket at Honeywell Transportation Systems, a manufacturing company (1998-2002)

Current Public Company Directorships:

•  Ingersoll Rand Inc. (2020-Present)

Past Public Company Directorships:

•  Gardner Denver Inc. (2017-2020)

Other Leadership Experience and Service:

Member of the board of directors of the Ownership Works and United Community Center.

Key Experience/Director Qualifications:

Executive leadership experience in the industrial, energy and medical industries, extensive strategic, operational and general management experience, as well as experience serving as a public company director.

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Incoming Independent Chairman Director Since: 2022 Committees: Audit; CGPRS Key Skills and Experience:

Greg Smith

Select Business Experience:

•  Chief Financial Officer and Executive Vice President of Enterprise Operations of The Boeing Company (“Boeing”) (2020-2021; 2012-2021); Interim Chief Executive Officer of Boeing (2019-2020); Vice President of Finance and Corporate Controller of Boeing (2010-2012); and Vice President of Financial Planning and Analysis of Boeing (2008-2010)

•  Vice President of Investor Relations of Raytheon Company (2004-2008)

Current Public Company Directorships:

•  Intel Corporation, a technology company (2017-Present)

Other Leadership Experience and Service:

Member of the boards of directors of the Lurie Children’s Hospital and Northwestern Memorial Healthcare.

Key Experience/Director Qualifications:

Financial expertise and extensive experience as a senior executive for a large global public company, risk management experience, extensive industry experience as executive officer of airplane manufacturer, extensive experience as a global business leader, with experience in regulatory affairs, as well as experience serving as a public company director.

Independent Director Since: 2020 Committees: Compensation; Finance Key Skills and Experience:

Doug Steenland

Select Business Experience:

•  Senior Advisor to The Blackstone Group L.P. (2009-Present)

•  Chief Executive Officer of Northwest Airlines Corporation (2004-2008)

•  President of Northwest Airlines Corporation (2001-2004)

•  Senior Partner of law firm that is now DLA Piper LLP (1984-1991)

Current Public Company Directorships:

•  American International Group, Inc., an insurance company (2009-May 2023)

•  Hilton Worldwide Holdings, Inc., a hotel management company (2010-Present)

•  London Stock Exchange Group (2021-Present)

Past Public Company Directorships:

•  Performance Food Group (2012-2019)

•  Travelport LLC (2012-2019)

Other Leadership Experience and Service:

Member of the board of trustees of the Brookings Institute, board of directors of the Middle East Investment Initiative and board of visitors of the Duke University Fuqua Business School; former Chairman of the Air Transport Association.

Key Experience/Director Qualifications:

Former airline president and CEO, extensive experience as a global business leader, with experience in finance, safety, restructuring and regulatory affairs, as well as experience serving as a public company director.

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BOARD COMPOSITION

How We Build a Board that is Right for American Airlines

Each of the 12 current nominees for director recommended for election at the Annual Meeting is a current member of the Board, one of whom was appointed since our 2022 annual meeting of stockholders. The effectiveness of the Board and the recruitment of directors are overseen by the CGPRS Committee. In evaluating candidates for director, the CGPRS Committee considers the qualifications described below. Based on its evaluation of each of the current nominees’ qualifications and his or her prior performance as a director, the CGPRS Committee determined to recommend each nominee for election. The CGPRS Committee received no nominations from stockholders for the Annual Meeting.

Consistent with its charter, the CGPRS Committee proposes for nomination existing directors and new candidates who have the highest personal and professional integrity, have demonstrated exceptional judgment, have proven leadership skills, as well as the requisite skills necessary to advance our long-term strategic plan, are committed to our success and have the ability to work effectively with the Company’s Chief Executive Officer and other members of the Board. Also, a nominee must possess skills, experience and expertise appropriate to best serve the long-term financial interests of our stockholders.

The Corporate Governance Guidelines (the “Governance Guidelines”) specify that it is the objective of the Board that it be composed of individuals who have, among other things, a diversity of skills, expertise and perspective, due to, among other things, age, gender, racial and ethnic diversity, appropriate for the business and operation of the Company. The Board currently includes a group of individuals who have demonstrated success and leadership in a variety of fields and endeavors, with a broad diversity of experience, opinions, perspectives, professions, skills, expertise, education, geographic representation and backgrounds. The CGPRS Committee and the Board believe that the Board is, and should continue to be, comprised of persons who can contribute experience in public company board service and corporate governance and areas such as strategic planning, leadership of large, complex organizations, international and global operations, the airline, travel and transportation industry, finance, accounting, and investment, risk management, customer service, marketing and consumer products, labor relations and human resources (including leadership assessment and diversity), safety, information technology, and sustainability. The CGPRS Committee does not assign specific weight to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.

The Governance Guidelines also require that any directors who also serve as chief executive officers of public companies should not serve on more than two boards of public companies other than the Company’s Board, and other directors should not serve on more than four boards of public companies, other than the Company’s Board.

In accordance with applicable listing standards of The Nasdaq Stock Market (“Nasdaq”), the Board confirms that at least a majority of the Board is independent in accordance with the Nasdaq definition of independence and that the members of the Board, as a group, maintain the requisite qualifications under applicable Nasdaq listing standards for service on the Audit, Compensation and CGPRS Committees.

Board Refreshment and Succession Planning

The Board believes that thoughtful refreshment of the members of the Board is important to ensure that the Board continues to meet the changing needs of the Company and that new viewpoints and perspectives are regularly considered. The Board and CGPRS Committee regularly evaluate the composition of the Board and its committees in an effort to develop a long-term succession plan for the Board and its leadership. The Company’s Governance Guidelines do not provide for an absolute limit on the length of time that a director may serve, but the CGPRS Committee and the Board consider the overall tenure of the Board during succession planning discussions and director nomination decisions. The Governance Guidelines also state that the retirement age for non-employee directors is 75. No individual is eligible for election to the Board after his or her 75th birthday.

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The active work of our CGPRS Committee to add engaged and dynamic leaders to our Board has resulted in four of our 11 independent director nominees having joined our Board since 2020, representing 36% of our independent director nominees. With these additions, and the retirements of Messrs. Albaugh, Parker and Robinson, the average tenure of our director nominees is 5.4 years. Additional biographical information on each nominee is set out above beginning on page 7.

Joined in 2020	Joined in 2021	Joined in 2022

Doug Steenland	Adriane Brown	Greg Smith	Vicente Reynal

Senior Advisor to The Blackstone Group L.P.; Former President and Chief Executive Officer of Northwest Airlines Corporation	Managing Partner at Flying Fish Partners; former President and Chief Operating Officer at Intellectual Ventures Management; former President and Chief Executive Officer of Honeywell Transportation Systems	Former Executive Vice President and Chief Financial Officer of The Boeing Company	Chief Executive Officer and President of Ingersoll Rand

In addition, as a culmination of the Board’s CEO succession planning over several years, in December 2021, we announced that Robert Isom would succeed Doug Parker as the CEO of the Company and be appointed as a member of our Board effective March 31, 2022. As part of this plan, the Board determined that it was important to retain Mr. Parker in the role of Chairman of the Board in order to ensure a successful transition in leadership. This allowed Mr. Isom to focus on executing on our strategy and operations, and Mr. Parker to devote his time and attention to matters of Board oversight and governance and providing continued advisory support to the management team throughout the transition.

As part of the long-term succession planning process, in February 2023, following the successful transition of our CEO role, we announced that Mr. Parker will retire from our Board on April 30, 2023 and the appointment of Greg Smith as the Company’s Independent Chairman effective April 30, 2023. By separating the roles of Chairman and CEO, our CEO is able to continue to focus on executing on our strategy and operations, and our Independent Chairman can devote time and attention to matters of Board oversight and governance.

Board Diversity and Tenure

The CGPRS Committee recognizes the benefits of diversity in the boardroom, including better reflecting our diverse customer and employee base and the healthy debate that stems from different viewpoints that may result from diverse backgrounds. Accordingly, our Board is diverse in many ways, with differing geographic, business, gender and racial backgrounds. Over 40% of our Board nominees are diverse based on gender or ethnicity.

Of our 12 director nominees, seven have served on our Board for less than ten years and another five have been on our Board for less than five years. We believe this attains the right balance between new directors who bring new ideas and insights and longer-serving directors with deep institutional knowledge of our Board and Company.

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The demographic information presented below is as of the date of this Proxy Statement and is based on voluntary self-identification by each nominee. Additional biographical information on each nominee is set out above beginning on page 7.

RACE/ETHNICITY
African American or Black		●						●
Hispanic or Latinx										●
White	●		●	●	●	●	●		●		●	●
GENDER
Male	●		●	●	●	●		●		●	●	●
Female		●					●		●
BOARD TENURE
Years	9	2	9	9	9	1	7	7	9	0	1	2
Age	61	64	65	58	70	59	71	60	65	48	56	71

Stockholder Recommendations or Nominations of Director Candidates

The Board welcomes recommendations from its stockholders for director candidates that they believe meet the standards described above under “How We Build a Board that is Right for American Airlines.” We encourage stockholders with any such director candidate recommendations to contact us directly prior to going through the formal director nomination procedures described below. The CGPRS Committee has a policy of considering candidates who are recommended by stockholders for membership to the Board in the same manner as candidates recommended by members of the Board.

Under our Bylaws, any stockholder wishing to nominate a director should submit in writing the candidate’s name, biographical information, business qualifications and other information required by the Bylaws, to Susan D. Kronick, Chair of the Corporate Governance, Public Responsibility and Safety Committee, American Airlines Group Inc., MD8B503, 1 Skyview Drive, Fort Worth, Texas 76155. All submissions must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director, if elected, and must otherwise be in compliance with our Bylaws. The Bylaws require that written nominations be received by the Company no sooner than 120 days and no later than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. For the 2024 annual meeting of stockholders, notice must be delivered no sooner than January 11, 2024 and no later than February 10, 2024. All qualified submissions will be reviewed by the CGPRS Committee at the next appropriate meeting.

In addition, our Bylaws permit certain of our stockholders who have beneficially owned 3% or more of our outstanding Common Stock continuously for at least three years to submit nominations to be included in the Company’s proxy materials for up to 20% of the total number of directors then serving. Notice of proxy access director nominations for the

2023 Proxy Statement |	17

2024 annual meeting of stockholders must be delivered to our Corporate Secretary at our principal executive offices no earlier than November 1, 2023 and no later than the close of business on December 1, 2023. The notice must set forth the information required by our Bylaws with respect to each proxy access director nomination that eligible stockholder or stockholders intend to present at the 2024 annual meeting of stockholders and must otherwise be in compliance with our Bylaws.

Any notice of director nomination other than through proxy access must include the additional information required by Rule 14a-19(b) under the Exchange Act and otherwise comply with our Bylaws. In connection with the 2024 annual meeting of stockholders, we intend to file a proxy statement and a WHITE proxy card with the SEC in connection with our solicitation of proxies for that meeting.

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PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ratification of Independent Registered Public Accounting Firm

Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. Our Audit Committee annually reviews the independent registered public accounting firm’s qualifications, performance, fees and independence. Following its review, our Audit Committee has selected KPMG LLP (“KPMG”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2023, and our Board has directed that KPMG’s appointment be submitted to our stockholders for ratification at the Annual Meeting.

KPMG has served as our independent registered public accounting firm since 2014. The Audit Committee believes it is important for the independent registered public accounting firm to maintain its objectivity and independence. In accordance with SEC rules and KPMG policies, the firm’s lead engagement partner rotates every five years. The Audit Committee and its Chair are directly involved in the selection of KPMG’s new lead engagement partner. Furthermore, in order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm.

The Board has directed that KPMG’s appointment for the fiscal year ending December 31, 2023 be submitted to our stockholders for ratification at the Annual Meeting. The Audit Committee and the Board believe that the continued retention of KPMG to serve as the Company’s independent external auditor is in the best interests of the Company and its stockholders. If the stockholders do not ratify the appointment of KPMG, the Audit Committee will reconsider the appointment.

A representative of KPMG is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires to do so, and the representative is also expected to be available to respond to appropriate questions from stockholders.

The Audit Committee and the Board unanimously recommend that the stockholders vote “FOR” the proposal to ratify the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

Independent Registered Public Accounting Firm Fees

The following table presents fees billed for professional services rendered by KPMG, AAG’s independent registered public accounting firm for the audit of the financial statements of AAG and its subsidiaries as of and for the fiscal years ended December 31, 2022 and 2021, as well as fees billed in this period for other services rendered by KPMG.

	Fiscal Year 2022 ($)	Fiscal Year 2021 ($)
Audit Fees	4,300,000	3,860,000
Audit-Related Fees	1,220,000	1,530,000
Tax Fees	32,000	30,000
All Other Fees	23,000	–
Total	5,575,000	5,420,000

“Audit Fees” are for professional services rendered for the audits of the annual financial statements included in our Annual Report on Form 10-K (including fees for the audits of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, as amended) and quarterly reviews of the financial statements included in our quarterly reports on Form 10-Q.

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“Audit-Related Fees” are for professional services rendered in connection with securities offerings and other SEC filings, significant auditing work on transactions and consultations concerning financial accounting and reporting standards and attestation services.

“Tax Fees” primarily include fees for professional services rendered in connection with tax compliance services.

“All Other Fees” for the year ended December 31, 2022 included conference registration fees. There were no fees that fall into the classification of “All Other Fees” for the fiscal year ended December 31, 2021.

Policy on Audit Committee Pre-Approval

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm, including audit services, audit-related services, tax services and other services. The Audit Committee has delegated pre-approval authority to its Chair. Under this delegation, the Chair must report any pre-approval decision he or she makes to the Audit Committee at its next meeting following such approval.

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PROPOSAL 3—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (SAY-ON-PAY)

Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), allows our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, commonly known as a “say-on-pay” vote. The Board has adopted a policy providing for an annual say-on-pay advisory vote. Unless the Board modifies its policy on the frequency of future say-on-pay advisory votes, we will bring these proposals to our stockholders annually and the next say-on-pay advisory vote will be held at the 2024 annual meeting of stockholders.

Our Compensation Committee and the Board believe that our compensation practices align our executive compensation structure with stockholders’ interests and current market practices. Our compensation strategy is designed to provide a total compensation package that will attract and retain high-caliber executives and align their objectives, incentives and contributions with corporate objectives and stockholder interests, as well as to be flexible and complementary to meet our compensation objectives. At the 2022 annual meeting of stockholders, our stockholders approved the compensation of our named executive officers with an approval representing approximately 93.4% of the shares represented in person or by proxy at the meeting and entitled to vote.

As a condition of the payroll support and loan agreements entered into with the federal government under the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), the payroll support agreement under Subtitle A of Title IV of Division N of the Consolidated Appropriations Act, 2021 (“PSP2”) and the payroll support agreement under section 7301 of the American Rescue Plan Act of 2021 (“PSP3”), we implemented significant reductions to the total target direct compensation for our named executive officers in order to comply with the applicable limits. Under the applicable limits, each of our named executive officers’ total compensation during any 12-month period from March 24, 2020 until April 1, 2023, is capped at an amount equal to the sum of (i) $3 million and (ii) 50% of the total compensation in excess of $3 million received by such executive officer in calendar year 2019. For example, Mr. Isom’s total compensation for 2019 was approximately $7.1 million and his total compensation for any 12-month period while the limits are in effect was limited to approximately $5.0 million, a decrease of approximately 29%. These limits have continued to be a primary determinant of our named executive officers’ compensation over the remaining period during which they are in effect. Mr. Isom’s 2022 total target direct compensation remained below the level in 2019, despite Mr. Isom’s promotion to CEO on March 31, 2022. Despite these limitations, for 2022, we re-established our historical performance-based cash and equity incentive programs.

Highlights of our compensation program and our pay-for-performance results include:

2022 Compensation Program Places Significant Pay at Risk. Going into 2022, our named executive officers continued to experience substantial limitations to their compensation. In making 2022 compensation decisions, the Compensation Committee continued to consider concerns related to the need to retain and reward our management team throughout the COVID-19 pandemic and the backdrop of significant reductions in compensation. Despite these concerns, the Compensation Committee re-established the performance-based components of our LTIP programs for 2022 for the named executive officers.

Our 2022 LTIP for our named executive officers returned to incorporating both performance- and time-vesting components, with the performance-vesting component weighted 50% by target value and tied to attainment of total debt reduction (60% weighting) and relative pre-tax income margin improvement (40% weighting) versus our industry peers. The performance-vesting component of the 2022 LTIP will be earned, if at all, no earlier than the third anniversary of the grant date. In addition, the Compensation Committee re-established our performance-based STIP. The STIP is designed to align management with our goals to run a reliable operation and to return to profitability while building on our momentum on diversity, equity and inclusion.

2020 Performance-Vesting RSUs Earned Below Target. Historically, our LTIP for our named executive officers has incorporated both performance- and time-vesting components, with the performance-vesting component weighted at least 50% by target value. As of the end of 2022, the 2020 performance-vesting RSUs were tracking at significantly below target and vested at only 62.9% of target in February 2023.

Realizable Compensation Continues to be Significantly Less Than Target Compensation. As of December 31, 2022, Mr. Isom’s three-year average realizable compensation from 2020-2022 was 70% of his three-year average

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target compensation, while the three-year average realizable compensation from 2020-2022 for our non-CEO named executive officers was 76% of their three-year average targeted compensation.

No Employment, Change in Control or Severance Agreements. None of our executive officers is party to any employment or severance agreement providing change in control or severance benefits. These were eliminated at our executive officers’ request.

A Continued Commitment to Good Compensation Governance Practices. Compensation packages for our executive officers are (i) established by our Compensation Committee that consists solely of independent directors, (ii) consistent with market practice, and (iii) reasonable in light of our corporate and each individual executive’s performance.

Clawback Provisions. All cash and equity awards granted to our executive officers are subject to clawback provisions.

Stock Ownership Guidelines. We maintain stock ownership guidelines that further align our executives’ long-term interests with those of our stockholders, as well as good disclosure practices.

Mitigating Compensation Risk. We mitigate compensation risk by providing a compensation package that focuses on both short- and long-term goals and requiring a substantial stock ownership commitment, which encourage our executives to focus on the Company’s success both during the immediate fiscal year and for the future.

For more information about our compensation practices and philosophy, see the section entitled “Compensation Discussion and Analysis” beginning on page 52.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement pursuant to the compensation disclosure rules of the SEC. This vote gives stockholders the opportunity to express their views on the named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executive officers and our philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that AAG’s stockholders approve, on a non-binding, advisory basis, the compensation of AAG’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC in the Compensation Discussion and Analysis section, the compensation tables, narrative discussion and any related material disclosed in this Proxy Statement for the Annual Meeting.”

The say-on-pay vote is advisory, and therefore not binding on us, our Compensation Committee or the Board. However, the Board and Compensation Committee value the opinions of our stockholders and will consider the outcome of this advisory vote when making future decisions about executive compensation.

The Board unanimously recommends that the stockholders vote “FOR” the approval of executive compensation.

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PROPOSAL 4—ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (SAY-ON-PAY FREQUENCY)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to indicate how frequently they would like the Company to hold a non-binding, advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two or three years.

The Board has determined that holding a “say-on-pay” vote on executive compensation every year is the most appropriate alternative for the Company, and therefore recommends that you vote for a one-year interval for the advisory vote on executive compensation.

In formulating its recommendation, the Board considered that an advisory vote every year on executive compensation allows our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an advisory vote every year on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices.

The frequency vote on executive compensation is advisory and therefore not binding on the Company, the Compensation Committee or the Board. The Board and our Compensation Committee value the opinions of our stockholders and will consider the outcome of this advisory vote when determining how often the Company should submit to stockholders an advisory vote to approve the compensation of its named executive officers.

The Board unanimously recommends the approval of an advisory vote to approve executive compensation to be held every “ONE YEAR.”

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PROPOSAL 5—APPROVAL OF THE 2023 INCENTIVE AWARD PLAN

On March 22, 2023, the Board adopted, subject to stockholder approval, the American Airlines Group Inc. 2023 Incentive Award Plan (the “2023 Plan”). The 2023 Plan is intended to replace our 2013 Incentive Award Plan (the “2013 Plan”), which will, by its terms, expire in December 2023. Upon stockholder approval of the 2023 Plan, the 2023 Plan will become effective and will supersede and replace in its entirety the 2013 Plan, and no further awards will be granted under the 2013 Plan; however, the terms and conditions of the 2013 Plan will continue to govern any outstanding awards granted thereunder. If the 2023 Plan is not approved by our stockholders, it will not become effective, and we may continue to grant awards under the 2013 Plan until its expiration in December 2023, using the shares available for issuance thereunder.

Employees and consultants of the Company and its subsidiaries, as well as members of our Board, are eligible to receive awards under the 2023 Plan. The 2023 Plan provides for the grant of stock options, including incentive stock options (“ISOs”) and nonqualified stock options (“NSOs”), stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance bonus awards, performance stock units, other stock or cash-based awards, and dividend equivalents to eligible individuals.

The Board approved a share reserve under the 2023 Plan equal to 17,200,000 shares of our Common Stock. The 2023 Plan’s share reserve will be reduced by one share of Common Stock for every one share granted under the 2013 Plan after March 22, 2023 (the date of Board approval of the 2023 Plan) and prior to the effective date of the 2023 Plan.

In addition, as described below, if an award under the 2023 Plan or, after March 22, 2023, the 2013 Plan expires, lapses or is terminated, is converted into an award in respect of shares of another entity in connection with a spin-off or other similar event, exchanged or settled for cash, surrendered, repurchased, cancelled without having been fully exercised or forfeited, in any case, in a manner that results in us acquiring the underlying shares at a price not greater than the price paid by the participant for such shares or not issuing the underlying shares, such unused shares subject to the award will be available for future grants under the 2023 Plan.

In designing the 2023 Plan, we sought to implement current compensation and governance best practices to ensure the 2023 Plan furthers our compensation plan objectives and supports long-term stockholder interests. Approval of the 2023 Plan will constitute approval pursuant to the stockholder approval requirements of Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), relating to ISOs.

Key Features of the 2023 Plan

•	No liberal share counting. The 2023 Plan prohibits the reuse of shares withheld or delivered to satisfy the exercise price of a stock option or to satisfy tax withholding requirements.

•

No repricing of awards without stockholder approval. Under the 2023 Plan, awards may not be repriced without stockholder approval if the effect would be to reduce the exercise price for the shares underlying the award.

•

No evergreen feature; stockholder approval required for share reserve increases. The 2023 Plan does not provide for an annual increase in the share reserve, and the 2023 Plan may not be amended to increase the share reserve without stockholder approval.

•	Minimum vesting requirements. Subject to limited exceptions, no awards granted under the 2023 Plan may vest until the first anniversary of the date of grant.

•	No payment of dividends on unvested awards. Under the 2023 Plan, no dividends or dividend equivalents in respect of shares underlying an unvested award may be paid until the award vests.

•	All awards are subject to clawback. All awards granted under the 2023 Plan are subject to our clawback policy.

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Background on Share Request

In its determination to approve the 2023 Plan, our Board reviewed with Korn Ferry, the Compensation Committee’s compensation consultant, an analysis of our historical share usage, certain burn rate metrics and the anticipated costs of the 2023 Plan. Specifically, our Board considered the following:

•	In determining the reasonableness of the 2023 Plan share reserve, our Board considered our historic burn rate, described below under “Key Equity Metrics.”

•	We expect the share authorization under the 2023 Plan to provide us with enough shares for awards for approximately two to three years, assuming we continue to grant awards consistent with our current practices and historical usage. We cannot predict our future equity grant practices, the future price of our shares or future hiring activity with any degree of certainty at this time, and the share reserve under the 2023 Plan could last for a shorter or longer period of time.

•	An institutional shareholder advisory firm’s analysis, which is based on generally accepted evaluation methodologies, concluded that the number of shares under the 2023 Plan is well within generally accepted standards as measured by an analysis of the plan cost relative to industry standards.

In light of the factors described above, and that the ability to continue to grant equity compensation is vital to our ability to continue to attract and retain employees in the competitive labor markets in which we compete, our Board has determined that the size of the share reserve under the 2023 Plan is reasonable and appropriate at this time.

Key Equity Metrics

On March 22, 2023, the date the 2023 Plan was adopted by the Board, the Company had an aggregate of 652,817,674 shares of Common Stock outstanding and a total of approximately 16,111,017 shares of Common Stock reserved for issuance and available for future grants under the 2013 Plan. As of March 22, 2023, there were approximately 10,473,272 RSUs outstanding under the 2013 Plan, 9,612,834 of which were subject solely to time-based vesting conditions, and 860,438 of which were subject to performance-based vesting conditions (with performance-based awards counted assuming “max” performance).

The following table provides information regarding the grant of equity awards over the past three completed fiscal years and which we considered in setting the number of shares available for issuance under the 2023 Plan:

Fiscal Year	Time-Based Vesting RSUs Granted	Performance- Based Vesting RSUs Granted(1)	Actual Performance- Based Vesting RSUs Earned(2)	Total Granted(3)	Weighted Average # of Shares	Burn Rate(4)

2020	5,401,755	481,661	168,169	5,569,924	483,888,366	1.15%

2021	5,525,006	-	-	5,525,006	644,015,420	0.86%

2022	5,451,595	430,219	-	5,451,595	650,344,628	0.84%

Average Three-Year Burn Rate (2020-2022)						0.95%

(1)	Reflects target number of performance-vesting RSUs granted in applicable fiscal year.

(2)	Reflects the performance-vesting RSUs for which the performance criteria was certified as attained and earned during such fiscal year, as follows:

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Performance-Based Vesting RSUs	Number of Performance-Based Vesting RSUs at Target	Number of Performance-Based Vesting RSUs at Max

Unearned and Outstanding as of December 31, 2019	981,707	1,963,414

Granted during fiscal 2020	481,661	963,322

Earned during fiscal 2020	(168,169)	(168,169)

Forfeited during fiscal 2020	(130,528)	(429,225)

Unearned and Outstanding as of December 31, 2020	1,164,671	2,329,342

Granted during fiscal 2021	—	—

Earned during fiscal 2021	—	—

Forfeited during fiscal 2021	(277,259)	(554,518)

Unearned and Outstanding as of December 31, 2021	887,412	1,774,824

Granted during fiscal 2022	430,219	860,438
Earned during fiscal 2022	—	—

Forfeited during fiscal 2022	(456,362)	(912,724)

Unearned and Outstanding as of December 31, 2022	861,269	1,722,538

(3)

Total number of shares granted in a particular fiscal year includes all time-vesting RSUs and performance-vesting RSUs for which the performance criteria was certified as attained and earned during such fiscal year.

(4)

The “Burn Rate” measures how quickly we use shares and is calculated by dividing (a) the number of shares subject to equity awards granted during the applicable fiscal year (excluding performance-based vesting RSUs granted in the applicable fiscal year, but including performance-based vesting RSUs that are earned during the applicable year) by (b) the weighted average number of shares of our Common Stock outstanding during the applicable fiscal year.

Summary of 2023 Plan

A summary of the principal provisions of the 2023 Plan is set forth below. The summary is qualified by reference to the full text of the 2023 Plan, which is attached as Appendix A to this Proxy Statement.

Administration

The Compensation Committee (or, with respect to awards to non-employee directors, our Board) (together, the “administrator”) is charged with the general administration of the 2023 Plan. The 2023 Plan provides that, subject to certain limitations, our Board and the Compensation Committee may from time to time delegate its authority to grant awards to a committee consisting of one or more members of our Board or the Compensation Committee or one or more of our officers. Subject to the terms and conditions of the 2023 Plan, the administrator will have the authority to select the persons to whom awards are to be made; to determine the type of awards to be granted, the number of shares to be subject to awards and the terms and conditions of awards; to determine when awards can be settled in cash, shares, or other property or whether an award may be cancelled, forfeited or surrendered; to accelerate vesting or lapse restrictions; and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2023 Plan. The administrator will also be authorized to adopt, amend or repeal rules relating to the administration of the 2023 Plan.

Eligibility

Persons eligible to participate in the 2023 Plan include all members of the Board (currently comprised of 14 non-employee directors) and approximately 140,000 employees of the Company and its subsidiaries, in each case, as determined by the administrator of the 2023 Plan. Only employees may be granted ISOs under the 2023 Plan. Consultants are not eligible to receive equity awards under the Company’s existing grant guidelines.

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Shares Available and Limitations on Awards

If our stockholders approve the 2023 Plan, the number of shares available for issuance under the 2023 Plan will be equal to 17,200,000 shares of our Common Stock. The 2023 Plan’s share reserve will be reduced by one share of Common Stock for every one share granted under the 2013 Plan after March 22, 2023 and prior to the effective date of the 2023 Plan. The maximum number of shares that may be issued under the 2023 Plan upon the exercise of ISOs is 17,200,000.

In addition, if all or any part of an award under the 2023 Plan or, after March 22, 2023, the 2013 Plan expires, lapses or is terminated, converted into an award in respect of shares of another entity in connection with a spin-off or other similar event, exchanged or settled for cash, surrendered, repurchased, cancelled without having been fully exercised or forfeited, in any case, in a manner that results in us acquiring the underlying shares at a price not greater than the price paid by the participant for such shares or not issuing the underlying shares, such unused shares subject to the award at such time will be available for future grants under the 2023 Plan. In addition, the following items will not be counted against the shares available for issuance under the 2023 Plan: (i) the payment of dividend equivalents in cash in conjunction with any outstanding awards; (ii) any awards that are settled in cash rather than by issuance of shares and (iii) shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by us or any of our subsidiaries, except shares acquired upon the exercise of ISOs will count against the maximum number of shares that may be issued under the 2023 Plan pursuant to the exercise of ISOs.

The following types of shares will not be added back to the shares available for issuance under the 2023 Plan: (i) shares tendered by a participant or withheld by us in payment of the exercise price of an option; (ii) shares tendered by a participant or withheld to satisfy any tax withholding obligation with respect to an award; (iii) shares subject to a SAR that are not issued in connection with the stock settlement of the SAR on exercise; and (iv) shares purchased on the open market with the cash proceeds from the exercise of options.

No awards granted under the 2023 Plan may vest earlier than one year measured from the date of grant, or, with respect to any such award subject to performance-based vesting, based on an applicable performance period that is shorter than one year, provided that an award may provide for the accelerated vesting, exercisability and/or payment (as applicable) of an award upon a participant’s termination of service or in connection with a change in control of the Company. However, up to an aggregate of 5% of the number of shares reserved for issuance under the 2023 Plan may be granted without regard to the foregoing minimum vesting requirement. For purposes of awards to non-employee directors, a vesting period shall be deemed to be one year if it runs from the date of one annual meeting of the Company’s stockholders to the next annual meeting of the Company’s stockholders, so long as the period between such meetings is not less than 50 weeks.

In addition, under the 2023 Plan, the sum of the grant date fair value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718) of all equity-based awards and the maximum amount that may become payable pursuant to all cash-based awards that may be granted to a director as compensation for services as a non-employee director during any calendar year may not exceed $1,500,000.

As of March 22, 2023, the closing price of a share of our Common Stock on Nasdaq was $13.82.

Awards

The 2023 Plan provides that the administrator may grant or issue stock options, SARs, restricted stock, RSUs, performance bonus awards, performance stock units, other stock or cash-based awards, dividend equivalents or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

•	Nonqualified Stock Options will provide for the right to purchase shares of our Common Stock at a specified price which may not be less than fair market value on the date of grant, and usually will become exercisable (at the discretion of the administrator) in one or more installments after the grant date, subject to the participant’s continued employment or service with us and/or subject to the satisfaction of corporate performance targets and individual performance targets established by the administrator. NSOs may be granted for any term specified by the administrator that does not exceed ten years.

•	Incentive Stock Options will be designed in a manner intended to comply with the provisions of Section 422 of the Code and will be subject to specified restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of a share of common stock on the date of grant, may only be granted to employees, and must not be exercisable after a period of ten years measured from the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined

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voting power of all classes of our capital stock, the 2023 Plan provides that the exercise price must be at least 110% of the fair market value of a share of our Common Stock on the date of grant and the ISO must not be exercisable after a period of five years measured from the date of grant.

•	Restricted Stock may be granted to any eligible individual and made subject to such restrictions as may be determined by the administrator. Restricted stock typically may be forfeited for no consideration or repurchased by us at the original purchase price if the conditions or restrictions on vesting are not met. In general, restricted stock may not be sold or otherwise transferred until restrictions are removed or expire. Holders of restricted stock, unlike recipients of options, will have voting rights and will have the right to receive dividends, if any, prior to the time when the restrictions lapse, however, dividends will not be paid until the restrictions are removed and the vesting conditions are met.

•	Restricted Stock Units may be awarded to any eligible individual, typically without payment of consideration, but subject to vesting conditions based on continued employment or service or on performance criteria established by the administrator. Like restricted stock, RSUs may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, stock underlying RSUs will not be issued until the RSUs have vested, and recipients of RSUs generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

•	Stock Appreciation Rights may be granted in connection with stock options or other awards, or separately. SARs granted in connection with stock options or other awards typically will provide for payments to the holder based upon increases in the price of our Common Stock over a set exercise price. The exercise price of any SAR granted under the 2023 Plan must be at least 100% of the fair market value of a share of our Common Stock on the date of grant. SARs under the 2023 Plan will be settled in cash or shares of our Common Stock, or in a combination of both, at the election of the administrator.

•	Performance Bonus Awards and Performance Stock Units are denominated in cash or share/unit equivalents, respectively, and may be linked to one or more performance or other criteria as determined by the administrator.

•	Other Stock or Cash Based Awards are awards of cash, fully vested shares of our Common Stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of our Common Stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. The administrator will determine the terms and conditions of other stock or cash based awards, which may include vesting conditions based on continued service, performance and/or other conditions.

•	Dividend Equivalents represent the right to receive the equivalent value of dividends paid on shares of our Common Stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are converted to cash or shares by such formula and such time as determined by the administrator. In addition, dividend equivalents with respect to an award subject to vesting will either (i) to the extent permitted by applicable law, not be paid or credited or (ii) be accumulated and subject to vesting to the same extent as the related award.

Any award may be granted as a performance award, meaning that the award will be subject to vesting and/or payment based on the attainment of specified performance goals.

Prohibition on Repricing

Except in connection with a corporate transaction involving the Company, the terms of outstanding awards may not be amended without the approval of our stockholders to (i) reduce the exercise price per share of outstanding options or SARs or (ii) cancel outstanding options or SARs in exchange for cash or other awards when the exercise price of such option or SAR exceeds the fair market value of the underlying shares.

Awards Subject to Clawback

All awards (including any proceeds, gains or other economic benefit actually or constructively received by a participant) granted under the 2023 Plan will be subject to our clawback policy.

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Adjustment Upon Certain Events

The administrator has broad discretion to take action under the 2023 Plan, as well as to make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our Common Stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations, change in control events, and other corporate transactions. Notwithstanding the foregoing, in the event of a change in control, the administrator may take any action with respect to outstanding awards as it deems appropriate, consistent with applicable provisions of the Code and applicable federal or state securities laws. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the administrator will make equitable adjustments to the 2023 Plan and outstanding awards.

Foreign Participants, Transferability and Participant Payments

The administrator may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures to address differences in laws, rules, regulations or customs of such foreign jurisdictions. Except as the administrator may determine or provide in an award agreement, awards under the 2023 Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding obligations arising in connection with awards under the 2023 Plan, and exercise price obligations arising in connection with the exercise of stock options under the 2023 Plan, the administrator may, in its discretion, accept cash, wire transfer or check, shares of our Common Stock that meet specified conditions, a promissory note, a “market sell order,” such other consideration as the administrator deems suitable, or any combination of the foregoing.

Plan Amendment and Termination

The administrator may amend, suspend or terminate the 2023 Plan at any time. However, we must generally obtain stockholder approval to the extent required by applicable law, rule or regulation (including any applicable stock exchange rule), and generally no amendment may materially and adversely affect any outstanding award without the affected participant’s consent.

No ISOs may be granted pursuant to the 2023 Plan after the tenth anniversary of the effective date of the 2023 Plan. Any award that is outstanding on the termination date of the 2023 Plan will remain in force according to the terms of the 2023 Plan and the applicable award agreement.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the 2023 Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

•	Nonqualified Stock Options. If a participant is granted an NSO under the 2023 Plan, the participant should not have taxable income on the grant of the option. Generally, the participant should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The participant’s basis in the Common Stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our Common Stock on the date the participant exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes ordinary income.

•	Incentive Stock Options. A participant should not recognize taxable income upon grant or exercise of an ISO. However, the excess of the fair market value of the shares of our Common Stock received upon exercise over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the fair market value of the shares at the time of exercise over the exercise price (or if less, the amount realized in the disposition

2023 Proxy Statement |	29

over the exercise price), with any remaining gain or loss being treated as capital gain or capital loss. We or our subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

•	Other Awards. The current federal income tax consequences of other awards authorized under the 2023 Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Code Section 83(b) election, in which case ordinary income is recognized on the date of grant in an amount equal to the excess of the fair market value of the shares on the date of grant over the price paid, if any); restricted stock units, dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes ordinary income.

•	Limitation on the Employer’s Compensation Deduction. Section 162(m) of the Code limits the deduction certain employers may take for otherwise deductible compensation payable to certain executive officers of the employer to the extent the compensation paid to such an officer for the year exceeds $1 million.

•	Section 409A of the Code. Certain types of awards under the 2023 Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the 2023 Plan and awards granted under the 2023 Plan are generally intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code.

New Plan Benefits

Other than with respect to annual grants of RSUs to our non-employee directors that will be made on the date of the Annual Meeting (reflected in the table below), all future awards under the 2023 Plan (assuming it is approved by stockholders) are subject to the discretion of the administrator and are not currently determinable, and therefore it is not possible to determine the benefits that will be received in the future by other participants in the 2023 Plan.

Name and Position	Dollar Value ($)		Number of Shares (#)

Named Executive Officers

Robert Isom, Chief Executive Officer and Director	-		-

Doug Parker, Chairman of the Board	-		-

Derek Kerr, Vice Chair, President of American Eagle and Strategic Advisor	-		-

Steve Johnson, Executive Vice President	-		-

David Seymour, Executive Vice President and Chief Operating Officer	-		-

Maya Leibman, Former Executive Vice President and Chief Information Officer	-		-

All current executive officers as a group	-		-

All current directors who are not executive officers as a group	2,000,000	(1)		(2)

All employees who are not executive officers as a group	-		-

(1)

Each non-employee director serving on our Board will be awarded RSUs on the date of our Annual Meeting having a value on the date of grant equal to $150,000 (based on the per share closing price of our Common Stock on the date of the Annual Meeting). In addition, the Board has approved for Mr. Smith’s service as Independent Chairman an additional annual RSU grant with a grant date fair value of $200,000.

(2)

The aggregate number of RSUs to be granted to non-employee directors is not included in the table above because the number of shares subject to their awards will depend on the per share closing price of our Common Stock on the date of the Annual Meeting.

30	2023 Proxy Statement |

To be approved, this proposal must receive a “For” vote from the holders of a majority of the shares of our Common Stock which are present or represented by proxy and entitled to vote on the proposal. Abstentions will have the same effect as an “Against” vote for purposes of determining whether this matter has been approved. Broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

The Board unanimously recommends that the stockholders vote “FOR” the approval of the 2023 Incentive Award Plan.

2023 Proxy Statement |	31

PROPOSAL 6—ADVISORY VOTE ON A STOCKHOLDER PROPOSAL

A stockholder has informed the Company that he intends to present the proposal set forth below at our Annual Meeting. The name and address of the stockholder and the number of the Company’s securities that the stockholder owns will be provided to stockholders promptly upon request. If the stockholder (or his “qualified representative”) is present at the Annual Meeting and properly submits the proposal for a vote, then the stockholder proposal will be voted upon at the Annual Meeting. In accordance with federal securities laws, the stockholder proposal is presented below as submitted by the stockholder and is quoted verbatim. The Company disclaims all responsibility for the content of the proposal and the supporting statement, including other sources referenced in the supporting statement.

Stockholder Proposal

Proposal 6—Enable Bylaws to be Updated by Simple Majority Vote

Shareholders request that our board take each step necessary so that each voting requirement in our charter and bylaws (that is explicit or implicit due to default to state law) that calls for a greater than simple majority vote be replaced by a requirement for a majority of the votes cast for and against such proposals, or a simple majority in compliance with applicable laws to the fullest extent possible.

If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws. This includes any existing supermajority vote requirement that results from default to state law and can be subject to replacement. This proposal topic is particularly important because it was approved by 99% of American Airlines voting shares in 2022 as a management proposal.

This 2023 proposal includes that the Board take all the steps necessary at its discretion to help ensure that the topic of this proposal is approved by the required of 80% of all outstanding shares including a commitment to hire a proxy solicitor to conduct an intensive campaign, a commitment to adjourn the annual meeting to obtain the votes required if necessary and to take a 2- year process if applicable to obtain the necessary shareholder vote turnout to adopt this proposal topic. This proposal does not restrict the Board from using a means to obtain the necessary vote that is not mentioned in this proposal.

For instance PPG Industries, Inc. (PPG) adjourned its annual meeting for weeks to obtain the necessary votes on this proposal topic in 2022 and Raytheon Technologies Corporation (RTX) announced a 2- year process to obtain shareholder approval of this proposal topic in its 2022 proxy.

This proposal includes that the Board make an EDGAR filing approximately 10- days before the annual meeting urging shareholders to vote in favor of a binding simple majority vote proposal like this proposal. Also to explain all the efforts the board has taken or will take to obtain the necessary vote and all the available efforts that the Board has not taken with an explanation for each available effort not taken.

Extraordinary measures need to be taken to adopt this proposal topic because it won 99% approval from the shares that voted in 2022. However not enough shareholders cast ballots in 2022 to obtain shareholder approval for this proposal topic. American Airlines directors were negligent in not taking effective means to increase the alarmingly low American Airlines shareholder voting turnout. Ms. Susan Kronick, Chair of the American Airlines governance committee, is responsibility for this alarmingly low American Airlines shareholder voting turnout.

32	2023 Proxy Statement |

With simple majority vote it will be less difficult to adopt improvements to the governance of American Airlines. The principle of a simple majority vote to update the bylaws is a win for shareholders, the Board and management.

Please vote yes:

Enable Bylaws to be Updated by Simple Majority Vote—Proposal 6

The Board’s Statement in Support

The Board has considered this proposal and agrees that the removal of the supermajority provisions in our Bylaws and Certificate of Incorporation is in the best interests of the Company and our stockholders. Therefore, the Board recommends a vote FOR this proposal, but such recommendation is subject to several clarifications provided below.

Our Bylaws contain only one supermajority voting provision, which requires the vote of the holders of at least 80% of the voting power of the shares outstanding in order for our stockholders to amend our Bylaws. Our Certificate of Incorporation contains only two supermajority voting provisions: (i) Article X, which requires the vote of the holders of at least 80% of the voting power of the shares outstanding in order for our stockholders to amend our Bylaws (the “Bylaw Provision”), and (ii) Article XIII, which requires the vote of the holders of at least two-thirds of the voting power of the shares outstanding in order for our stockholders to amend certain provisions of our Certificate of Incorporation (including, among other things, provisions related to the size and terms of our Board, vacancies on the Board, stockholder consents, special meetings of stockholders and the requirements to amend the Certificate of Incorporation) (the “Certificate of Incorporation Provision” and, together with the Bylaw Provision, the “Supermajority Voting Provisions”).

The Board cannot remove the Supermajority Voting Provisions from our Certificate of Incorporation without a vote of the stockholders. For this reason, for our 2022 Annual Meeting, the Board approved and unanimously recommended that our stockholders approve two proposals to amend the Certificate of Incorporation in order to eliminate the Supermajority Voting Provisions from our Certificate of Incorporation (collectively, the “Proposed Amendments”). Had the Proposed Amendments passed, the Board would have amended the Bylaws to remove the one supermajority provision.

In advance of the 2022 Annual Meeting, we engaged a proxy solicitor and worked diligently with them to encourage our stockholders to vote in favor of the Proposed Amendments. Unfortunately, despite the Board’s unequivocal support and solicitation efforts, the Proposed Amendments failed to obtain the necessary support by our stockholders.

We believe the primary reason the Proposed Amendments did not pass was due to the large number of our shares held by individual stockholders at the record date of the 2022 annual meeting. We believe that individual stockholders who purchase securities for their own personal accounts often do not direct the voting of their shares regardless of the solicitation efforts undertaken.

These stockholders typically return a significantly lower proportion of their proxies than the Company’s institutional stockholder base. The costs to solicit votes from these stockholders, each of whom typically holds a small number of shares, are significant.

While the Board recommends a vote in favor of this proposal, we strongly disagree with the opinions expressed in the proposal’s supporting statement, and in particular the proponent’s mischaracterization of our directors and their efforts to pass the Proposed Amendments at our 2022 Annual Meeting.

Subject to stockholders’ approval of this proposal at our 2023 Annual Meeting, at the 2024 Annual Meeting, we will once again propose amendments to our Certificate of Incorporation to eliminate the Supermajority Voting Provisions and enact the Proposed Amendments. In advance of the 2024 Annual Meeting, we will engage in solicitation efforts designed to encourage stockholder voting in support for the Proposed Amendments.

We believe these proposed efforts are consistent with the Board’s longstanding commitment to effective corporate governance best practices that create long-term value for our stockholders.

For these reasons, the Board of Directors unanimously urges stockholders to vote “FOR” the stockholder proposal.

2023 Proxy Statement |	33

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our Common Stock as of March 13, 2023, by (1) each of our directors and nominees for director, (2) each of the individuals named in the section entitled “Executive Compensation—Summary Compensation Table” beginning on page 63 and (3) all of our directors and executive officers as a group, based in each case on information furnished to us by these persons. We believe that each of the named individuals and each director and executive officer included in the group has sole voting and investment power with regard to the shares shown, except that certain individuals may share voting and investment power with their spouses and except as otherwise noted.

	AAG Common Stock Beneficially Owned(1)
Name of Beneficial Owner and Relationship to Company	Amount and Nature of Beneficial Ownership		Percent of Class

Robert Isom Chief Executive Officer and Director	861,194	(2)	*

Derek Kerr Vice Chair, President of American Eagle and Strategic Advisor	609,325	(3)	*

Steve Johnson Executive Vice President	717,653	(4)	*

Maya Leibman Former Executive Vice President and Chief Information Officer	339,828	(5)	*

David Seymour Executive Vice President and Chief Operating Officer	106,948	(6)	*

Jim Albaugh Director	60,480	(7)	*

Jeff Benjamin Director	101,358	(8)	*

Adriane Brown Director	17,951	(9)	*

John Cahill Director	176,358	(10)	*

Mike Embler Director	59,358	(11)	*

Matt Hart Director	65,964	(12)	*

Sue Kronick Director	42,123	(13)	*

Marty Nesbitt Director	42,123	(14)	*

Denise O’Leary Director	117,412	(15)	*

Doug Parker Chairman	2,394,768	(16)	*

Vicente Reynal Director	8,548	(17)	*

Ray Robinson Director	54,500	(18)	*

34	2023 Proxy Statement |

	AAG Common Stock Beneficially Owned(1)
Name of Beneficial Owner and Relationship to Company	Amount and Nature of Beneficial Ownership		Percent of Class

Greg Smith Director	12,687	(19)	*

Doug Steenland Director	23,226	(20)	*

All directors and executive officers as a group (20 persons)	5,082,675	(21)	*

*	Represents less than 1% of the outstanding shares of our Common Stock.

(1)

Beneficial ownership as reported in the table has been determined in accordance with SEC rules and regulations and includes RSUs that vest within 60 days of March 13, 2023. Pursuant to SEC rules and regulations, all shares not currently outstanding that are subject to RSUs that vest within 60 days of March 13, 2023, are deemed to be outstanding for the purpose of computing “Percent of Class” held by the holder of the class but are not deemed to be outstanding for the purpose of computing the “Percent of Class” held by any other stockholder.

(2)	Includes 861,194 shares held directly. Excludes 176,148 unvested RSUs that will not vest within 60 days of March 13, 2023.

(3)	Includes 609,325 shares held directly. Excludes 123,511 unvested RSUs that will not vest within 60 days of March 13, 2023.

(4)	Includes 717,653 shares held directly. Excludes 127,049 unvested RSUs that will not vest within 60 days of March 13, 2023.

(5)	Includes 338,990 shares held directly and 838 shares held indirectly for the benefit of Ms. Leibman’s spouse. Excludes 124,951 unvested RSUs that will not vest within 60 days of March 13, 2023.

(6)	Includes 106,948 shares held directly. Excludes 284,626 unvested RSUs that will not vest within 60 days of March 13, 2023.

(7)	Includes 51,193 shares held directly and 9,287 shares underlying unvested RSUs that vest within 60 days of March 13, 2023.

(8)

Includes 42,071 shares held directly, 50,000 shares held indirectly for the benefit of the Jeffrey Benjamin 2009 Family Trust and 9,287 shares underlying unvested RSUs that vest within 60 days of March 13, 2023.

(9)	Includes 8,664 shares held directly and 9,287 shares underlying unvested RSUs that vest within 60 days of March 13, 2023.

(10)

Includes 6,289 shares held directly, 131,080 shares held indirectly for the benefit of the John Tobin Cahill Revocable Trust, 25,552 shares held indirectly for the benefit of the Ladson Court Trust V, 4,150 shares held indirectly for the benefit of the John Tobin Cahill AAL 2021 GRAT 2 and 9,287 shares underlying unvested RSUs that vest within 60 days of March 13, 2023.

(11)	Includes 50,071 shares held directly and 9,287 shares underlying unvested RSUs that vest within 60 days of March 13, 2023.

(12)	Includes 56,677 shares held directly and 9,287 shares underlying unvested RSUs that vest within 60 days of March 13, 2023.

(13)	Includes 32,836 shares held directly and 9,287 shares underlying unvested RSUs that vest within 60 days of March 13, 2023.

(14)	Includes 32,836 shares held directly and 9,287 shares underlying unvested RSUs that vest within 60 days of March 13, 2023.

(15)	Includes 108,125 shares held directly and 9,287 shares underlying unvested RSUs that vest within 60 days of March 13, 2023.

(16)

Includes 2,209,010 shares held directly and 185,758 shares underlying unvested RSUs that vest within 60 days of March 13, 2023. Excludes 186,940 unvested RSUs that will not vest within 60 days of March 13, 2023.

(17)	Includes 8,548 shares underlying unvested RSUs that vest within 60 days of March 13, 2023.

(18)	Includes 45,213 shares held directly and 9,287 shares underlying unvested RSUs that vest within 60 days of March 13, 2023.

(19)	Includes 3,260 shares held directly, 140 shares held indirectly for the benefit of Mr. Smith’s Family Trusts and 9,287 shares underlying unvested RSUs that vest within 60 days of March 13, 2023.

(20)	Includes 13,939 shares held directly and 9,287 shares underlying unvested RSUs that vest within 60 days of March 13, 2023.

(21)

Includes 4,566,003 shares held directly, 50,000 shares held indirectly for the benefit of the Jeffrey Benjamin 2009 Family Trust, 131,080 shares held indirectly for the benefit of the John Tobin Cahill Revocable Trust, 25,552 shares held indirectly for the benefit of the Ladson Court Trust V, 4,150 shares held indirectly for the benefit of the John Tobin Cahill AAL 2021 GRAT 2, 140 shares held indirectly for the benefit of Mr. Smith’s Family Trusts and 305,750 shares underlying unvested RSUs that vest within 60 days of March 13, 2023, held by our directors as a group. Excludes 1,177,043 shares underlying unvested RSUs held by our executive officers and directors as a group that will not vest within 60 days of March 13, 2023.

2023 Proxy Statement |	35

The following table sets forth information regarding the beneficial ownership of our Common Stock as of March 13, 2023 for each person known to us to be the beneficial owner of more than 5% of our outstanding Common Stock.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	72,960,262	(a)	11.18%

PRIMECAP Management Company 177 E. Colorado Blvd., 11th Floor Pasadena, CA 91105	38,098,701	(b)	5.84%

Blackrock, Inc. 55 East 52nd Street New York, NY 10055	35,622,648	(c)	5.46%

(a)

The amount shown and the following information are derived solely from the Schedule 13G/A filed by The Vanguard Group on February 9, 2023. The Vanguard Group has shared voting power with respect to 598,848 of such shares, sole voting power with respect to no shares, sole dispositive power with respect to 71,079,650 of such shares and shared dispositive power with respect to 1,880,612 of such shares.

(b)

The amount shown and the following information are derived solely from the Schedule 13G/A filed by PRIMECAP Management Company on February 9, 2023. PRIMECAP Management Company has sole dispositive power with respect to all of such shares, sole voting power with respect to 37,354,706 of such shares and shared voting power with respect to no shares.

(c)

The amount shown and the following information are derived solely from the Schedule 13G/A filed by BlackRock, Inc. on February 9, 2023. BlackRock, Inc. has sole dispositive power with respect to all of such shares, sole voting power with respect to 33,888,729 of such shares and shared voting power with respect to no shares.

36	2023 Proxy Statement |

INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Governance Overview

Maintaining leading governance practices is and has been a long-standing priority, and we regularly assess and refine our corporate governance policies and procedures to take into account evolving best practices.

Our Board has adopted the Governance Guidelines to facilitate our mission and to establish general principles and policies by which the Board manages its affairs. The Governance Guidelines are reviewed periodically by the CGPRS Committee and are posted on our website at www.aa.com under the links “Investor Relations”—“Corporate Governance.”

Board Leadership and Structure—Separate Chairman and CEO Roles

Pursuant to our Bylaws, the Board is responsible for filling the positions of Chairman and Chief Executive Officer, with the persons they deem qualified, as well as for removing and replacing such persons as and when the Board may deem necessary or appropriate. The Board periodically reviews AAG’s leadership structure and may modify the structure as it deems appropriate, given the specific circumstances then facing the Company.

As a culmination of the Board’s CEO succession planning, in December 2021, we announced that Robert Isom would succeed Doug Parker as the CEO of the Company and be appointed as a director of AAG effective March 31, 2022. The Board determined that it was important to retain Mr. Parker in the role of Chairman of the Board in order to ensure a successful transition in leadership. In February 2023, we announced that Mr. Parker will retire from the Board on April 30, 2023. Also in February 2023, we announced the appointment of Greg Smith as the Company’s Independent Chairman effective April 30, 2023. By separating the roles of Chairman and CEO, our CEO is able to focus on executing on our strategy and operations, and our Board Chairman, who is an independent director, can devote his time and attention to matters of Board oversight and governance. John Cahill will continue to serve as the Lead Independent Director through the effective date of the election of Mr. Smith as our Independent Chairman.

Director Independence

The Governance Guidelines contain standards for determining director independence that meet or exceed the applicable rules of the SEC and Nasdaq listing standards. The Governance Guidelines define an “independent” director as one who:

•

is not an executive officer or employee of the Company or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director;

•	is not, and has not at any time during the past three years been, employed by the Company;

•

has not accepted, and does not have any spouse, parent, child or sibling, whether by blood, marriage or adoption, any person residing in such individual’s home, or any relative supported financially (each, a “Family Member”) who has accepted, any compensation from the Company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the determination of independence, other than (A) compensation for Board or committee service, (B) compensation paid to a Family Member who is an employee (other than an executive officer) of the Company, or (C) benefits under a tax-qualified retirement plan or non-discretionary compensation;

•	is not a Family Member of an individual who is, or at any time during the past three years was, employed by the Company as an executive officer;

•

is not, and does not have a Family Member who is, a partner in, or a controlling stockholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than (A) payments arising solely from investments in the Company’s securities and (B) payments under non-discretionary charitable contribution matching programs;

•

is not, and does not have a Family Member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company served on the compensation committee of such other entity;

2023 Proxy Statement |	37

•	is not, and does not have a Family Member who is, a current partner of the Company’s outside auditor, and was not, and does not have a Family Member who was, a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years; and

•	satisfies any additional requirements for independence promulgated from time to time by Nasdaq.

The Governance Guidelines also provide that the Board will consider all other relevant facts and circumstances, including issues that may arise as a result of any director compensation (whether direct or indirect), any charitable contributions we make to organizations with which a director is affiliated and any consulting arrangement between the Company and a director. The CGPRS Committee reports annually to the full Board on these matters.

Pursuant to the Governance Guidelines, the CGPRS Committee and the Board undertake an annual review of director independence. Based on the CGPRS Committee’s review in March 2023, the Board affirmatively determined that all of our directors are independent under the standards provided in the Governance Guidelines and under applicable Nasdaq listing standards, except for Mr. Parker, our Chairman until April 30, 2023, who previously served as our Chief Executive Officer, and Mr. Isom, who serves as our Chief Executive Officer.

The following types and categories of transactions, relationships and arrangements were considered by our Board in making its independence determinations in 2023. Excluded were ordinary course air transportation by corporations or other organizations where the director’s interest solely arises from such person’s position as a director or advisor to such other corporation or organization. All of the reviewed transactions and arrangements were entered into in the ordinary course of business and none of the business transactions, donations or grants involved an amount that exceeded the greater of 5% of the recipient entity’s revenues or $200,000.

Each of Mses. Kronick and O’Leary and Messrs. Benjamin and Steenland served during 2022 or continues to serve as a member on the board of directors or an advisory board of companies or entities that engage, or whose affiliates engage, in ordinary course commercial transactions with AAG involving goods or services other than air transportation. Additionally, Mr. Reynal’s brother is an executive of a company that engages in ordinary course commercial transactions with AAG involving goods or services other than air transportation. The Board has concluded that these transactions and arrangements do not impair the directors’ exercise of independent judgment in carrying out their responsibilities as directors.

The Board also considered Mr. Smith’s prior role as Chief Financial Officer of Boeing, which is one of our significant commercial partners. In light of the fact Mr. Smith retired from Boeing in July 2021 before his appointment as a director and has no continuing role with Boeing, our Board determined that this past relationship does not impair his exercise of independent judgment in carrying out his responsibilities as a director.

Board Diversity and Tenure

Our Board believes that diversity is an important aspect of an effective board. The CGPRS Committee seeks to recommend individuals to the Board with, among other things, a diversity of skills, experience, expertise and perspective appropriate for the business and operation of the Company. We recognize the benefits of racial and gender diversity in the boardroom, including better reflecting our diverse customer and employee base and the healthy debate that stems from different viewpoints that may result from diverse backgrounds. Accordingly, our Board is diverse in many ways, with differing geographic, business and racial backgrounds. Over 40% of our Board nominees are diverse based on gender or ethnicity.

We believe that fresh perspectives and new ideas are critical to a forward-looking and strategic Board. At the same time, given the extremely complex nature of our business, it is equally important to benefit from the valuable experience and institutional knowledge that longer-serving directors bring to the boardroom. In September 2022, Mr. Reynal joined our Board, bringing our total board size to 15. Mr. Reynal was identified to the Company by a third-party search firm. Previously, in January and March 2022, respectively, Mr. Smith and Mr. Isom joined our Board, and prior to that in October 2020 and February 2021, respectively, Mr. Steenland and Ms. Brown joined our Board and in November 2015, Ms. Kronick and Mr. Nesbitt joined our Board. Our remaining directors joined our Board in December 2013 at the effective date of the merger with US Airways. The Board strongly believes that the current mix of directors provides the Company with an appropriate balance of knowledge, experience and capability, allowing us to leverage deep company experience and knowledge in addition to new viewpoints and innovative ideas among newer directors. Out of our 12 Board nominees, seven have served on our Board for less than ten years and another five have been on our Board for less than five years.

38	2023 Proxy Statement |

Board Self-Evaluation

Our Governance Guidelines and CGPRS Committee charter provide that the CGPRS Committee must conduct a periodic assessment of the performance of the Board, including the committees, and provide the results to the full Board for discussion. The purpose of the review is to increase the effectiveness of the Board as a whole and of each of the committees. The assessment includes an evaluation of the Board and each committee’s contribution as a whole, of specific areas in which the Board, the applicable committee and/or management believe better contributions could be made and of the overall make-up and composition of the Board and its committees.

Board Meetings

The Board conducts its business through meetings of the full Board and committees of the Board. The Board regularly meets in executive session with only independent directors of the Board present. Each Director is expected to attend all meetings of the Board and of each committee of which the Director is a member and the Company’s annual meeting of stockholders, except where unusual circumstances arise. During 2022, the Board held 9 meetings, 4 of which included executive sessions comprised of only independent directors. In 2022, each incumbent director attended at least 75% of the aggregate number of meetings of the Board and of the committees on which he or she served.

Committees

The Board currently has four standing, principal committees: the Audit Committee, the Compensation Committee, the CGPRS Committee and the Finance Committee. The primary responsibilities, membership and meeting information for the committees of our Board during 2022 are summarized below. A copy of the charter of the Audit Committee, Compensation Committee and CGPRS Committee is available on our website at www.aa.com under the links “Investor Relations”—“Corporate Governance.”

2023 Proxy Statement |	39

Audit Committee

Members in 2022:

Matt Hart (Chair)

Adriane Brown

John Cahill

Mike Embler

Marty Nesbitt

Greg Smith

Meetings in 2022: 5

The Board has determined that each member is independent under SEC and Nasdaq rules and the Governance Guidelines. Each member is a “financial expert” under applicable SEC rules and has the financial management expertise required by Nasdaq listing standards.

Primary Responsibilities

•  Oversee the Company’s internal accounting function; report to the Board with respect to other auditing and accounting matters

•  Appoint or replace the independent auditor; oversee the work of the independent auditor for the purpose of preparing or issuing an audit report or related work, including determining the scope of annual audits and fees to be paid

•  Oversee the Company’s risk management policies that relate to the financial control environment, financial reporting and disclosure controls

•  Establish and maintain procedures for compliance with significant applicable legal, ethical and regulatory requirements and for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters

•  Review and approve all significant conflicts of interest and related party transactions in accordance with Company policies

•  Review cyber-security, data privacy and other risks relevant to the Company’s computerized information system controls and security

•  Pre-approve audit and permitted non-audit services provided by the independent auditor

Compensation Committee

Members in 2022:

Denise O’Leary (Chair)

Jim Albaugh

Jeff Benjamin

Sue Kronick

Doug Steenland

Meetings in 2022: 8

The Board has determined that each member is independent under Nasdaq rules and the Governance Guidelines and is a “non-employee director” as defined by Rule 16b-3 under the Exchange Act.

Primary Responsibilities

•  Review and approve the Company’s overall compensation strategy and policies, including performance goals for executive officers

•  Review the relationship between the Company’s compensation strategy and risk management policies

•  Together with the Board, oversee leadership succession planning

•  Evaluate the performance of the Company’s Chief Executive Officer and approve his compensation and other terms of employment

•  Evaluate the performance of and determine the compensation and other terms of employment of the other executive officers and other members of senior management

•  Administer the Company’s incentive and stock plans, including establishing guidelines, interpreting plan documents, selecting participants, approving grants and awards and making other decisions regarding the operation of such plans

•  Review the Company’s workforce diversity and inclusion

•  Review the compensation of the non-employee members of the Board and make recommendations regarding changes to the full Board

•  Retain outside advisors; directly retain and oversee its independent compensation consultant

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Corporate Governance, Public Responsibility and Safety Committee

Members in 2022:

Sue Kronick (Chair)

Jim Albaugh

Adriane Brown

John Cahill

Ray Robinson

Greg Smith

Meetings in 2022: 4

The Board has determined that each member is independent under Nasdaq rules and the Governance Guidelines.

Primary Responsibilities

•  Oversee all aspects of the Company’s corporate governance functions, including the procedures for compliance with significant applicable legal, ethical and regulatory requirements that impact corporate governance

•  Conduct an annual review of director independence and the performance of the Board, including the committees

•  Identify individuals qualified to become members of the Board and recommend director nominees

•  Periodically review and evaluate, with the Company’s management, the Company’s governance-related risks and risk management practices

•  Review and assess the Governance Guidelines and recommend any changes deemed appropriate to the Board

•  Oversee the stockholder engagement process and significant stockholder relations issues, including consideration of stockholder proposals

•  Oversee the Company’s policies, programs and practices with respect to operational safety and compliance, and matters affecting the safety of the Company’s customers and employees including security and public health

•  Oversee the Company’s ESG and sustainability efforts, including the risks and opportunities of climate change

•  Oversee the Company’s lobbying activities, major advocacy priorities, principal trade association memberships and political contributions, if any, and periodically review reports on the Company’s corporate political contributions and the processes and guidelines of the PAC

Finance Committee

Members in 2022:

Mike Embler (Chair)

Jeff Benjamin

Marty Nesbitt

Denise O’Leary

Ray Robinson

Doug Steenland

Meetings in 2022: 5

The Board has determined that each member is independent under Nasdaq rules and the Governance Guidelines.

Primary Responsibilities

•  Oversee the Company’s financial affairs and capital spending

•  Recommend to the Board financial policies and courses of action that will effectively accommodate the Company’s goals and operating strategies

•  Review, approve and/or recommend to the Board our annual budget and financing plans and other matters related to the Company’s financial and strategic planning

•  Oversee the Company’s financial risk management practices

Compensation Committee Process for Executive Compensation

The Compensation Committee charter gives the Compensation Committee the authority and responsibility to review and approve our overall compensation strategy and policies, including performance goals for executive officers. The Compensation Committee is responsible for reviewing and approving the compensation and other terms of employment of the Chief Executive Officer and for evaluating his performance. The Compensation Committee also evaluates, after receiving input from the Chief Executive Officer, the compensation and other terms of employment of the other executive officers, including in the case of internal promotions and new hires of executive officers. The Compensation Committee

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administers our incentive compensation, stock, bonus and other similar plans and programs; approves awards under those plans; reviews and, based upon the recommendation of the Chief Executive Officer, approves the adoption of, amendment to, or termination of executive compensation and benefit plans; and determines the general design and terms of, and may delegate authority to executive officers to administer, significant non-executive compensation and benefits plans. The Compensation Committee has delegated to an Equity Incentive Committee, consisting of the Chief Executive Officer, the authority to make equity grants to employees who are not executive officers within guidelines established by the Board or the Compensation Committee.

The Compensation Committee generally receives information from the Chief Executive Officer, the Chief People Officer, the Managing Director—Global Compensation and compensation consultants engaged by the Compensation Committee in connection with its determinations regarding executive compensation. The Compensation Committee has sole authority to retain and terminate any outside advisors, such as compensation consultants and legal counsel.

Since July 2019, the Compensation Committee has engaged Korn Ferry as its compensation consultant to assist in determining our executive compensation and reviewing and analyzing proposed compensation programs for our executive officers. After review and consultation with Korn Ferry, the Compensation Committee determined that Korn Ferry is independent and there is no conflict of interest resulting from retaining Korn Ferry pursuant to applicable SEC and Nasdaq rules.

Board Role in Risk Oversight

The Board is responsible for the oversight of the Company’s ongoing assessment and management of material risks impacting our business. The Board oversees the Company’s enterprise-wide approach to risk management, which is designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and to enhance stockholder value. A fundamental part of risk management is not only understanding the risks we face and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate. Management is responsible for establishing our business strategy, identifying and assessing the related risks and establishing appropriate risk management practices. The Board, either directly or through one or more of its committees, reviews our business strategy and management’s assessment of the related risks and discusses with management the appropriate level of risk. The Board relies on each Board committee to oversee management of specific risks related to that committee’s function. The CGPRS Committee periodically reviews the Company’s governance-related risk management practices, and with management’s assistance, the committee has developed and coordinated the Board’s current risk oversight program. The Board has not established a separate risk committee because the Board believes that the most significant risks we face are most properly directly overseen by the full Board or, in certain cases, the appropriate standing committee.

The Board oversees and reviews the management of our most significant strategic, financial and operations risks, the day-to-day operation of the airline and the interruption of airline service, revenue production, our information technology systems, business risks related to labor issues and costs. The management of the COVID-19 pandemic and our Board’s oversight of the management of that risk is a case in point. As we implemented our pandemic contingency plan, management regularly communicated with the Board and our Lead Independent Director. During the COVID-19 pandemic, we held frequent Board briefings devoted primarily to reviewing and discussing the planning for and management of the impact of COVID-19 on our team members, our customers and our business, the execution of our contingency plan and risk mitigation efforts, and decision making around the COVID-19 pandemic, our liquidity and federal government support under the CARES Act, PSP2 and PSP3.

The Audit Committee oversees our risk management policies that relate to the financial control environment, financial reporting and disclosure controls, data privacy and cyber-security risks and our procedures for compliance with significant applicable legal, ethical and regulatory requirements that impact our financial statements. The Audit Committee meets regularly with our internal auditors, independent auditors, Chief Executive Officer, Chief Financial Officer, Controller, Chief Legal Officer, Chief Ethics and Compliance Officer, Corporate Secretary, Chief Digital and Information Officer, Chief Information Security Officer, Chief Privacy Officer and the Company’s external advisors. The Audit Committee receives regular risk and internal controls assessment reports from the independent auditors and internal auditors. The Audit Committee also establishes and maintains procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. The Audit Committee also reviews data privacy, cyber-security and other risks relevant to the Company’s computerized information system controls and security.

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The CGPRS Committee oversees our governance-related risk management policies, programs and practices with respect to operational safety and compliance, environmental and climate change risks, and matters affecting the safety of our customers and employees, including security and public health. The CGPRS Committee assesses our obligations and risks and reviews the adequacy of our policies, programs and practices to meet those obligations and risks. The CGPRS Committee meets regularly with the Chief Operating Officer, the Vice President of Safety Systems, Efficiency and Compliance and other responsible officers to discuss and advise on developing safety risks and standards.

The Compensation Committee oversees compensation risk management by participating in the creation of, and approving, compensation structures that create incentives that encourage an appropriate level of risk-taking behavior consistent with our business strategy, as is further described in the section entitled “Risk Assessment with Respect to Compensation Practices” below. The Compensation Committee also works with the Chief Executive Officer and the Chief People Officer to oversee risks associated with the retention of our most senior executives.

The Finance Committee oversees financial risk by working with senior management to evaluate elements of credit risk, advising on financial strategy, capital structure and liquidity needs and reviewing our financial risk management policies and practices. Our Chief Executive Officer and Chief Financial Officer meet periodically with the Finance Committee to discuss and advise on elements of these risks.

Oversight of Sustainability and Related Matters

Our purpose is to care for people on life’s journey. Operating a sustainable business that has the ability to serve our stakeholders over the long-term is an important part of this purpose. We have long recognized the importance of environmental, social and governance issues and have developed an integrated and transparent approach to oversight, management, measurement and reporting of these issues.

We periodically conduct sustainability-focused materiality assessment processes, most recently in early 2023, that serve as the foundation of our analysis of areas of risk and opportunity. And, through ongoing engagement across our Company and with a broad range of external stakeholders, we validate and, as needed, refine our assessment based on the input we receive and changes in our operating environment. We also continually monitor trends, standards and practices relevant to our industry, and look to widely-adopted external reporting frameworks, including the Taskforce on Climate-related Financial Disclosures, as key indicators of stakeholder perspectives on the most significant environmental, social and governance risks and opportunities for our company.

In 2022, these activities affirmed our focus on the following priority issues:

•	Safety

•	Team member engagement, compensation and benefits

•	Diversity, equity and inclusion (“DEI”)

•	Customer satisfaction and operational performance

•	Climate change and fuel efficiency

Driving progress across all these issues is a key objective for American. Many of these issues are not new for our Company—indeed, a key reason American has thrived for more than 95 years is because we have long recognized the importance of these issues. At the same time, we recognize that the business landscape is evolving rapidly and that we must be ready to address new areas if and when they emerge. Over time we have worked to develop a more integrated approach to our management of key risks and opportunities. We will continue to seek stakeholder input while also closely monitoring emerging practices and trends.

Safety. The safety of our customers and team members is a top priority. Our approach to safety is guided by our Safety Management System, an organization-wide approach to identifying and managing risk. Our CGPRS Committee has primary responsibility for oversight of safety, and our Board reviews our safety performance at least quarterly.

Union relations and team member engagement, compensation and benefits and DEI. Our Compensation Committee has oversight responsibility for our human capital issues, including team member compensation and benefits and engagement, talent development and DEI. Our Board received updates on each of these topics at each quarterly Board meeting in 2022, and our full Board reviews union relations regularly in its meetings.

Climate change and fuel efficiency. Although our full Board continues to oversee our sustainability efforts, in 2020 we assigned primary responsibility for coordinating oversight of the Company’s sustainability strategy to the CGPRS

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Committee. Notably, the CGPRS Committee has oversight responsibility for the Company’s climate change strategy and in 2022 dedicated significant time to review the Company’s climate change risks and opportunities. We review our climate change strategy with our CGPRS Committee several times throughout the year. In 2022, we formally assigned responsibility for oversight of our climate change strategy at the management level to our Chief Executive Officer.

As we reported in our Annual Report on Form 10-K, we have established ambitious goals to achieve net zero greenhouse gas (“GHG”) emissions by 2050. We have also set an intermediate target to drive progress toward that goal. In April 2022, we received validation from the Science Based Targets initiative (“SBTi”) that our 2035 GHG reduction targets comply with the SBTi criteria. Our current strategy for reaching net zero emissions by 2050 is focused on running a more fuel-efficient operation, with more fuel-efficient aircraft, increasingly powered by lower-carbon fuel. Achieving our ambitious climate goals will require significant action and investments by governments, manufacturers and other stakeholders. We are committed to engaging with our stakeholders to seek to advance these initiatives, and we have dedicated resources to advance our progress.

Customer satisfaction and operational performance. We fly to more than 300 destinations in the United States and internationally, and we are committed to providing our customers with a world-class travel experience and running a reliable operation. We continued to rigorously measure and track our operational performance and customer satisfaction in 2022, efforts that led to further improvements in our operations and the services we provide. Our full Board reviews customer satisfaction and operational performance regularly in its meetings.

We are committed to providing regular and transparent information about our strategies and performance on the sustainability issues that are most important to our company and our stakeholders, and we have produced an annual report on these topics since 2007. In 2020, we began to align our reporting with the recommendations of the Task Force on Climate-related Financial Disclosures and the disclosure standards for the airline industry developed by the Sustainability Accounting Standards Board. We intend to continue providing our stakeholders with information on our sustainability performance annually. Our most recent such report is available at www.aa.com/esgreport but is not incorporated by reference into this Proxy Statement.

In 2022, the Company was included in the Dow Jones Sustainability North America Index for the second consecutive year. The recognition is a testament to the Company’s ongoing commitment to sustainability, including our efforts to transition to a low-carbon airline over time; advancing diversity, equity and inclusion; and providing regular and transparent ESG disclosures.

Codes of Ethics

Our employees, including our principal executive officer, principal financial officer, principal accounting officer, and our directors are governed by one of two codes of ethics of the Company (collectively, the “Codes of Ethics”). The Codes of Ethics require our employees and directors to conduct Company business in the highest legal and ethical manner. The Codes of Ethics meet the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K and the requirements of a code of business conduct and ethics under applicable Nasdaq listing standards. The full texts of the Codes of Ethics and further details regarding the scope of each of the Codes of Ethics are available on our website at www.aa.com under the links “Investor Relations”—“Corporate Governance.” We will also provide a copy of the Codes of Ethics to stockholders, free of charge, upon request to our Corporate Secretary. Any amendments to or waivers from the Codes of Ethics will be posted at this location on our website as required by applicable SEC and Nasdaq rules.

Public Policy Engagement and Political Participation

Engagement in the political, legislative and regulatory process is important to the success of the Company. Compliance and oversight of our public policy and political engagement is provided by our Executive Vice President and Chief Government Affairs Officer, who reports to the Chief Executive Officer. At the Board level, the CGPRS Committee is responsible for reviewing and assessing the Company’s public policy and political activities. In 2022, the CGPRS Committee recommended, and the Board adopted, revisions to the Company’s Statement on Public Policy Engagement and Political Participation, which is available at www.aa.com/esg, but is not incorporated by reference into this Proxy Statement. The Board reviews this Statement and the Company’s Human Rights Statement annually. This statement brings the Company’s practices and disclosures into closer alignment with best practices in this area. American’s score on the Center for Political Accountability Zicklin Index of Corporate Political Disclosure and Accountability in 2022 was 82.9, on a scale of zero to 100. The Zicklin Index benchmarks the political disclosure and accountability policies and practices of leading U.S. public companies. This score puts the Company in the First Tier of S&P 500 companies.

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We do not use corporate funds to contribute to candidates, political party committees or political action committees, including Super PACs and political committees organized under Section 527 of the Internal Revenue Code to promote the election or defeat of candidates for office. We do not use corporate funds to make independent political expenditures or electioneering communications. If the Company makes payments to other tax-exempt organizations, such as 501(c)(4)s, that the recipient may use for political purposes, we will publicly disclose those payments on our corporate website. On rare occasions, we may use corporate funds to support or oppose state and local ballot initiatives if we believe an initiative would materially affect our business or the transportation infrastructure in the communities we serve. If we make any such contribution, we will disclose the amount and recipient on our corporate website. We did not make any such contribution in 2022.

As part of our public policy engagement, we are members of several trade and industry associations, and we disclose on our corporate website a full list of the Company’s trade association memberships for which our fees exceed $25,000. We also disclose the non-deductible portion of the dues we pay our major trade associations.

For further information, please see our Statement on Public Policy Engagement and Political Participation, available on our website at www.aa.com under the links “About us”—“Corporate Governance.”

Risk Assessment with Respect to Compensation Practices

Management and the Compensation Committee, with the support of the compensation consultant, have reviewed the compensation policies and practices for our employees as they relate to our risk management and, based upon these reviews, we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us in the future.

Our basis for this conclusion includes that our compensation programs are designed to include the following features:

•	Formulaic annual and long-term incentive plan awards with maximum pay-out caps or guidelines instead of discretionary pay-out decisions.

•	Equity incentive awards are subject to performance or time-based vesting periods that are intended to incentivize long-term rather than short-term results.

•	Our incentive compensation plans include a set of pre-established goals and metrics that focus on areas of priority for the Company and may include financial, operational, Environmental, Social and Governance (“ESG”), total stockholder return (“TSR”) and/or the achievement of individual goals. The 2022 STIP includes financial goals (adjusted pre-tax income—50% weighting), customer operational goals (on-time departure and controllable completion factor—40% weighting) and ESG goals (diversity, equity and inclusion –10% weighting). In addition, the goals established in our executive compensation programs are not subject to adjustment without Compensation Committee approval.

•	All of our performance-based compensation programs are based on overall corporate performance, rather than the performance of any business unit or group.

•	The Company maintains a separate bonus program for an organization based on their performance; all of the participants are front-line employees, the number of participants and the payments under this program is small and capped. No executives participate in this program.

•	For a discussion of the principles underlying our compensation policies for our executive officers who are named in the “Executive Compensation—Summary Compensation Table,” see the section entitled “Compensation Discussion and Analysis” beginning on page 52.

Prohibition on Hedging and Pledging

Our insider trading policy prohibits the members of our Board, our executive officers, managing directors and director-level employees and our other employees with any with regular access to material non-public information, from hedging the economic risk of security ownership. This prohibition includes options trading on any of the stock exchanges or futures exchanges, as well as customized derivative or hedging transactions with third parties, such as zero-cost collars and forward sale contracts. In addition, the members of our Board and such employees are prohibited from pledging Company securities to secure margin or other loans.

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Annual Meeting Attendance

Our Governance Guidelines provide that each of our directors is expected to attend our Annual Meeting of stockholders, except where unusual circumstances arise. All of the directors who were on our Board at the time attended our 2022 annual meeting of stockholders.

Director Continuing Education

Non-employee directors are encouraged to attend seminars, conferences and other director education programs periodically. We reimburse the directors for the costs associated with these seminars and conferences, including related travel expenses. Management also conducts a comprehensive orientation process for new directors. In addition, directors receive continuing education through educational sessions at meetings and mailings between meetings.

Communications with the Board and Non-Management Directors

The Board has approved procedures to facilitate communications between the directors and employees, stockholders and other interested third parties. Pursuant to these procedures, a person who desires to contact the Board, a standing committee of the Board or a director may do so in writing to the following address:

American Airlines Group Inc.

The Board of Directors

MD8B503

1 Skyview Drive, Fort Worth, Texas 76155

We will review the communications with the directors, a standing committee of the Board or an officer, in each case depending on the facts and circumstances outlined in the communication. The CGPRS Committee also reviews with senior management the nature of the communications and our responses to them. Any communication relating to a stockholder nominee for a position on the Board or a stockholder proposal for business to be considered at any annual meeting of stockholders or included in any proxy statement will be sent to the Chair of the CGPRS Committee. Our Independent Chair or Lead Independent Director, as applicable, has been designated as the primary director representative for consultation and direct communication with our stockholders.

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DIRECTOR COMPENSATION

The table below provides information regarding compensation we paid to our non-employee directors in 2022. The compensation elements are described in the narrative following the table. Robert Isom, our Chief Executive Officer, and Doug Parker, our former Chief Executive Officer and retiring Chairman of the Board, are not included in the table because they are “named executive officers” for 2022 and their compensation, including, in the case of Mr. Parker, his compensation for his services as Chairman of the Board, is disclosed in the “Executive Compensation”—“Summary Compensation Table” beginning on page 63 of this Proxy Statement.

Name	Fees Earned or Paid in Cash ($)(a)	Stock Awards ($)(b)	All Other Compensation ($)(c)	Total ($)

Jim Albaugh	130,000	150,000	16,906	296,906

Jeff Benjamin	130,000	150,000	48,346	328,346

Adriane Brown	130,000	150,000	6,478	286,478

John Cahill	160,000	150,000	17,106	327,106

Mike Embler	150,000	150,000	23,864	323,864

Matt Hart	140,000	150,000	24,946	314,946

Sue Kronick	150,000	150,000	21,152	321,152

Marty Nesbitt	130,000	150,000	61,068	341,068

Denise O’Leary	150,000	150,000	14,896	314,896

Vicente Reynal(d)	31,868	113,014	8,974	153,856

Ray Robinson	130,000	150,000	25,044	305,044

Greg Smith(e)	130,000	208,356	34,280	372,636

Doug Steenland	130,000	150,000	14,978	294,978

(a)

The amounts represent the aggregate dollar amount of all fees the directors earned or were paid in 2022 for service as a director, including annual retainer, committee, chair, meeting and lead independent director fees.

(b)

The amounts represent the aggregate grant date fair value, as calculated in accordance with ASC Topic 718, of (i) 9,287 RSUs granted to each non-employee director shown in the table above serving on June 8, 2022 with a grant date fair value of $150,000, which will vest on the date of this annual meeting of stockholders, subject to the continued service of the director through the vesting date, (ii) 3,260 RSUs granted to Mr. Smith on January 18, 2022, in connection with his appointment to the Board, with a grant date fair value of $58,356, which vested on the date of the 2022 annual meeting of stockholders, and (iii) 8,548 RSUs granted to Mr. Reynal on September 6, 2022, in connection with his appointment to the Board, with a grant date fair value of $113,014, which will vest on the date of this annual meeting of stockholders, subject to the continued service through the vesting date. The grant date fair value, as calculated in accordance with ASC Topic 718, of time-based RSUs is equal to the number of shares underlying the RSUs, multiplied by the closing price of our Common Stock on the date of grant. As of December 31, 2022, each of our non-employee directors shown in the table above, other than Mr. Reynal, held 9,287 RSUs, and Mr. Reynal held 8,548 RSUs. No non-employee directors held any other outstanding equity awards.

(c)

The amounts include (i) the value of flight privileges received in 2022 and (ii) tax reimbursements that we paid to our directors in 2023 for flight privileges provided to them in 2022. Amounts also include the portion of the premiums paid by us on behalf of Mr. Hart and Ms. O’Leary for a life insurance policy under the America West Directors’ Charitable Contribution Program, which is described more fully below in the section entitled “Legacy Director Compensation Programs.” Each of these amounts are set forth in the table below. Flight privileges are valued based on the imputed taxable income to the director, which valuation is greater than the incremental cost to the Company.

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Name	Flight Privileges ($)	Tax Gross-Up on Flight Privileges ($)	Insurance Premiums ($)

Jim Albaugh	8,453	8,453	-

Jeff Benjamin	24,173	24,173	-

Adriane Brown	3,239	3,239	-

John Cahill	8,553	8,553	-

Mike Embler	11,932	11,932	-

Matt Hart	6,442	6,442	12,062

Sue Kronick	10,576	10,576	-

Marty Nesbitt	30,534	30,534	-

Denise O’Leary	5,465	5,465	3,966

Vicente Reynal	4,487	4,487	-

Ray Robinson	12,522	12,522	-

Greg Smith	17,140	17,140	-

Doug Steenland	7,489	7,489	-

(d)	Mr. Reynal was elected to the Board on September 6, 2022.

(e)	Mr. Smith was elected to the Board on January 18, 2022.

Director Compensation

The Compensation Committee will periodically review the overall compensation of our directors in consultation with the Board and, from time to time, the assistance of the Compensation Committee’s compensation consultant. The Compensation Committee has authority to retain and terminate any outside advisors, such as compensation consultants and legal counsel, and to determine their compensation.

Annual Retainers and Grants of RSUs. For 2022, the compensation for our non-employee directors included the following cash-based annual retainers:

•	an annual retainer of $100,000 for service on the Board;

•	an annual retainer of $15,000 for service on each of the Audit, Compensation, CGPRS or Finance Committees; and

•	an annual retainer of $25,000 for service as the Chair of the Audit Committee and an annual retainer of $20,000 for service as the Chair of each of the Compensation, CGPRS or Finance Committees.

On the date of the 2022 annual meeting of stockholders, each continuing non-employee director received a number of RSUs equal to $150,000 divided by the closing price of our Common Stock on the date of the annual meeting. In connection with his appointment to the Board on January 18, 2022, Mr. Smith received a pro-rated award of RSUs valued at approximately $58,356 divided by the closing price of our Common Stock on the grant date. In connection with his appointment to the Board on September 6, 2022, Mr. Reynal received a pro-rated award of RSUs valued at approximately $113,014 divided by the closing price of our Common Stock on the grant date. Each of the RSU awards granted to our non-employee directors will vest fully on the earlier of the first anniversary of the date of grant or the date of the next annual meeting of stockholders, subject to the continued service of the non-employee director through the vesting date.

In connection with the Board’s CEO succession planning, on June 8, 2022, the Board approved the retainer payable to Mr. Parker for his first year of service as non-employee Chairman of the Board, consisting of a quarterly cash retainer of $250,000, payable in arrears, and a grant of 185,758 RSUs that will vest in full upon the earlier of (i) the first anniversary of the date of grant or (ii) the Company’s annual meeting of stockholders in 2023, subject to Mr. Parker’s continued service to the Company through the vesting date or acceleration by the Board in accordance with the terms of the 2013 Plan. The Board determined that this grant was necessary to retain Mr. Parker in the role of Chairman of the Board in order to ensure a successful transition in leadership following the most challenging time in our industry’s history. Our non-employee director compensation program for 2022 was otherwise unchanged from 2021.

In February 2023, we announced the retirement of Mr. Parker from the Board on April 30, 2023 and election of Greg Smith as the Company’s Independent Chairman effective April 30, 2023. The Board has approved for Mr. Smith’s service as Independent Chairman an additional annual RSU grant with a grant date fair value of $200,000. Mr. Cahill also received an additional annual retainer of $30,000 for his service as Lead Independent Director through April 30, 2023.

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Other Compensation. As is customary in the airline industry, we provide our directors with flight benefits. During the period of time they serve on the Board, non-employee directors are entitled to complimentary personal air travel for the non-employee director and his or her immediate family members on American and American Eagle, 12 round-trip or 24 one-way passes for complimentary air travel for the non-employee director’s family and friends each year, as well as American Airlines Admirals Club® membership, and AAdvantage® ConciergeKeySM program status. Non-employee directors receive a tax gross-up for imputed taxable income related to these flight benefits. In addition, these travel benefits (except for the tax gross-up) will be provided (i) for a non-employee director’s lifetime if he or she has served as a director for seven or more years or has otherwise vested in such benefits by virtue of the merger with US Airways or service with a predecessor airline or (ii) for five years if he or she has served for less than seven but more than two years. Non-employee directors will also be reimbursed for all reasonable out-of-pocket expenses incurred in connection with attendance at meetings upon submission of receipts.

Some of our current directors are eligible to continue participation under certain legacy programs related to service for predecessor companies, as described below.

Legacy Director Compensation Programs

Following the closing of the merger with US Airways, the America West Directors’ Charitable Contribution Program (the “Charitable Contribution Program”), a legacy director compensation program, continues to be in effect. In 1994, America West established the Charitable Contribution Program under which all directors of America West were invited to participate. This program was discontinued for new directors following the merger between America West and US Airways in 2005. Under the Charitable Contribution Program, upon the death of a participant, America West (or its successor) is required to donate $1 million to one or more qualifying charitable organizations chosen by the participant. All participants serving as directors of America West at the time of the merger became vested in the Charitable Contribution Program, and the Charitable Contribution Program may not be terminated with respect to these individuals. During 2022, the directors who were participants in the Charitable Contribution Program were Messrs. Hart and Parker and Ms. O’Leary. The charitable contributions will be substantially funded by life insurance proceeds from policies maintained by us on the lives of the participants. Under the terms of the Charitable Contribution Program, America West was allowed to place joint life insurance on two directors. The life insurance policies currently in place under the Charitable Contribution Program are structured as joint policies on the lives of two directors and the insurance benefits are payable at the death of the last survivor. Individual directors derive no direct financial benefit from the Charitable Contribution Program because all insurance proceeds are to be paid by us, and all tax deductions for the charitable contributions accrue solely to us.

Stock Ownership Guidelines

We adopted stock ownership guidelines for our non-employee directors in January 2014. Non-employee directors are required to hold a number of shares of stock equal to the lesser of either (i) five times the director’s annual cash retainer or (ii) 15,000 shares of our Common Stock. Ownership is determined based on the combined value of the following director holdings: (a) shares owned outright or by immediate family members residing in the same household or in a trust for the benefit of the director or an immediate family member; (b) Common Stock, stock units or other stock equivalents obtained through the exercise of SARs/stock options or vesting of equity awards; (c) unvested equity awards granted under any equity and deferral plans; and (d) other stock or stock equivalent awards determined by the CGPRS Committee. Non-employee directors have five years from the later of: (i) the date the guidelines were adopted and (ii) the date the individual became a director to comply with the stock ownership guidelines. Under the stock ownership guidelines, until a non-employee director has reached the minimum ownership guideline, such director may not sell or otherwise dispose of the shares of Common Stock acquired upon the exercise, vesting or settlement of any equity awards except to the extent such sales do not cumulatively exceed 50% of such shares. Each of our directors with a compliance date before the date of this Proxy Statement owns shares that exceed the minimum stock ownership guidelines.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2022, the Company has not participated in, nor is there currently planned, any transaction or series of similar transactions with any of the Company’s directors, nominees, executive officers, holders of more than 5% of Common Stock or any member of such person’s immediate family that is required to be reported under Regulation S-K Item 404(a) of the rules of the SEC.

We have entered into indemnity agreements with our executive officers and directors that provide, among other things, that we will indemnify each such officer or director, under the circumstances and to the extent provided for in the indemnity agreements, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings in which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company.

Policies and Procedures for Review and Approval of Related Person Transactions

We believe that business decisions and actions taken by our officers, directors and employees should be based on the best interests of the Company, and must not be motivated by personal considerations or relationships. We attempt to analyze all transactions in which we participate and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable SEC rules and regulations. Related persons include any of our directors or executive officers, certain of our stockholders and immediate family members of any of the above persons. The Audit Committee is responsible for reviewing and approving all significant conflicts of interest and related party transactions in accordance with our company policies.

A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with the interests of the Company. Our Codes of Ethics require our employees, including our principal executive officer, principal financial officer, principal accounting officer and our directors who may have a potential or apparent conflict of interest to fully disclose all the relevant facts to either the Chair of the Audit Committee or the Chief Ethics and Compliance Officer, as applicable. Once the Chair of the Audit Committee or the Chief Ethics and Compliance Officer receives notice of a conflict of interest, they will report the relevant facts to our internal auditors. The internal auditors will then consult with the Audit Committee and a determination will be made as to whether the activity is permissible. The full texts of our Codes of Ethics are available on our website at www.aa.com under the links “About Us”—“Corporate Governance.”

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REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee has reviewed and discussed with our management our audited consolidated financial statements for the fiscal year ended December 31, 2022 (the “Audited Financial Statements”).

The Audit Committee has discussed with KPMG, our independent registered public accounting firm, the matters required to be discussed with the Audit Committee under the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission.

The Audit Committee has received the written disclosures and the letter from KPMG regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, has discussed with KPMG its independence and has considered the compatibility of the non-audit services provided by KPMG with respect to maintenance of that independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the Audited Financial Statements be included in our Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the SEC.

Respectfully submitted,

Audit Committee

Matt Hart (Chair)

Adriane Brown

John Cahill

Mike Embler

Marty Nesbitt

Greg Smith

This report of the Audit Committee is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

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COMPENSATION DISCUSSION AND ANALYSIS

Overview

This section discusses the principles underlying our compensation policies for our “named executive officers,” who for 2022 were: Mr. Isom, our Chief Executive Officer; Mr. Parker, our Chairman of the Board and, until March 31, 2022, Chief Executive Officer; Derek Kerr, who served as our Vice Chair and Chief Financial Officer through year-end 2022; Steve Johnson, our Executive Vice President; Maya Leibman, who served as our Executive Vice President and Chief Information Officer through year-end 2022; and David Seymour, our Executive Vice President and Chief Operating Officer. Mr. Kerr has continued as our Vice Chair and President of American Eagle and also assumed the role of strategic advisor. Ms. Leibman has also continued in a managing director level role.

As a condition of the payroll support and loan agreements entered into with the federal government under the CARES Act, PSP2 and PSP3, we implemented significant reductions to the total target direct compensation for our named executive officers in order to comply with the applicable compensation limits imposed upon us. These limits have continued to be a primary determinant of our named executive officers’ compensation over the remaining period during which they are in effect. Under the applicable limits, each of our named executive officers’ total compensation during any 12-month period from March 24, 2020 until April 1, 2023, is capped at an amount equal to the sum of (i) $3 million and (ii) 50% of the total compensation in excess of $3 million received by such executive officer in calendar year 2019. For example, Mr. Isom’s total compensation for 2019 was approximately $7.1 million and his total compensation for any 12-month period while the limits are in effect was capped at approximately $5.0 million, a decrease of approximately 29%. Mr. Isom’s 2022 total target direct compensation remained below the level in 2019, despite Mr. Isom’s promotion to CEO on March 31, 2022. Despite these limitations, for 2022, we re-established our historical performance-based cash and equity incentive programs.

Going into 2022, our named executive officers continued to experience substantial limitations to their compensation. In making 2022 compensation decisions, the Compensation Committee continued to consider concerns related to the need to retain and reward our management team as we continued to recover from the COVID-19 pandemic and the backdrop of significant reductions in compensation. Despite these concerns, the Compensation Committee re-established the performance-based components of our LTIP programs for 2022 for the named executive officers. Our 2022 LTIP for our named executive officers returned to incorporating both performance- and time-vesting components, with the performance-vesting component weighted 50% by target value and tied to attainment of total debt reduction (60% weighting) and relative pre-tax income margin improvement (40% weighting) versus our industry peers. The performance-vesting component of the 2022 LTIP will be earned, if at all, no earlier than the third anniversary of the grant date. In addition, the Compensation Committee re-established our performance-based STIP. The STIP is designed to align management with our goals to run a reliable operation and to return to profitability while building on our momentum on diversity, equity and inclusion.

2022 Compensation Objectives and Programs

Pay-for-Performance Philosophy

The philosophy underlying our overall executive compensation program is to provide an attractive, flexible and market-based total compensation program that is both tied to our performance and aligned with the interests of our stockholders. We intend for our compensation programs to motivate the management team to maximize stockholder value over time without creating unnecessary or excessive risk-taking that would have an adverse effect on stockholder value and potentially detract from our ability to reach long term sustainable levels of income and profitability.

In 2022, the Compensation Committee re-established our historical executive compensation programs that continue to emphasize variable compensation in the form of short-term cash incentives and long-term equity incentives.

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The charts below show the mix of each element of the 2022 total compensation package for (i) Mr. Isom and (ii) our non-CEO named executive officers.

2022 Compensation Outcomes Reflected Our Pay-for-Performance Philosophy

Performance-Vesting RSUs. We have historically granted at least 50% of our annual RSUs as performance-vesting RSUs that are earned not earlier than the third anniversary of the grant date. Solely for 2021, to provide more certainty to our management team against the backdrop of the COVID-19 pandemic and significant reductions in compensation, we granted 100% time-vesting RSUs vesting over three years. In 2022, we re-established our historical performance-based equity incentive program.

Our 2022 LTIP for our named executive officers returned to incorporating both performance- and time-vesting components, with the performance-vesting component weighted 50% by target value and tied to attainment of total debt reduction (60% weighting) and relative pre-tax income margin improvement (40% weighting) versus our industry peers. The performance-vesting component of the 2022 LTIP will be earned, if at all, no earlier than the third anniversary of the grant date. In addition, the Compensation Committee re-established our performance-based STIP.

The 2020 performance-vesting RSUs may be earned based on our three-year TSR relative to that of a pre-defined group of airlines, absolute free cash flow and relative adjusted pre-tax income, weighted equally. The 2020 performance-vesting RSUs were tracking at significantly below target as of the end of 2022 and vested at 62.9% of target in February 2023.

Realizable Compensation Continues to be Significantly Less Than Target Compensation. As of December 31, 2022, Mr. Isom’s three-year average realizable compensation from 2020-2022 was 70% of his three-year average target compensation, while the three-year average realizable compensation from 2020-2022 for our non-CEO named executive officers was 76% of their three-year average targeted compensation. Realizable compensation includes base salary earned, annual short-term incentive earned (if the performance period has ended) at target, and values equity awards granted during 2020-2022 as follows: with respect to RSUs that had vested by December 31, 2022, based on the closing stock price on the applicable vesting date, with respect to time-vesting RSUs that were unvested as of December 31, 2022, based on the closing stock price as of December 31, 2022, and with respect to performance-vesting RSUs that were unvested as of December 31, 2022, based on our performance and closing stock price as of December 31, 2022.

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Commitment to Effective Compensation Governance

We are committed to good compensation governance and have adopted compensation policies and practices in furtherance of our commitment, including the following:

What We Do	What We Do NOT Do

  ✓  Compensation Program Places Significant Pay at Risk with performance-based STIP and LTIP programs.

  ✓  Independent Compensation Consultant that is directly engaged by the Compensation Committee to advise on executive and director compensation matters.

  ✓  At-Will Employment arrangements with our executive officers with no employment agreements.

  ✓  Stock Ownership Guidelines that further align our executive officers’ long-term interests with those of our stockholders.

  ✓  Tally Sheet Review used to conduct a comprehensive overview of all compensation, including an overview of total compensation targets and potential payouts.

  ✓  Annual Compensation Risk Assessment to identify any elements of our compensation program design or oversight processes that carry elevated levels of adverse risk to the Company.

  ✓  Clawback Policy for all cash and equity awards granted to our executive officers.

×   No Severance or Change in Control Agreements. None of our executive officers have a severance or change in control agreement.

×  No Guaranteed Bonuses. Our executive officers’ bonuses are performance-based and 100% at risk.

×   No Active Executive Retirement Plans. We do not maintain any active executive-only or supplemental retirement plans.

×  No Hedging or Pledging of Our Stock. We prohibit our executive officers from engaging in hedging transactions or using our stock as collateral for loans.

×   No Excise Tax Gross-Ups. We do not provide any executive officer with any tax gross-ups to cover excise taxes in connection with a change in control.

×  No Excessive Perquisites. Perquisites and other personal benefits are in line with industry standards.

×   No Payouts of Dividends. Unless and until an award’s vesting conditions are satisfied, no dividends accrued on the award are paid.

Stockholder Approval of 2021 Executive Compensation

At our 2022 annual meeting of stockholders, our stockholders voted, in a non-binding advisory vote, to approve the compensation of our named executive officers (with an approval representing approximately 93.4% of the shares represented in person or by proxy at the meeting and entitled to vote). Our Compensation Committee reviewed the result of the stockholders’ advisory vote on executive compensation and, in light of the approval by a substantial majority of stockholders, did not implement changes to the executive compensation programs solely as a result of the vote.

Determination of Executive Compensation

Role of the Compensation Committee and Management in Compensation Decisions

The Compensation Committee administers the compensation program for all officers, including the named executive officers and is comprised of five independent directors. The Compensation Committee’s overarching goal is to create executive compensation programs that align management and stockholder interests over the long-term and that allow us to recruit and retain a highly capable management team. In creating such programs, the Compensation Committee considers management input on executive compensation programs but relies on its outside consultant for perspective and leading practice guidance. The compensation consultant also provides leading practice data for the airline industry and companies of similar size and revenue to us.

Some of the elements we consider when designing compensation policies include attrition, diversity, and executive development needs. Management also will from time to time bring matters to the attention of the Compensation Committee that might require alterations to compensation policies, especially when they have identified specific circumstances that require additional executive talent or unique executive skills that we may not currently have in place. Our Chief Executive Officer also provides input and recommendations based on his direct knowledge of the other named executive officers’ individual performance and contributions given the scope of their responsibilities.

Use of Compensation Consultant

For 2022, the Compensation Committee retained Korn Ferry as its independent compensation consultant. The Compensation Committee has sole authority with regard to the decision to retain the compensation consultant and, while

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the compensation consultant interacts with management from time to time in order to best coordinate with, and deliver services to, the Compensation Committee, it reports directly to the Compensation Committee with respect to its executive compensation consulting advice. The Compensation Committee has assessed whether the services provided by Korn Ferry or any other relationships raised any conflicts of interest pursuant to SEC and Nasdaq rules, and has concluded that no such conflicts of interest exist.

Use of Market Data

In order to ensure a competitive design for our executive compensation program, in 2022, our Compensation Committee, with advice and analysis from its compensation consultant, reviewed our program against those of our largest competitors, Delta, United and Southwest, with an emphasis on Delta and United, our closest peers. The Compensation Committee also reviewed a broader spectrum of compensation pay data, including compensation data for Fortune 150 companies of similar size and revenue to us and survey data consisting of Korn Ferry and Equilar Top 25 including 79 organizations with revenue greater than $15 billion with data for 1,972 incumbents.

Executive Compensation with an Emphasis on Performance-Based Pay

For 2022, the Compensation Committee re-established our performance-based STIP and the performance-based components of our LTIP programs for the named executive officers, as described more fully below. As a result, in 2022, our executive compensation structure included both fixed and performance-based pay. Specifically, our 2022 executive compensation structure consisted of three core components which aligned management and stockholder interests:

•	a base salary paid in cash;

•	an annual incentive program paid in cash based on achievement of profitability, operational and DEI targets; and

•	a long-term equity incentive program in the form of RSUs that incorporate both performance- and time-vesting components.

The overarching goal was to emphasize pay for performance (such that compensation is paid only if we meet pre-determined performance targets) and align executive and stockholder interests through cash and equity-based compensation tied to our operational (including DEI) and financial performance.

Base Salary

Base salaries provide a secure, consistent amount of fixed pay that compensates executives for their scope of responsibility, competence and performance. In making 2022 compensation decisions, the Compensation Committee continued to consider concerns related to the need to retain and reward our management team as we continued to recover from the COVID-19 pandemic as well as the backdrop of significant reductions in compensation in order to comply with the applicable limits under the CARES Act, PSP2 and PSP3, which continued to remain in place for 2022.

In consideration of these factors, for 2022, the Compensation Committee approved shifting a portion of our executives’ fixed total direct compensation to base salary, with a corresponding reduction to their LTIP target opportunities. This was intended to enhance the retentive value of the executives’ 2022 total direct compensation, while assuring that a significant portion of compensation continues to be directly linked to the Company’s operational (including DEI) and financial performance.

The 2022 annual base salaries of our named executive officers, other than Mr. Parker, are set forth in the table below.

Named Executive Officer	2022 Base Salary ($)

Robert Isom	$1,300,000

Derek Kerr	$900,000

Steve Johnson	$775,000

Maya Leibman	$800,000

David Seymour	$750,000

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For the portion of 2022 that Mr. Parker served as Chief Executive Officer, he continued to receive no base salary. Mr. Parker’s compensation for the portion of 2022 that he served as Chief Executive Officer was in the form of an LTIP award, as described more fully below under “—Long-Term Incentive Programs.”

Annual Cash Incentive Program

The second core component of our overall compensation program has been a short-term cash incentive program.

The Compensation Committee re-established our performance-based STIP, with a performance period running from April 1, 2022 to April 1, 2023. This performance period allowed for better alignment of our business recovery with respect to the STIP performance goals, creating a real incentive and serving as a retention tool for management, while allowing for payouts in compliance with and following the end of the restriction period under the CARES Act, PSP2 and PSP3.

The STIP is designed to align management with our goals to run a reliable operation and to return to profitability while building on our momentum on DEI, as summarized in the table below. Adjusted pre-tax income (which, under the terms of the STIP, is calculated by excluding net special items, expenses associated with profit sharing and STIP and related payroll taxes and 401(k) company contributions) accounts for 50% of the plan’s weighting, while operational reliability accounts for 40% of the plan’s weighting and DEI, which is a new component, accounts for 10% of the plan’s weighting, as set forth below.

Performance Metric	Metric Weighting

PROFITABILITY

Adjusted Pre-tax Income	50%

RELIABILITY

Mainline and Regional On-time Departure (D-0)	20%

Mainline and Regional Controllable Completion Factor (CCF)	20%

DEI

Diversity, Equity and Inclusion (equally weighted DEI goals for officer level relating to engagement, education, retention and representation at the level of managers and senior managers)	10%

Payouts will be at 0% of target for below-threshold performance, 50% of target for threshold performance, 100% of target for target performance, and 200% of target for maximum performance. The threshold, target and maximum adjusted pre-tax income goals were set at $200 million, $400 million and $800 million, respectively. Any performance falling between threshold, target and maximum levels would result in an adjustment of funding level based on straight-line interpolation. In addition, for any payout under the STIP, the threshold adjusted pre-tax income goal of $200 million would need to be attained.

DEI engagement and education was implemented as part of the STIP in order to ensure our workplace culture is a competitive advantage that provides team members access to continuous learning, awareness and knowledge.

The target bonus opportunities for each named executive officer (other than Mr. Isom) were set at the same levels as in 2020, prior to the suspension of the STIP in 2021. Mr. Isom’s target bonus opportunity was increased from 175% to 200%, to reflect his promotion to Chief Executive Officer, consistent with the level previously in place for Mr. Parker.

Named Executive Officer	Target Payout Level as a Percentage of Base Salary

Robert Isom	200%

Derek Kerr	125%

Steve Johnson	125%

Maya Leibman	125%

David Seymour	125%

Payouts under the STIP will be determined following the end of the performance period.

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Long-Term Incentive Programs

The third core component of our overall compensation program is a long-term equity incentive program that focuses our executives on our performance over time and further links the interests of recipients and stockholders. Stock-based awards, coupled with performance- and time-vesting requirements, provide an appropriate incentive to our executives to remain with the Company and meet the long-term goal of maximizing stockholder value. Consistent with our emphasis on pay for performance and our commitment to long-term value creation for our stockholders, our named executive officers’ total target direct compensation is weighted heavily toward long-term equity awards.

The Compensation Committee determines the value of long-term equity awards to be granted to an executive officer based upon the executive’s level of responsibility and job classification level and the results of compensation market analyses.

Historically, including for 2020 and commencing again for 2022, our LTIP included both performance- and time-vesting RSUs, each weighted 50% by target value.

Our 2022 LTIP for our named executive officers (other than Mr. Seymour, who first became an executive officer in June 2022) returned to incorporating both performance- and time-vesting components, with the performance-vesting component weighted 50% by target value tied to attainment of total debt reduction (60% weighting) and relative pre-tax income margin improvement (40% weighting) versus our industry peers, as summarized below. The performance goals align to our long-term strategy to improve profitability and reduce overall debt by $15 billion by the end of 2025.

MIX	VESTING SCHEDULE

2022 Performance Metrics

Total debt reduction from YE2021 to YE2024 Relative adjusted pre-tax income margin* improvement vs. industry peers (average of Delta and United) from YE2019 to YE2024 * excludes net special items	Performance (Payout as % of Target)	Total Debt Reduction	Relative Margin Improvement vs. Peers
	Weighting	60%	40%
	Maximum (200%)	$5B	150 bps
	Target (100%)	$4B	100 bps
	Threshold (50%)	$3B	50 bps

Due to the CARES Act, PSP2 and PSP3 compensation limits applicable to our named executive officers, the target values of each of the 2022 LTIP awards continued to be significantly reduced, with Mr. Isom’s LTIP target value reduced over 20%, as compared with 2020 levels. In addition, the 2022 LTIP award values were further reduced from their 2021 levels in proportion to the increases to base salaries.

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Named Executive Officer	2022 Target Grant Value ($)	2021 Target Grant Value ($)	2020 Target Grant Value ($)

Robert Isom	3,653,000	4,180,000	5,464,000

Doug Parker	3,000,000(a)	7,200,000	10,524,000

Derek Kerr	2,595,000	2,825,000	2,898,000

Steve Johnson	2,695,000	2,825,000	2,898,000

Maya Leibman	2,650,000	2,780,000(c)	2,898,000

David Seymour	2,380,000(b)	N/A	N/A

(a)	Mr. Parker’s lower RSU grant value reflected that he would transition from his role as Chief Executive Officer in 2022.

(b)

Mr. Seymour became an executive officer in June 2022. His 2022 equity grant was solely in the form of time-vesting RSUs vesting as to one-third of the shares on each of the first, second and third anniversaries of the grant date subject to continued service through each vesting date. His grant value was determined based on the number of shares underlying the RSUs, multiplied by the closing price of our Common Stock on the date of grant, December 12, 2022.

(c)	Ms. Leibman’s 2021 LTIP grant value was further reduced due to the CARES Act, PSP2 and PSP3 compensation limits.

Please see the “Executive Compensation”—“Grants of Plan-Based Awards in 2022” on page 65 for a description of the grants awarded to our named executive officers during 2022. The values included in the Summary Compensation Table and the Grants of Plan-Based Awards Table reflect the accounting grant date fair value of the grants. These values do not reflect amounts actually realizable by our named executive officers.

The Compensation Committee has adopted an equity grant policy to standardize the timing, practices and procedures in granting equity awards. The policy provides that equity awards, other than new hire, promotion or special purpose grants, will be granted once per year at the second regularly scheduled meeting of the Compensation Committee, at an Equity Incentive Committee meeting (with respect to awards to non-executive employees), or at a special meeting held for this purpose as close in time to the regularly scheduled meeting as possible. We have made exceptions to the policy in unique circumstances, such as during the restriction period imposed by the CARES Act, PSP2 and PSP3.

Payouts of Prior Year LTIP Awards

Our named executive officers’ 2020 LTIP grants were comprised of both time-vesting and performance-vesting RSUs. The performance-vesting RSUs were eligible to vest based on the Company’s achievement of the following three metrics: (i) compound annual TSR relative to the capitalization-weighted compound annual TSR for a pre-defined group of airlines over a three year period ending December 31, 2022, (ii) free cash flow over a three year period ending December 31, 2022 and (iii) pre-tax income margin improvement relative to the pre-tax income margin improvement for a pre-defined group of airlines based on 2022 pre-tax income margin over a 2019 baseline. In the event that the Company’s 2022 pre-tax income margin was negative, pre-tax income achievement would be capped at 100%, and in the event the Company’s TSR was negative for the performance period, the TSR achievement percentage would be capped at 100%. Based on our achievement of relative TSR of (11.67) percentage points and relative pre-tax income margin improvement of 2.75 percentage points, and lower than threshold free cash flow attainment level, the award was earned at 62.9% of target in February 2023.

Change in Control and Severance Benefits

Change in control and severance benefits are a customary component of executive compensation, which are generally used to reinforce and encourage executives’ continued attention and dedication to their assigned duties without the distraction arising from the possibility of a change in control. None of our executive officers is a party to any individual employment or severance agreement providing change in control or severance benefits. Pursuant to the grant agreements under the 2013 Plan, our employees, including our named executive officers, are entitled to full acceleration of their RSUs in the event of (i) a termination due to death or disability or (ii) a change in control. In addition, beginning in 2021, the vesting of each time-vesting RSU award granted to Messrs. Johnson, Kerr and Parker and Ms. Leibman, will accelerate in full in the event of such individual’s separation from service from the Company (other than a termination by the Company for “cause”) following the date he or she has reached the age of 55 and has 10 or more years of service with the Company or a predecessor, with performance-vesting RSUs remaining outstanding and eligible to vest based on actual performance through the end of the performance period. Information on the estimated payments and benefits that our named executive officers would have been eligible to receive in the event of a termination or change in control as of December 31, 2022 pursuant to their equity awards, the STIP and other arrangements are set forth in “Potential Payments Upon Termination or Change in Control” on page 69.

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Other Benefits and Perquisites

We maintain broad-based employee benefit plans in which all employees, including the named executive officers, participate, such as group life and health insurance plans and a 401(k) plan. These benefits are provided as part of the basic conditions of employment that we offer to other U.S.-based team members.

Other Benefits

We continue to provide certain benefits to our named executive officers that are common in the airline industry. The incremental cost to us of providing these benefits is not material. Following standard airline industry practice, we provide certain flight privileges to our employees. Free flights on our airline are available to all employees, and “positive space” flight privileges are provided to our senior executives, including the named executive officers. We believe that providing such flight privileges is consistent with airline industry practice and that competitive flight privileges are needed for the recruitment and retention of the most senior employees. By providing positive space flight privileges to our executives, we are able to offer a unique and highly-valued benefit at a low cost. This benefit also encourages executives to travel on the airline frequently, and while doing so, meet and listen to employees, solicit feedback from employees and customers, audit aircraft and facility appearance and quality, and monitor operational performance throughout the domestic and international route system. In addition, as in prior years, we cover the income tax liabilities of our senior executives, including the named executive officers, related to those flight privileges, which is consistent with industry practice.

The positive space flight privileges provided to our officers, including the named executive officers, include unlimited reserved travel in any class of service for the officer and his or her immediate family, including eligible dependent children, for personal purposes. Officers and their immediate families, including eligible dependent children, also have access to our Admirals Club® travel lounges at various airports and have AAdvantage Executive Platinum status. Officers are also eligible for 12 free round-trip passes or 24 free one-way passes each year for reserved travel for non-eligible family members and friends, and we cover the income tax liability related to these flight privileges. Officers are required to pay any international fees and taxes, if applicable. In addition, each of our named executive officers is entitled to continued receipt of the foregoing flight benefits upon their termination of employment, other than coverage of income tax liability.

We also offer our named executive officers perquisites in the form of financial advisory services and executive physicals. We will reimburse up to $4,500 annually for their personal tax planning, estate planning and retirement planning services from a certified financial planner, certified public accountant, or attorney. We will pay the full cost of their annual physicals and additional diagnostic tests recommended by the provider.

Mr. Parker is a participant in the Charitable Contribution Program, under which US Airways paid annual premiums on a joint life insurance policy. Under the program established by America West Airlines in 1994, a $1 million death benefit will be donated to one or more qualifying charitable organizations chosen by Mr. Parker. For a more detailed description of the charitable contribution program, see the section entitled “Director Compensation”—”Legacy Director Compensation Programs” on page 49.

For additional information on any benefits provided to the named executive officers on an individual basis, see the section entitled “Executive Compensation”—“Summary Compensation Table” beginning on page 63.

AMR Legacy Retirement Programs

As a former AMR executive, Ms. Leibman participates in certain retirement plans we assumed from AMR in connection with the merger, including the Retirement Benefit Plan of American Airlines, Inc. for Agent, Management, Specialist, Support Personnel and Officers (the “AMR Retirement Benefit Plan”) and the Supplemental Executive Retirement Program for Officers of American Airlines, Inc. (the “AMR Non-Qualified Plan”). Mr. Parker is also a participant in the AMR Retirement Benefit Plan as a result of his employment with AMR earlier in his career. All benefits under the AMR Retirement Benefit Plan were frozen for all employees as of October 31, 2012. Effective upon the freeze of benefit accruals under the AMR Retirement Benefit Plan, AMR began making matching contributions under the American Airlines, Inc. 401(k) Plan (the “AA 401(k) Plan”) to eligible employees, including Ms. Leibman, up to 5.5% of eligible earnings. Mr. Parker does not receive matching contributions under the AA 401(k) Plan. Like the AMR Retirement Benefit Plan, as of October 31, 2012, the defined benefits portion of the AMR Non-Qualified Plan was frozen.

For further details regarding AMR’s legacy retirement plans, see the sections entitled “Executive Compensation”—“Pension Benefits” beginning on page 67 and “Executive Compensation”—“Non-Qualified Deferred Compensation” beginning on page 68 and the accompanying narrative discussion and footnotes that follow those tables.

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Continuing Focus on Leading Practices

Stock Ownership Guidelines

We have implemented stock ownership guidelines for our executive officers. Executives are required to hold a number of shares of stock equal to the lesser of either (i) a fixed number of shares or (ii) a number of shares with a total value equal to a designated multiple of their base salary, as provided in the table below. Ownership is determined based on the combined value of the following executive holdings: (a) shares owned outright or by immediate family members residing in the same household or in a trust for the benefit of the executive or an immediate family member; (b) Common Stock, stock units or other stock equivalents obtained through the exercise of SARs/stock options or vesting of equity awards; (c) unvested equity awards granted under any equity and deferral plans; and (d) other stock or stock equivalent awards determined by the CGPRS Committee. Executives have five years from the time of hire to comply with the ownership guidelines. Under the guidelines, until an executive has reached the minimum ownership guideline, such executive may not sell or otherwise dispose of shares of Common Stock acquired upon the exercise, vesting or settlement of any equity awards granted by us except to the extent such sales do not cumulatively exceed 50% of such shares. Each of our executive officers currently owns shares that exceed the minimum ownership guidelines. The stock ownership guidelines are set forth below.

Stock Ownership Guidelines

Position/Levels	Multiple of Base Salary	Fixed Shares

Chief Executive Officer	6x	116,667

Executive Vice President	3x	47,917

Clawback Policy

We have adopted a clawback policy that applies to all executive officers and covers all compensation under the cash incentive programs and all equity awards. The policy applies in the event our financial statements are restated as a result of material non-compliance with financial reporting rules and provides the Board with broad discretion as to what actions may be taken based on circumstances leading to the restatement, including recovery of incentive-based compensation received by an executive officer during the three-year period preceding the restatement in excess of what the executive officer would have been paid under the restatement. The Compensation Committee is evaluating the Company’s compensation recoupment policies and will recommend to the Board any changes to the current policy that are necessary or appropriate in light of the recent guidance issued by the SEC.

Prohibition on Hedging and Pledging

As described more fully under the section “Information About the Board of Directors and Corporate Governance–Prohibition on Hedging and Pledging,” we prohibit our executive officers from engaging in hedging transactions or using our stock as collateral for loans.

Section 280G/Section 4999 Policy

We do not provide any tax gross-ups to cover excise taxes under Section 4999 in connection with a change in control.

Tax Considerations

Section 162(m) of the Code disallows a tax deduction to public companies for compensation in excess of $1 million paid to “covered employees,” which generally includes all named executive officers. While the Compensation Committee may take the deductibility of compensation into account when making compensation decisions, the Compensation Committee will award compensation that it determines to be consistent with the goals of our executive compensation program even if such compensation is not deductible by us.

60	2023 Proxy Statement |

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2022.

Respectfully submitted,

Compensation Committee

Denise O’Leary (Chair)

Jim Albaugh

Jeff Benjamin

Sue Kronick

Doug Steenland

This report of the Compensation Committee is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act or the Exchange Act.

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EXECUTIVE OFFICERS

As of March 30, 2023, our executive officers consisted of the following:

Robert D. Isom, Jr., 59, is Chief Executive Officer, President and Director. For information regarding Mr. Isom, see the section entitled “Proposal 1—Election of Directors” beginning on page 6.

Priya R. Aiyar, 48, is Executive Vice President and Chief Legal Officer. She was most recently Senior Vice President and General Counsel, positions she held since September 2019, when she joined AAG. Previously, she was a partner at Willkie Farr & Gallagher LLP, a role she began in September 2017. From 2015 to 2017, Ms. Aiyar was Acting General Counsel at the U.S. Department of Treasury, after having served as the Deputy General Counsel from 2013 to 2015. From 2009 to 2013, Ms. Aiyar held a variety of positions with the U.S. Federal government, including as Deputy General Counsel at the U.S. Department of Energy and Legal Advisor to the Chairman of the Federal Communications Commission. Earlier she was a partner at Kellogg, Huber, Hansen, Todd, Evans & Figel PLLC. She began her legal career as a clerk to Judge Merrick Garland of the U.S. Court of Appeals for the D.C. Circuit and to Justice Stephen Breyer of the U.S. Supreme Court.

Stephen L. Johnson, 66, is Executive Vice President. He was most recently Executive Vice President—Corporate Affairs, a position he held since December 2013. He also serves on the board of directors of WIZZ Air Holdings PLC, a European airline company that trades on the London Stock Exchange. Previously, Mr. Johnson served as Executive Vice President—Corporate and Government Affairs for US Airways, a role he began in 2009. From 2003 to 2009, Mr. Johnson was a partner at Indigo Partners LLC, a private equity firm specializing in acquisitions and strategic investments in the airline, air finance and aerospace industries. Between 1995 and 2003, Mr. Johnson held a variety of positions with America West prior to its merger with US Airways, including Executive Vice President—Corporate. Prior to joining America West Airlines, Mr. Johnson served as Senior Vice President and General Counsel at GPA Group plc. He was also an attorney at Seattle-based law firm Bogle & Gates, where he specialized in corporate and aircraft finance and taxation. He currently also serves as a Lecturer at the School of Law and the Haas School of Business at the University of California, Berkeley, and serves on the Executive Advisory Board of the University’s Berkeley Center for Law and Business.

Devon E. May, 48, is Executive Vice President and Chief Financial Officer, a position he has held since January 2023. He was most recently Senior Vice President of Finance and Investor Relations, a position he held since 2022. Mr. May has held various roles of increasing responsibility at AAG, including as Senior Vice President, Finance and American Eagle (2020 to 2022), Senior Vice President, American Eagle & Operations Planning (2019 to 2020), Senior Vice President, Network Strategy (2017 to 2019) and Senior Vice President, Finance (2016 to 2017). Mr. May joined AAG in 2013, upon its merger with US Airways, where he held a variety of positions in financial planning and analysis. Between 2002 and 2005, Mr. May held a variety of positions with America West Airlines prior to its merger with US Airways, including as Director, Alliances and Partnerships. Prior to joining America West Airlines, Mr. May served as a Senior Analyst, International Route Planning at Continental Airlines.

Vasu S. Raja, 46, is Executive Vice President and Chief Commercial Officer. He was most recently Chief Revenue Officer, a position he held since 2020. Mr. Raja has held various roles of increasing responsibility at AAG, including Senior Vice President, Strategy (2019 to 2020), Vice President, Planning (2016 to 2019) and Vice President, Pricing and Yield Management (2015 to 2016). Mr. Raja joined AAG’s predecessor airline in 2004 as an Analyst, Sales Planning and Analysis. Mr. Raja began his career with Teach for America in 1999 and taught for three years in Baltimore City Public Schools.

David G. Seymour, 58, is Executive Vice President and Chief Operating Officer. He was most recently Senior Vice President, Operations, a position he held since 2019. From 2016 to 2019, he served as Senior Vice President, Integrated Operations. Previously, he served as Senior Vice President, Technical Operations from 2013 to 2016. Mr. Seymour joined AAG upon its merger with US Airways, where, from 2002 to 2013, he held a variety of positions in operations and planning, including as Senior Vice President, Operations. Between 1999 and 2002, Mr. Seymour held a variety of positions with America West Airlines prior to its merger with US Airways, including as Vice President, Operations Planning and Performance. Mr. Seymour began his career serving as an airborne infantry officer in the U.S. Army.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides compensation earned by our named executive officers in the years ended December 31, 2022, 2021 and 2020.

Name and Principal Position during Fiscal 2022	Year	Salary ($)	Bonus ($)	Stock Awards ($)(a)		Non-Equity Incentive Plan Compensation ($)(b)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(c)	All Other Compensation ($)(d)	Total ($)
Robert Isom	2022	1,162,083	-	3,653,000		-	-	71,566	4,886,649
Chief Executive Officer	2021	766,146	-	4,180,000		-	-	55,214	5,001,360
and Director	2020	687,139	-	5,516,000		-	-	49,013	6,252,152

Doug Parker(e)	2022	-	-	6,000,000	(f)	-	-	537,694	6,537,694
Chairman and, through	2021	-	-	7,200,000		-	-	38,011	7,238,011
March 31, 2022, Chief	2020	-	-	10,624,000		-	6,361	33,505	10,663,866
Executive Officer
Derek Kerr(g)	2022	839,866	-	2,595,000		-	-	37,623	3,472,489
Vice Chair and Chief	2021	664,419	-	2,825,000		-	-	43,314	3,532,733
Financial Officer	2020	603,446	-	2,925,000		-	-	28,709	3,557,155

Steve Johnson	2022	735,616	-	2,695,000		-	-	63,492	3,494,108
Executive Vice	2021	643,624	-	2,825,000		-	-	54,701	3,523,325
President and	2020	603,446	-	2,925,000		-	-	36,847	3,565,293
Strategic Advisor
Maya Leibman(h)	2022	766,020	-	2,650,000		-	-	53,399	3,469,419
Executive Vice	2021	664,419	-	2,780,000		-	-	69,413	3,513,832
President and Chief	2020	603,446	-	2,925,000		-	53,767	27,065	3,609,278
Information Officer

David Seymour	2022	750,000	-	2,380,000		-	-	36,838	3,166,838
Executive Vice
President and Chief
Operating Officer

(a)

Amounts in this column represent the aggregate grant date fair value, as calculated in accordance with ASC Topic 718, of RSUs granted by the Company during each of the fiscal years ending December 31, 2022, 2021 and 2020, respectively, to the named executive officers. The grant date fair value, as calculated in accordance with ASC Topic 718, of time-based RSUs is equal to the number of shares underlying the RSUs, multiplied by the closing price of our Common Stock on the date of grant. With respect to the performance-based RSUs, which were granted in 2022, the grant date fair value is determined based on the closing price of our Common Stock on the date of grant multiplied by a factor reflecting achievement of the probable outcome of the total debt reduction and relative pre-tax income margin improvement versus a pre-defined group of airlines. The aggregate maximum fair value of the 2022 performance-based RSUs assuming the highest level of achievement of the performance conditions is as follows: Mr. Isom: $3,653,000, Mr. Parker: $3,000,000, Mr. Kerr: $2,595,000, Mr. Johnson: $2,695,000 and Ms. Leibman $2,650,000. With respect to the performance-based RSUs which were granted in 2020, the grant date fair value is determined based on the closing price of our Common Stock on the date of grant multiplied by a factor reflecting achievement of the probable outcome of the free cash flow and relative pre-tax income margin improvement performance conditions, as applicable, and using a Monte Carlo valuation method with respect to the relative TSR market condition. The Monte Carlo valuation method simulates a range of possible future stock prices for the Company and each of the peer group companies using certain inputs. Such inputs for the performance-based RSUs granted in 2020 consisted of the following:

Year of Grant	Expected Term(1)	Stock Price Volatility(2)							Risk-Free Interest Rate(3)
		American Airlines	Alaska Air Group	Delta Airlines	JetBlue Airways	Southwest Airlines	Spirit Airlines	United Airlines

2020	3 years	36.05%	28.75%	25.05%	26.92%	24.43%	40.86%	28.99%	0.85%

(1)	Based on the actual term of the awards.

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(2)	Based on each company’s historical stock price volatility over the three years prior to the date of grant to conform to the term of the awards.

(3)	Derived from a three-year zero-coupon rate from the Treasury Constant Maturities yield curve as of the grant date.

Based on the foregoing methodology, the valuation of the awards granted during 2020 was 105.68% of the closing price of the Company’s Common Stock on the date of grant.

(b)

The named executive officers did not receive any STIP payouts for fiscal year 2022 as the performance period runs from April 1, 2022 through April 1, 2023. Additionally the named executive officers did not receive any STIP payouts for 2020 and did not participate in the STIP during 2021.

(c)

Amounts shown represent the change in the actuarial present value of the accumulated benefit under the AMR Retirement Benefit Plan (for Ms. Leibman and Mr. Parker) and the AMR Non-Qualified Plan (for Ms. Leibman) during the applicable year. Both of these plans were frozen as of October 31, 2012. No amount is included in the table for 2022 since the present value of the accumulated benefit as of December 31, 2022 was less than the present value of the accumulated benefit as of January 1, 2022. For additional information on these plans, see the sections entitled “Compensation Discussion and Analysis”—“Other Benefits and Perquisites”—“AMR Legacy Retirement Programs” on page 59 and “Executive Compensation”—“Pension Benefits” beginning on page 67.

(d)

The following table provides the amounts of other compensation, including perquisites, paid to, or on behalf of, named executive officers during 2022 included in the “All Other Compensation” column. Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to the Company, except that flight benefits are valued based on the imputed taxable income to the executive, which valuation is greater than the incremental cost to the Company.

	Robert Isom ($)	Doug Parker ($)	Derek Kerr ($)	Steve Johnson ($)	Maya Leibman ($)	David Seymour ($)

Flight Privileges(1)	24,010	17,974	8,813	24,124	16,142	9,061

Life Insurance Premiums(2)	-	6,240	-	-	-	-

Medical Examinations	8,274	-	7,535	-	3,875	8,739

Financial Advisory Services	4,500	-	4,500	4,500	4,500	4,500

Gross-Up Payments(3)	18,007	13,480	-	18,093	12,107	-

401(k) Company Contributions	16,775	-	16,775	16,775	16,775	14,538

Board Compensation(4)	-	500,000	-	-	-	-

(1)

Amounts represent flight privileges provided for unlimited, top-priority reserved travel in any class of service, for the named executive officer and his or her immediate family, and up to 12 round-trip or 24 one-way passes for non-eligible family members and friends. Amounts for Messrs. Isom, Parker, Johnson and Ms. Leibman represent the actual value of travel utilized by those named executive officers and their respective eligible dependents during 2022. Amounts for Messrs. Kerr and Seymour represent the 2022 annuitized value of their lifetime flight benefits. Messrs. Kerr and Seymour previously vested into lifetime travel privileges in connection with the merger of US Airways and America West. The 2022 annuitized value of Messrs. Kerr’s and Seymour’s lifetime flight benefits was calculated using a discount rate of 5.7% and Pri-2012 Employee Table, with white collar adjustments, increased by 3.0% at all ages, and then projected generationally from 2012 with Scale MP-2021, and assumes the annual level of usage is the same as Messrs. Kerr’s and Seymour’s actual usage in 2006, when they vested into lifetime travel privileges, and a 1% annual increase in the cost of travel.

(2)	Amount represents the portion of premiums paid by the Company attributable to Mr. Parker for a life insurance policy under the America West Directors’ Charitable Contribution Program.

(3)	Amount represents tax gross-up payments with respect to flight privileges.

(4)	Reflects the retainer payable to Mr. Parker for his first year of service as non-employee Chairman of the Board, consisting of a quarterly cash retainer of $250,000, payable in arrears.

(e)

On March 31, 2022, Mr. Parker retired as Chief Executive Officer of the Company and Mr. Isom assumed the role of Chief Executive Officer and was appointed as a director. Mr. Parker will remain in his role as Chairman of the Board of Directors of the Company until April 30, 2023. For each of the years set forth in the table above, the Company did not pay Mr. Parker a cash base salary.

(f)

As required by SEC rules, amount includes the grant date fair value, as calculated in accordance with ASC Topic 718, of 185,758 RSUs granted to Mr. Parker for his first year of service as non-employee Chairman of the Board following the transition from his role as Chief Executive Officer. The RSUs will vest in full upon the earlier of (i) the first anniversary of the date of grant or acceleration by the Board in accordance with the terms of the 2013 Plan or (ii) the Company’s annual meeting of stockholders in 2023, subject to Mr. Parker’s continued service to the Company through the vesting date.

(g)	Mr. Kerr served as Vice Chair and Chief Financial Officer through year-end 2022. He has continued as Vice Chair and President of American Eagle and also assumed the role of strategic advisor.

(h)	Ms. Leibman served as Executive Vice President and Chief Information Officer through year-end 2022. She transitioned to a managing director level role in 2023.

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Grants of Plan-Based Awards in 2022

The following table provides information regarding grants of plan-based awards made to our named executive officers during the year ended December 31, 2022.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(a)			Estimated Future Payouts Under Equity Incentive Plan Awards(b)			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)(c)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert Isom		1,300,000	2,600,000	5,200,000
	2/24/2022				21,539	107,695	215,390			1,826,500
	2/24/2022							107,695	(d)	1,826,500

Doug Parker
	2/24/2022				17,689	88,443	176,886			1,500,000
	2/24/2022							88,433	(d)	1,500,000
	6/8/2022							185,758	(e)	3,000,000
Derek Kerr		562,500	1,125,000	2,250,000
	2/24/2022				15,301	76,504	153,008			1,297,500
	2/24/2022							76,504	(d)	1,297,500

Steve Johnson		500,000	1,000,000	2,000,000
	2/24/2022				15,890	79,452	158,904			1,347,500
	2/24/2022							79,452	(d)	1,347,500
Maya Leibman		500,000	1,000,000	2,000,000
	2/24/2022				15,625	78,125	156,250			1,325,000
	2/24/2022							78,125	(d)	1,325,000

David Seymour		468,750	937,500	1,875,000
	12/12/2022							167,605	(f)	2,380,000

(a)	Reflects potential payouts under the STIP which runs from April 1, 2022 to April 1, 2023.

(b)

Represents the performance-vesting portion of each named executive officer’s (other than Mr. Seymour) 2022 RSU awards that vest on February 24, 2025, subject to the executive’s continued service, based on the Company’s achievement of (i) total debt reduction from year-end 2021 to year-end 2024 and (ii) pre-tax income margin improvement relative to the pre-tax income margin improvement for a pre-defined group of airlines based on 2024 pre-tax income margin over a 2019 baseline. The number of shares that will be issued with respect to the performance-vesting RSUs varies between 20% and 200% depending on the Company’s performance, and no shares will be issued if threshold performance is not achieved.

(c)

For solely time-based RSU awards and the time-based vesting portion of each named executive officer’s 2022 RSU award, the grant date fair value is equal to the number of shares underlying the RSUs, multiplied by the closing price of our Common Stock on the date of grant. For the performance-vesting portion of each named executive officer’s 2022 RSU award, the grant date fair value is determined based on the closing price of our Common Stock on the date of grant multiplied by a factor reflecting achievement of the probable outcome of the total debt reduction and relative pre-tax income margin improvement versus a pre-defined group of airlines as applicable.

(d)

Represents the time-vesting portion of each named executive officer’s 2022 RSU award that vests, subject to the executive’s continued employment, with respect to 80% on February 24, 2023 and with respect to 20% of the shares on February 24, 2024.

(e)

Represents RSUs granted to Mr. Parker for his first year of service as non-employee Chairman of the Board of Directors. The RSUs will vest fully on the date of this annual meeting of stockholders, subject to the continued service through the vesting date or acceleration by the Board in accordance with the terms of the 2013 Plan.

(f)	Represents RSUs that vest over three years, with one-third of the shares on each of the first, second and third anniversaries of the grant date subject to continued service through each vesting date.

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Outstanding Equity Awards at 2022 Fiscal Year-End

The following table provides information regarding all outstanding equity awards held by each of our named executive officers as of December 31, 2022.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(j)	Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(j)
Robert Isom	107,695	(a)	1,369,880	107,695	(b)	1,369,880
	140,741	(c)	1,790,226	-		-
	-		-	60,043	(d)	763,747

Doug Parker	88,443	(a)	1,124,995	88,443	(b)	1,124,995
	185,758	(e)	2,362,842	-		-
	242,424	(c)	3,083,633	-		-
	-		-	115,646	(d)	1,471,017

Derek Kerr	76,504	(a)	973,131	76,504	(b)	973,131
	95,118	(c)	1,209,901	-		-
	-		-	31,845	(d)	405,068

Steve Johnson	79,452	(a)	1,010,629	79,452	(b)	1,010,629
	95,118	(c)	1,209,901	-		-
	-		-	31,845	(d)	405,068

Maya Leibman	78,125	(a)	993,750	78,125	(b)	993,750
	93,603	(c)	1,190,630	-		-
	-		-	31,845	(d)	405,068

David Seymour	167,605	(f)	2,131,936	-		-
	79,804	(g)	1,015,107	-		-
	37,217	(h)	473,400	-		-
	27,000	(i)	343,440	-		-

(a)

Represents the time-vesting portion of the RSU awards granted on February 24, 2022, with 80% of the time-vesting shares vesting on February 24, 2023, the first anniversary of the grant date and 20% of the time-vesting shares vesting on February 24, 2024, the second anniversary of the grant date, subject to continued service.

(b)

Represents the performance-vesting portion of the RSUs granted on February 24, 2022, that will vest, subject to continued service, on February 24, 2025, based on the Company’s achievement of (i) total debt reduction from year-end 2021 to year-end 2024 and (ii) pre-tax income margin improvement relative to the pre-tax income margin improvement for a pre-defined group of airlines based on 2024 pre-tax income margin over a 2019 baseline. The number of shares that will be issued with respect to the performance-vesting RSUs varies between 20% and 200% depending on the Company’s performance, and no shares will be issued if threshold performance is not achieved. The target number of RSUs is shown in the table as any payout is tied to performance during 2024.

(c)

Represents time-vesting RSU awards which vest over three years and were granted on February 16, 2021. 40% of the shares underlying grant vested on February 16, 2022, the first anniversary of the grant date, 40% of the shares underlying grant vested on February 16, 2023, the second anniversary of the grant date, and 20% of the shares underlying grant will vest on the February 16, 2024, the third anniversary of the grant date, subject to continued service.

(d)

Represents the performance-vesting portion of the RSUs granted on February 18, 2020 that were eligible to vest, subject to continued employment, on February 18, 2023, based on the Company’s achievement of (i) compound annual TSR relative to the capitalization-weighted compound annual TSR for a pre-defined group of airlines over a three year period ending December 31, 2022, (ii) free cash flow over a three year period ending December 31, 2022 and (iii) pre-tax income margin improvement relative to the pre-tax income margin improvement for a pre-defined group of airlines based on 2022 pre-tax income margin over a 2019 baseline. The number of shares that will be issued with respect to the performance-vesting RSUs varies between 16.67% and 200% depending on the Company’s performance, and no shares will be issued if threshold performance is not achieved with respect to at least one metric. Based on our achievement of 51.4% of relative TSR and 137.4% of relative pre-tax income margin improvement, and below threshold attainment level with respect to free cash flow, 0.629 shares of our Common Stock were issuable in respect of each RSU, as shown in the table.

(e)

Represents RSUs granted to Mr. Parker for his first year of service as non-employee Chairman of the Board of Directors. The RSUs will vest fully on the date of this annual meeting of stockholders, subject to the continued service through the vesting date or acceleration by the Board in accordance with the terms of the 2013 Plan.

(f)

Represents time-vesting RSUs that vest over three years, with one-third of the shares underlying grant vesting on each of the first, second and third anniversaries of the grant date of December 12, 2022 subject to continued service through each vesting date.

(g)

Represents time-vesting RSUs that vest over three years, with one-third of the shares underlying grant vesting on each of the first, second and third anniversaries of the grant date of November 16, 2021, subject to continued service through each vesting date.

(h)

Represents time-vesting RSUs that vest over three years, with one-third of the shares underlying grant vesting on each of the first, second and third anniversaries of the grant date of November 19, 2020 subject to continued service through each vesting date.

(i)	Represents the remaining time-vesting RSUs granted on February 18, 2020 that vested on February 18, 2023.

(j)	The market value of RSUs was calculated by multiplying $12.72, the closing price of a share of our Common Stock on December 31, 2022, by the number of unvested RSUs outstanding under the award.

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Options Exercised and Stock Vested

The following table provides information regarding the vesting of RSUs held by the named executive officers during the year ended December 31, 2022. Our named executive officers did not hold any options or SARs during 2022.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(a)

Robert Isom	125,636	2,334,251

Doug Parker	222,881	4,136,419

Derek Kerr	80,283	1,494,899

Steve Johnson	80,283	1,494,899

Maya Leibman	79,272	1,475,872

David Seymour	162,495	2,468,618

(a)	Represents the closing market price of a share of our Common Stock on the date of vesting, multiplied by the number of shares that vested.

Pension Benefits

The following table summarizes the present value of the accumulated pension benefits of each of our named executive officers who participated in the AMR Retirement Benefit Plan and/or the AMR Non-Qualified Plan as of December 31, 2022. On October 31, 2012, in connection with the voluntary cases commenced by AMR under chapter 11 of title 11 of the Code (the “Chapter 11 Cases”), credited service and benefit accruals under both the AMR Retirement Benefit Plan and the defined benefit portion of the AMR Non-Qualified Plan were frozen for all participants.

	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Doug Parker	AMR Retirement Benefit Plan	3.730	41,227	2,115

Maya Leibman	AMR Retirement Benefit Plan	5.261	249,295	-

	AMR Non-Qualified Plan	5.261	47,339	-

Discussion Regarding the Pension Benefits Table

AMR Retirement Benefit Plan

The AMR Retirement Benefit Plan is a defined benefit plan that complies with the Employee Retirement Income Security Act of 1974, as amended, and qualifies for an exemption from federal income tax under the Code. On January 1, 2002, all participants were given the choice to either continue accruing credited service in the AMR Retirement Benefit Plan or to freeze their AMR Retirement Benefit Plan credited service and begin to earn additional benefits in the Company’s defined contribution plan. Ms. Leibman elected the second option, so her credited service was frozen at January 1, 2002. Mr. Parker was not eligible to make an election as he was not an employee on January 1, 2002. Upon his rehire, he was enrolled, but subsequently declined to participate, in the enhanced defined contribution plan. His defined benefit plan credited service and benefit amount remained frozen. On October 31, 2012, credited service and benefit accruals were frozen for all plan participants in connection with the Chapter 11 Cases. Effective upon the freeze of benefit accruals, affected employees received a replacement benefit under the AA 401(k) Plan in the form of matching employee contributions up to 5.5% of eligible earnings.

The AMR Retirement Benefit Plan was only available to employees hired prior to January 1, 2002 who had also completed 1,000 hours of service in one year prior to that date. To vest in the plan’s benefits, a participant must also (i) complete at least five years of service, (ii) reach age 65 or (iii) be permanently and totally disabled. Normal retirement age under the plan is 65. However, participants with at least ten years of retirement eligible service may retire at age 60

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and receive unreduced benefits. Participants with at least 15 years of retirement eligible service may retire at age 55, but their benefits are reduced 3% for each year that the participant’s age is below age 60. Participants who terminate before age 60 with more than ten but less than 15 years of retirement eligible service may receive reduced retirement benefits starting at age 60. These benefits are reduced 3% for each year that the participant’s age is below age 65. AMR Retirement Benefit Plan benefits are paid as a monthly annuity and the participant may elect the form of annuity payments. Payment options include single life, joint and survivor, guaranteed period or level income. For the level income payment option, the monthly payments are adjusted to coordinate with the receipt of Social Security benefits.

The benefit payable to all participants under the AMR Retirement Benefit Plan and the AMR Non-Qualified Plan was determined using one of four formulas, and the formula that provides the participant the greatest benefit is used. For purposes of the table above, we therefore have assumed that Mr. Parker will receive benefits under the AMR Retirement Benefit Plan pursuant to the “Career Average Formula,” where a participant’s benefit at normal retirement is based on an accumulation of monthly credits and where each month’s credit is 1.25% of average monthly compensation up to $550 plus 2% of average monthly compensation over $550. We have also assumed that Ms. Leibman will receive benefits under the AMR Retirement Benefit Plan and the AMR Non-Qualified Plan pursuant to the “Social Security Offset Formula,” where a participant’s annual benefit at normal retirement will equal the difference between (i) the product of (a) 2% of the participant’s final average compensation times (b) the participant’s years of credited service, and (ii) the product of (a) 1.5% of the participant’s estimated annual Social Security benefit times (b) the participant’s years of credited service, up to a maximum of 33.3 years of service.

AMR Non-Qualified Plan

The AMR Non-Qualified Plan supplemented the AMR Retirement Benefit Plan and the AA 401(k) Plan for participants whose compensation exceeded the maximum recognizable compensation limit allowed under the Code.

The AMR Non-Qualified Plan had two components: (i) a defined benefit component for participants in the AMR Retirement Benefit Plan before it was frozen, and (ii) a defined contribution component for officers who participate in the AA 401(k) Plan. The defined contribution component is discussed below under the “Non-Qualified Deferred Compensation Table” and the accompanying narrative.

As described above, in 2002, Ms. Leibman elected to freeze her AMR Retirement Benefit Plan credited service. As a result of this election, her credited service in the AMR Non-Qualified Plan was also frozen at January 1, 2002. All benefit accruals under the defined benefit portion of the AMR Non-Qualified Plan were frozen for all participants as of October 31, 2012 in connection with the Chapter 11 Cases.

Present Value Calculations

The values of accrued benefits under the AMR Retirement Benefit Plan are determined using the Pri-2012 Nondisabled Annuitant table with white collar adjustments and increased 3% at all ages, and projected generationally using the MP-2021 projection scale. The lump sum amounts payable under the AMR Non-Qualified Plan are calculated using the November 2022 417(e) segment rates and the 2023 417(e) unisex mortality table prescribed by the IRS. Retirement benefits for both plans are then discounted to December 31, 2022 using an interest-only discount rate of 5.6% for the AMR Retirement Benefit Plan and 5.7% for the AMR Non-Qualified Plan. The present value is the amount today that, with fixed interest earned over time, is expected to equal the total amount of benefits paid to the employee. For Ms. Leibman present value assumes retirement as of December 31, 2022, as she has already reached her earliest unreduced retirement age. For Mr. Parker the present value is based on his actual benefit commencement date of May 1, 2022.

Non-Qualified Deferred Compensation

The following table provides information with respect to the non-qualified deferred compensation earned by Ms. Leibman under the AMR Non-Qualified Plan for 2022. The defined contribution component of the AMR Non-Qualified Plan was frozen to new participants as of December 31, 2014 and frozen to Company matching contributions as of December 31, 2015.

	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)	Aggregate Loss in Last Fiscal Year ($)(a)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at December 31, 2022 ($)(b)

Maya Leibman	-	-	(50,533)	-	239,332

(a)

Represents earnings under the AMR Non-Qualified Plan as a result of the performance of the underlying investments. These amounts do not represent above-market earnings, and thus are not reported in the Summary Compensation Table above.

(b)	None of this amount was previously reported as compensation for Ms. Leibman in the Summary Compensation Table in prior years.

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Discussion Regarding Non-Qualified Deferred Compensation Table

The defined contribution component of the AMR Non-Qualified Plan supplemented the AA 401(k) Plan for Ms. Leibman because her compensation exceeded the maximum recognizable compensation limit allowed under the Code. Contributions vested after three years of service, and participants are entitled to a distribution of their accounts upon a separation from the Company. Investment options for the AMR Non-Qualified Plan mirror the AA 401(k) Plan investment options available to all participating employees. The defined contribution component of the AMR Non-Qualified Plan was frozen to new participants as of December 31, 2014 and frozen to Company matching contributions as of December 31, 2015.

Potential Payments Upon Termination or Change in Control

This section describes payments that would be made to our named executive officers upon a change in control or following a qualifying termination of employment.

Mr. Parker

In April 2016, at Mr. Parker’s request, the Compensation Committee approved the termination of the Amended and Restated Employment Agreement with Mr. Parker dated November 28, 2007 and the Company’s obligations thereunder, including certain benefits in the event of a change in control or termination. Therefore, Mr. Parker is entitled only to termination and/or change in control benefits payable to him under general plans in which he participates, as well as certain accelerated vesting of RSUs, as described below.

In May 2015, at his request, the Compensation Committee approved providing 100% of Mr. Parker’s direct compensation in the form of equity incentives. Mr. Parker ceased receiving any base salary and ceased his participation in the Company’s STIP in place in 2015, the value of which was captured in Mr. Parker’s 2015 target equity incentive compensation. In connection with this adjustment, the Compensation Committee provided that in the event of Mr. Parker’s termination of employment other than for misconduct, a portion of his equity incentives will vest to account for the value of Mr. Parker’s base salary and cash incentive award that otherwise would have been earned by him through the termination date.

Messrs. Isom, Kerr and Johnson

Upon the closing of the merger with US Airways, we assumed the executive change in control and severance benefits agreements entered into between US Airways and Messrs. Isom, Kerr and Johnson (the “Executive CIC Agreements”). In April 2017, at their request, all of our executive officers who were party to Executive CIC Agreements, including each of Messrs. Isom, Kerr and Johnson, voluntarily terminated their agreements. As a result of the voluntary forfeiture of these agreements, our executive officers, including Messrs. Isom, Kerr and Johnson, are no longer contractually entitled to any cash severance or continued healthcare benefits upon any termination and are entitled only to termination and/or change in control benefits under general plans in which they participate, as described below.

2013 Plan

Pursuant to the terms of grant agreements under the 2013 Plan, all RSUs held by the named executive officers are fully accelerated in the event of either of the following: (i) termination by reason of death or “disability” or (ii) a “change in control” (each, as defined in the applicable plan and award agreements). In addition, beginning in 2021, the vesting of each time-vesting RSU award granted to Messrs. Johnson, Kerr and Parker and Ms. Leibman will accelerate in full in the event of such individual’s separation from service from the Company (other than a termination by the Company for “cause”) following the date he or she has reached the age of 55 and has 10 or more years of service with the Company or a predecessor, with performance-vesting RSUs remaining outstanding and eligible to vest based on actual performance through the end of the performance period.

Short-Term Incentive Plan

Under the STIP, if an employee separates from service with us and our affiliates while actively employed due to death or disability prior to the payment of the award, but is otherwise eligible for the award, the employee will be treated as having been actively employed on the date of payment of the award.

2023 Proxy Statement |	69

Estimated Potential Payments

The estimated amounts of the respective benefits for each of our named executive officers (other than Mr. Parker), assuming the triggering event occurred on December 31, 2022, are provided in the table below. The table below reflects the termination and/or change in control benefits payable to each named executive officer under general plans in which he or she participates, as well as certain accelerated vesting of RSUs, as described below.

Executive Benefits and Payments Upon Termination	Change in Control ($)	Death ($)	Disability ($)	Any Other Qualifying Termination ($)(d)

Robert Isom
Annual Incentive Award(a)	-	5,200,000	5,200,000	-
Acceleration of Unvested RSUs(b)	5,293,733	5,293,733	5,293,733	-
Flight Privileges(c)	-	118,083	198,148	198,148

Total	5,293,733	10,611,816	10,691,881	198,148

Derek Kerr
Annual Incentive Award(a)	-	2,250,000	2,250,000	-
Acceleration of Unvested RSUs(b)	3,561,231	3,561,231	3,561,231	3,156,163
Flight Privileges(c)	-	47,481	138,941	138,941

Total	3,561,231	5,858,712	5,950,172	3,295,104

Steve Johnson
Annual Incentive Award(a)	-	2,000,000	2,000,000	-
Acceleration of Unvested RSUs(b)	3,636,227	3,636,227	3,636,227	3,231,160
Flight Privileges(c)	-	83,910	151,470	151,470

Total	3,636,227	5,720,137	5,787,697	3,382,630

Maya Leibman
Annual Incentive Award(a)	-	2,000,000	2,000,000	-
Acceleration of Unvested RSUs(b)	3,583,198	3,583,198	3,583,198	3,178,130
Flight Privileges(c)	-	90,726	177,217	177,217

Total	3,583,198	5,673,924	5,760,415	3,355,347

David Seymour
Annual Incentive Award(a)	-	1,875,000	1,875,000	-
Acceleration of Unvested RSUs(b)	3,963,883	3,963,883	3,963,883	-
Flight Privileges(c)	-	51,177	142,261	142,261

Total	3,963,883	5,890,060	5,981,144	142,261

(a)

Amount assumes that the maximum amount of annual incentive award will be earned by the named executive officer under the STIP which runs from April 1, 2022 to April 1, 2023 given that performance through December 31, 2022 was tracking at above target. Amount earned, if any, will be based on actual attainment of the goals following the completion of the performance period.

(b)

Aggregate value of unvested RSUs is calculated at a price of $12.72, the closing price of a share of our Common Stock on December 31, 2022, multiplied by the number of unvested RSUs outstanding under each award.

(c)

Based on the terms of the non-revenue travel policy for executive officers currently in effect. Reflects the present value of future travel calculated using a discount rate of 5.7% and Pri-2012 Employee Table, with white collar adjustments, increased by 3.0% at all ages, and then projected generationally from 2012 with Scale MP-2021, and assumes the annual level of usage is the same as the executive’s actual usage for 2022 (excluding travel between Phoenix and Dallas/Fort Worth and between Orange County and Dallas/Fort Worth for Mr. Johnson) with a valuation based on imputed income and a 1% annual increase in the cost of travel.

(d)	Represents for each named executive officer, other than Messrs. Isom and Seymour, the vesting of the 2021 and 2022 RSUs on a qualifying retirement.

On March 31, 2022, Mr. Parker retired as Chief Executive Officer of the Company and Mr. Isom assumed the role of Chief Executive Officer and was appointed as a director. Mr. Parker will remain in his role as Chairman of the Board of Directors of the Company until April 30, 2023. Mr. Parker’s RSU awards will continue to vest while he provides services as Chairman of the Board of Directors of the Company. In the event he ceases to provide services, his service-vesting RSU awards (other than his RSUs granted for Board service) will accelerate in full, with performance-vesting RSUs remaining outstanding and eligible to vest based on actual performance through the end of the performance period. The aggregate value of the vesting of these RSU awards was $9,167,482, as of December 31, 2022. In addition, when Mr. Parker ceases his services as Chairman of the Board, he will become entitled to lifetime flight privileges under the non-employee director compensation policy, with a value of $235,622 as of December 31, 2022, based on the same assumptions as those described in footnote (c) above.

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CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Isom, who served as CEO as of December 31, 2022. The Company’s employment footprint is quite diverse—with some positions requiring initial education and licensing requirements as well as ongoing certification work. Compensation for positions with more rigorous requirements for continued employment and that draw from smaller applicant pools generally utilize higher pay bands than those positions with fewer educational and training requirements and larger applicant pools. For 2022, the median annual total compensation of all team members across American (other than our CEO) was $71,665. For the purposes of the Pay Ratio calculation, we annualized our CEO’s 2022 salary since becoming CEO, then added all other forms of compensation as outlined in the “Summary Compensation Table” above, for a total of $5,025,572. Based on this information, the ratio of the annual total compensation of our CEO to the median annual total compensation of all employees was estimated to be 70 to 1. This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

As a condition of the payroll support and loan agreements entered into with the federal government under the CARES Act, PSP2 and PSP3, we implemented significant reductions to the total target direct compensation for our named executive officers, including Mr. Isom, in order to comply with the applicable compensation limits imposed upon us. These limits have continued to be a primary determinant of our named executive officers’ compensation over the remaining period during which they are in effect, including for 2022, significantly impacting the pay ratio for 2022. Mr. Isom’s 2022 total target direct compensation remained below the level in 2019, despite Mr. Isom’s promotion to CEO on March 31, 2022.

Determining the Median Employee

The Company chose December 31, 2022 as the date for establishing the employee population used in identifying the median employee and 2022 as the measurement period.

We captured all full time, part-time and temporary employees located in the U.S. as of December 31, 2022 with nonzero W-2 earnings, including team members employed at our three wholly owned subsidiaries, consisting of 133,432 individuals. As permitted by SEC rules, under the 5% “de minimis” exemption, we excluded 6,550 non-U.S. employees. The jurisdictions in which we excluded employees and their employee populations were as follows: Antigua and Barbuda (25); Argentina (468); Aruba (38); Australia (7); Bahamas (145); Barbados (64); Belize (23); Bermuda (22); Brazil (528); Canada (423); Cayman Islands (2); Chile (208); China (58); Colombia (94); Costa Rica (74); Dominican Republic (495); Ecuador (12); El Salvador (38); France (171); Germany (102); Greece (1); Grenada (28); Guatemala (48); Haiti (35); Honduras (49); India (11); Ireland (44); Israel (7); Italy (31); Jamaica (92); Japan (62); Korea, Republic of (9); Mexico (1,190); Netherlands (12); Netherlands Antilles (4); Nicaragua (18); Peru (466); Portugal (6); Saint Kitts and Nevis (38); Sint Maarten (2); Spain (141); Switzerland (8); Trinidad and Tobago (382); Turks and Caicos Islands (1); United Kingdom (861); and Uruguay (7).

We identified the median team member using earnings as set forth in Box 5 of W-2 for 2022. We annualized earnings for permanent employees who worked less than the entire year. We selected the employee with earnings closest to the median after excluding seven employees closer to the median as they were either affiliated with a regional airline or had a pension, both of which we determined were not representative of the broader population. The median employee was a customer care representative. The annual total compensation of the median employee and the annual total compensation of the CEO were calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

Pay Ratio Comparisons

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

As one of the world’s largest airlines, some of our unique characteristics may make comparisons to the pay ratios at other airlines or companies difficult. We employ over 100,000 team members; our route network is vast and unique; and we insource more of our flying and services than our U.S. peers. For example, American operates three wholly-owned regional airlines, and approximately 21% of our total workforce is employed by those airlines. Additionally, our pay ratio includes approximately 15% part-time and temporary team members. We offer competitive compensation to our team members. In 2022, mainline and regional salaries, wages and benefits were our largest expense and represented approximately 32% of our total operating expenses. Approximately 87% of our employees as of December 31, 2022 were represented by various labor unions responsible for negotiating the collective bargaining agreements covering them.

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Pay Versus Performance
In accordance with SEC rules, the following table sets forth additional information conce rnin
g the compensation of each individual who served as our Chief Executive Officer (CEO) and our other
(non-CEO)
named executive officers (“NEOs”) for each of the fiscal years ended December 31, 2022, 2021 and 2020, and our financial and TSR performance for each such fiscal year. Mr. Isom served as our CEO during a part of 2022 and Mr. Parker served as our CEO during a part of 2022 and all of 2021 and 2020.

							Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total: Mr. Isom ($) (1)	CAP: Mr. Isom ($) (2)	Summary Compensation Table Total: Mr. Parker ($) (1)	CAP: Mr. Parker ($) (2)	Average Summary Compensation Table Total for Non-CEO NEOs ($) (1)	Average CAP: Non-CEO NEOs ($) (2)	AAG Total Stockholder Return ($)	Peer Group Total Stockholder Return ($) (3)	Net Income (Loss) ($) (in millions)	Adjusted Pre-Tax Margin % (4)
2022	4,886,649	3,507,095	6,537,694	3,881,181	3,399,589	2,421,509	44.52	48.04	127	0.9%
2021	-	-	7,238,011	8,128,613	3,892,813	4,197,060	62.85	74.23	(1,993)	(23.2%)
2020	-	-	10,663,866	(614,164)	4,245,970	736,998	55.19	75.55	(8,885)	(70.7%)

(1)
Amounts reported in these columns represent the total compensation as reported in the Summary Compensation Table for Messrs. Isom and Parker for each year where they served as CEO and the average of the total compensation as reported in the Summary Compensation Table for our remaining NEOs for the relevant fiscal year, which captures the individuals indicated in the table below for each fiscal year:

Year	CEO	Non-CEO NEOs
2022	Robert Isom and Doug Parker	Derek Kerr, Steve Johnson, Maya Leibman and David Seymour
2021	Doug Parker	Robert Isom, Derek Kerr, Steve Johnson and Maya Leibman
2020	Doug Parker	Robert Isom, Derek Kerr, Steve Johnson and Maya Leibman

(2)
Compensation Actually Paid (“CAP”) to Messrs. Isom and Parker for each year where they served as principal executive officer and the remaining NEOs reflects the following adjustments from total compensation reported in the Summary Compensation Table:

	2022			2021		2020
Adjustments	Mr. Isom	Mr. Parker	Average Non-CEO NEOs	Mr. Parker	Average Non-CEO NEOs	Mr. Parker	Average Non-CEO NEOs
Deduction for amounts reported under the “Stock Awards” column of Summary Compensation Table for each Fiscal Year (“FY”)	(3,653,000)	(6,000,000)	(2,580,000)	(7,200,000)	(3,152,500)	(10,624,000)	(3,572,750)
Year end Fair Value of Equity Awards Granted in each FY	3,196,752	4,988,123	2,270,065	7,256,558	3,177,268	4,577,049	1,539,374
Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	(1,001,134)	(1,778,112)	(628,247)	434,364	146,088	(4,452,589)	(1,259,093)
Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the FY	77,828	133,476	(42,014)	380,105	126,933	(927,638)	(248,053)
Value of Dividends or other Earnings Paid Upon Vesting Date during FY	-	-	2,116	19,574	6,459	155,509	44,992

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	2022			2021		2020
Adjustments	Mr. Isom	Mr. Parker	Average Non-CEO NEOs	Mr. Parker	Average Non-CEO NEOs	Mr. Parker	Average Non-CEO NEOs
Deduction for Change in the Actuarial Present Values Reported Under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” Column of Summary Compensation Table for each FY	-	-	-	-	-	(6,361)	(13,442)
Total Adjustments	(1,379,554)	(2,656,513)	(978,080)	890,602	304,247	(11,278,030)	(3,508,972)

Fair value or change in fair value, as applicable, of equity awards in the Compensation Actually Paid columns was determined by reference to (1) for time-based RSU awards, the closing price of a share of our Common Stock on the applicable year-end
date(s) or, in the case of vesting dates, the closing price of a share of our Common Stock on the applicable vesting dates, and (2) for performance-based RSU awards, the same valuation methodology as time-based RSU awards except year-end
values are multiplied by a factor reflecting achievement of the probable outcome of the applicable performance conditions as of the measurement date and, where applicable, using a Monte Carlo valuation method with respect to any relative TSR market condition. The Monte Carlo valuation method simulates a range of possible future stock prices for the Company and each of the peer group companies using certain inputs. Such inputs include the expected volatility of our stock price relative to the applicable peer group companies and a risk-free interest rate derived from the Treasury Constant Maturities yield curve as of each applicable measurement date.

(3)	For the relevant fiscal year, represents the cumulative TSR (the “Peer Group TSR”) of the ARCA Airline Index.

(4)	Adjusted pre-tax margin is a non-GAAP measure and excludes special items. See Appendix B for a reconciliation of pre-tax margin excluding net special items, a non-GAAP measure.
Relationship Between Financial Performance Measures
The graphs below compare the compensation actually paid to our CEOs and the average of the compensation actually paid to our non-CEO named executive officers, with (i) our cumulative TSR, (ii) our Peer Group TSR, (iii) our net income (loss), and (iv) our adjusted pre-tax
margin, in each case, for the fiscal years ended December 31, 2022, 2021 and 2020. TSR amounts reported in the graph assume an initial fixed investment of $100, and that all dividends, if any, were reinvested.
2020, and continuing into 2021 and 2022, was the most challenging time in our industry’s history, as the
COVID-19
pandemic caused drastic disruptions in global demand for air travel, resulting in a severe decline in our business. Despite these challenges, we remained consistent in our approach and philosophy that our executive compensation programs provide both fair pay and pay for performance and align with the interests of stockholders.
Given the emphasis in our executive compensation programs on long-term incentives tied to our stock price, the compensation actually paid to our named executive officers is strongly aligned with our stock price performance. For 2020, given the more significant decrease in our stock price, compensation actually paid is significantly lower than the reported Summary Compensation Table total compensation values, and the 2020 compensation actually paid to Mr. Parker was negative. With the improvement in our stock price in 2021, compensation actually paid also improved but then substantially decreased in 2022 in alignment with the decrease in our stock price. We believe sensitivity to our stock price performance as part of our emphasis on long-term incentive compensation will lead to ongoing alignment between compensation actually paid and our TSR performance.

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Outside of our stock price performance, we believe that adjusted pre-tax
margin is the most important financial metric that ties our executives’ compensation to our performance. We have been able to significantly improve our adjusted pre-tax
margin from 2020 through 2022. These financial outcomes, however, do not align as closely with our outcomes on compensation actually paid, which increased from 2020 to 2021 but significantly decreased in 2022. Similarly, the improvement in our net income from 2020 through 2022 does not directly align with our outcomes on compensation actually paid. Compensation actually paid is less sensitive to these financial outcomes as a result of the emphasis in our executive compensation programs on long-term incentives and its stronger correlation to our stock price, which we expect will continue to have a much larger impact than these financial outcomes on compensation actually paid, as described above.

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Pay Versus Performance Tabular List
We believe the following performance measures represent the most important financial performance measures used by us to link compensation actually paid to our named executive officers for 2022:

•	Total stockholder return;

•	Adjusted pre-tax margin; and

•	Total debt reduction.
In addition, through our STIP which was
re-established
in 2022 with a performance period running from April 1, 2022 to April 1, 2023, we incorporated the following additional measures into our executive compensation program:

•	Adjusted pre-tax income;

•	Mainline and regional on-time departures

•	Mainline and regional controllable completion factor; and

•	Measures related to diversity, equity and inclusion.
For additional details regarding our performance measures, please see the sections entitled “Annual Cash Incentive Program” and “Long-Term Incentive Programs” in our “Compensation Discussion and Analysis” beginning on page 52.

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EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our Common Stock that may be issued under our only existing equity compensation plan as of December 31, 2022, the 2013 Plan.

Plan Category	(i) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(ii) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	(iii) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (i))

Equity Compensation Plans Approved by Security Holders(a)	10,262,583	-	17,635,650

Equity Compensation Plans Not Approved by Security Holders	-	-	-

Total	10,262,583	-	17,635,650

(a)

The 2013 Plan was approved by the Bankruptcy Court in connection with AMR’s bankruptcy plan and further approved by the Board on December 9, 2013. Under Delaware law, as part of the reorganization, the 2013 Plan was deemed to be approved by our stockholders. The 2013 Plan authorizes the grant of awards for the issuance of 40,000,000 shares plus any shares underlying awards granted under the 2013 Plan, or any US Airways Group, Inc. plan, that are forfeited, terminate or are cash settled (in whole or in part) without a payment being made in the form of shares. In addition, any shares that were available for issuance under the US Airways Group, Inc. 2011 Incentive Award Plan (the “2011 Plan”) as of the effective date of the 2013 Plan may be used for awards under the 2013 Plan; provided, that awards using such available shares under the 2011 Plan shall not be made after the date awards or grants could have been made under the 2011 Plan and shall only be made to individuals who were not providing services to AAG prior to the merger with US Airways. Consists of 10,262,583 RSUs.

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OTHER MATTERS

Stockholder Proposals

Rule 14a-8 of the Exchange Act provides that certain stockholder proposals must be included in the proxy statement for an annual meeting of stockholders. For a stockholder proposal to be considered for inclusion in the proxy statement for our 2024 Annual Meeting of Stockholders, our Corporate Secretary (Grant B. McGee, Corporate Secretary, at American Airlines Group Inc., MD8B503, 1 Skyview Drive, Fort Worth, Texas 76155) must receive the proposal no later than December 1, 2023. The proposal must comply with the SEC regulations under Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in our proxy materials.

Pursuant to the Bylaws, in order for a stockholder to present a proposal at an annual meeting of stockholders, other than proposals to be included in the proxy statement as described above, the stockholder must deliver proper notice to our Corporate Secretary at our principal executive offices (please see the address above) not more than 120 days and not less than 90 days prior to the anniversary date of the immediately preceding annual meeting or, if the date of the annual meeting is more than 30 days before or after such anniversary date, not later than the 90th day prior to such annual meeting or, if later, the tenth day following the day on which public disclosure of the date of such annual meeting was first made. For the 2024 Annual Meeting of Stockholders, notice must be delivered no sooner than January 11, 2024 and no later than February 10, 2024. Stockholders are advised to review the Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals. Additional information with regard to director recommendations or nominations for director candidates can be found beginning on page 17 and we encourage stockholders to review the procedures and deadlines relating thereto before taking action.

In addition, our Bylaws permit certain of our stockholders who have beneficially owned 3% or more of our outstanding Common Stock continuously for at least three years to submit nominations to be included in the Company’s proxy materials for up to 20% of the total number of directors then serving. Notice of proxy access director nominations for the 2024 Annual Meeting of Stockholders must be delivered to our Corporate Secretary at our principal executive offices (please see the address above) no earlier than November 1, 2023 and no later than the close of business on December 1, 2023. The notice must set forth the information required by our Bylaws with respect to each proxy access director nomination that eligible stockholder or stockholders intend to present at the 2024 Annual Meeting of Stockholders and must otherwise be in compliance with our Bylaws.

In connection with our 2024 Annual Meeting of Stockholders, we intend to file a proxy statement and a WHITE proxy card with the SEC in connection with our solicitation of proxies for that meeting.

Annual Report and Available Information

Our Annual Report on Form 10-K for the year ended December 31, 2022 accompanies this Proxy Statement but does not constitute a part of the proxy soliciting materials. A copy of our Annual Report on Form 10-K for the year ended December 31, 2022, including financial statements and financial statement schedules but without exhibits, is available to any person whose vote is solicited by this proxy upon written request to the Corporate Secretary, American Airlines Group Inc., MD8B503, 1 Skyview Drive, Fort Worth, Texas 76155. Copies also may be obtained without charge through the SEC’s website at www.sec.gov.

Cautionary Statement Regarding Forward-Looking Statements

Certain of the statements contained in this Proxy Statement should be considered forward-looking statements within the meaning of the Securities Act, the Exchange Act, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “if current trends continue,” “optimistic,” “forecast” and other similar words. Such statements include, but are not limited to, statements about the Company’s plans, objectives, expectations, intentions, estimates and strategies for the future, and other statements that are not historical facts. These forward-looking statements are based on the Company’s current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. These risks

2023 Proxy Statement |	77

and uncertainties include, but are not limited to, those set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 (especially in Part I, Item 1A. Risk Factors and Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations), and other risks and uncertainties listed from time to time in the Company’s other filings with the SEC. There may be other factors of which the Company is not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ materially from those discussed. The Company does not assume any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements other than as required by law. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statement.

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Appendix A

AMERICAN AIRLINES GROUP INC.

2023 INCENTIVE AWARD PLAN

ARTICLE I.

PURPOSE

The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities.

ARTICLE II.

DEFINITIONS

As used in the Plan, the following words and phrases have the meanings specified below, unless the context clearly indicates otherwise:

2.1 “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee. With reference to the Board’s or a Committee’s powers or authority under the Plan that have been delegated to one or more officers pursuant to Section 4.2, the term “Administrator” shall refer to such officer(s) unless and until such delegation has been revoked.

2.2 “Applicable Law” means any applicable law, including without limitation: (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether U.S. or non-U.S. federal, state or local; and (c) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.

2.3 “Automatic Exercise Date” means, with respect to an Option or a Stock Appreciation Right, the last business day of the applicable Option term or Stock Appreciation Right term that was initially established by the Administrator for such Option or Stock Appreciation Right (e.g., the last business day prior to the tenth anniversary of the date of grant of such Option or Stock Appreciation Right if the Option or Stock Appreciation Right initially had a ten-year Option term or Stock Appreciation Right term, as applicable).

2.4 “Award” means an Option award, Stock Appreciation Right award, Restricted Stock award, Restricted Stock Unit award, Performance Bonus Award, Performance Stock Unit award, Dividend Equivalents award or Other Stock or Cash Based Award granted to a Participant under the Plan.

2.5 “Award Agreement” means an agreement evidencing an Award, which may be written or electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.

2.6 “Board” means the Board of Directors of the Company.

2.7 “Change in Control” means the occurrence of any of the following:

(a) within any 12-month period, the individuals who constitute the Board at the beginning of such period (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or

(b) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, other than the Company, acquires (directly or indirectly) the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (“Voting Power”); or

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(c) the Company consummates a merger, consolidation or reorganization of the Company or any other similar transaction or series of related transactions (collectively, a “Transaction”) other than (A) a Transaction in which the voting securities of the Company outstanding immediately prior thereto become (by operation of law), or are converted into or exchanged for, voting securities of the surviving corporation or its parent corporation immediately after such Transaction that are owned by the same person or entity or persons or entities as immediately prior thereto and possess at least 50% of the Voting Power held by the voting securities of the surviving corporation or its parent corporation, or (B) a Transaction effected to implement a recapitalization of the Company (or similar transaction) in which no person (excluding the Company or any person who held more than 50% of the Voting Power immediately prior to such Transaction) acquires more than 50% of the Voting Power; or

(d) the Company sells or otherwise disposes of, or consummates a transaction or series of related transactions providing for the sale or other disposition of, all or substantially all of the stock or assets of the Company, or enters into a plan for the complete liquidation of the Company.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award which provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award must also constitute a “change in control event,” as defined in Treasury Regulation § 1.409A-3(i)(5) to the extent required by Section 409A.

The Administrator shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

2.8 “Code” means the U.S. Internal Revenue Code of 1986, as amended, and all regulations, guidance, compliance programs and other interpretative authority issued thereunder.

2.9 “Committee” means one or more committees or subcommittees of the Board, which may include one or more Directors or executive officers of the Company, to the extent permitted by Applicable Law. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

2.10 “Common Stock” means the common stock of the Company.

2.11 “Company” means American Airlines Group Inc., a Delaware corporation, or any successor.

2.12 “Consultant” means any person, including any adviser, engaged by the Company or a Subsidiary to render services to such entity if the consultant or adviser: (a) renders bona fide services to the Company or a Subsidiary; (b) renders services not in connection with the offer or sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the Company’s securities; and (c) is a natural person.

2.13 “Designated Beneficiary” means, if permitted by the Company, the beneficiary or beneficiaries the Participant designates, in a manner the Company determines, to receive amounts due or exercise the Participant’s rights if the Participant dies. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate or legal heirs.

2.14 “Director” means a Board member.

2.15 “Disability” means a permanent and total disability under Section 22(e)(3) of the Code.

2.16 “Dividend Equivalents” means a right granted to a Participant to receive the equivalent value (in cash or Shares) of dividends paid on a specified number of Shares. Such Dividend Equivalent shall be converted to cash or additional Shares, or a combination of cash and Shares, by such formula and at such time and subject to such limitations as may be determined by the Administrator.

2.17 “DRO” means a “domestic relations order” as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

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2.18 “Effective Date” has the meaning set forth in Section 11.3.

2.19 “Employee” means any employee of the Company or any of its Subsidiaries.

2.20 “Equity Restructuring” means a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split (including a reverse stock split), spin-off or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other Company securities) or the share price of Common Stock (or other Company securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

2.21 “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and all regulations, guidance and other interpretative authority issued thereunder.

2.22 “Fair Market Value” means, as of any date, the value of a Share determined as follows: (a) if the Common Stock is listed on any established stock exchange, the value of a Share will be the closing sales price for a Share as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Common Stock is not listed on an established stock exchange but is quoted on a national market or other quotation system, the value of a Share will be the closing sales price for a Share on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (iii) if the Common Stock is not listed on any established stock exchange or quoted on a national market or other quotation system, the value established by the Administrator in its sole discretion.

2.23 “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any parent corporation or subsidiary corporation of the Company, as determined in accordance with Section 424(e) and (f) of the Code, respectively.

2.24 “Incentive Stock Option” means an Option that meets the requirements to qualify as an “incentive stock option” as defined in Section 422 of the Code.

2.25 “Non-Employee Director” means a Director who is not an Employee.

2.26 “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

2.27 “Option” means a right granted under Article VI to purchase a specified number of Shares at a specified price per Share during a specified time period. An Option may be either an Incentive Stock Option or a Nonqualified Stock Option.

2.28 “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property.

2.29 “Overall Share Limit” means the sum of (a) 17,200,000 Shares, plus (b) any Shares that are subject to Prior Plan Awards that become available for issuance under the Plan as Shares pursuant to Article V, minus (c) any Shares subject to awards under the Prior Plan that are granted after March 22, 2023 and before the Effective Date.

2.30 “Participant” means a Service Provider who has been granted an Award.

2.31 “Performance Bonus Award” has the meaning set forth in Section 8.3.

2.32 “Performance Stock Unit” means a right granted to a Participant pursuant to Section 8.1 and subject to Section 8.2, to receive Shares or an amount of cash or other consideration determined by the Administrator to be of equal value as of the settlement date, the payment of which is contingent upon achieving certain performance goals or other performance-based targets established by the Administrator.

2.33 “Permitted Transferee” means, with respect to a Participant, any “family member” of the Participant, as defined in the General Instructions to Form S-8 Registration Statement under the Securities Act (or any successor form thereto), or any other transferee specifically approved by the Administrator after taking into account Applicable Law.

2.34 “Plan” means this 2023 Incentive Award Plan.

2.35 “Prior Plan” means the Company’s 2013 Incentive Award Plan, as it may be amended from time to time.

2.36 “Prior Plan Award” means an award outstanding under the Prior Plan as of March 22, 2023 or granted under the Prior Plan following such date and prior to the Effective Date.

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2.37 “Restricted Stock” means Shares awarded to a Participant under Article VII, subject to certain vesting conditions and other restrictions.

2.38 “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date, subject to certain vesting conditions and other restrictions.

2.39 “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, including any amendments thereto.

2.40 “Section 409A” means Section 409A of the Code.

2.41 “Securities Act” means the Securities Act of 1933, as amended, and all regulations, guidance and other interpretative authority issued thereunder.

2.42 “Service Provider” means an Employee, Consultant or Director.

2.43 “Shares” means shares of Common Stock.

2.44 “Stock Appreciation Right” or “SAR” means a right granted under Article VI to receive a payment equal to the excess of the Fair Market Value of a specified number of Shares on the date the right is exercised over the exercise price set forth in the applicable Award Agreement.

2.45 “Subsidiary” means any entity (other than the Company), whether U.S. or non-U.S., in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.46 “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company or other entity acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

2.47 “Tax-Related Items” means any U.S. and non-U.S. federal, state and/or local taxes (including, without limitation, income tax, social insurance contributions, fringe benefit tax, employment tax, stamp tax and any employer tax liability which has been transferred to a Participant) for which a Participant is liable in connection with Awards and/or Shares.

2.48 “Termination of Service” means:

(a) As to a Consultant, the time when the engagement of a Participant as a Consultant to the Company or a Subsidiary is terminated for any reason, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service with the Company or any Subsidiary.

(b) As to a Non-Employee Director, the time when a Participant who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Participant simultaneously commences employment or service or remains in service with the Company or any Subsidiary.

(c) As to an Employee, the time when the employee-employer relationship between a Participant and the Company or any Subsidiary is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Participant simultaneously commences or remains in employment or service with the Company or any Subsidiary.

The Company, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service, including, without limitation, whether a Termination of Service has occurred, whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service. For purposes of the Plan, a Participant’s employee-employer relationship or consultancy relationship shall be deemed to be terminated in the event that the Subsidiary employing or contracting with such Participant ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off), even though the Participant may subsequently continue to perform services for that entity.

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ARTICLE III.

ELIGIBILITY

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein. No Service Provider shall have any right to be granted an Award pursuant to the Plan and neither the Company nor the Administrator is obligated to treat Service Providers, Participants or any other persons uniformly.

ARTICLE IV.

ADMINISTRATION AND DELEGATION

4.1 Administration.

(a) The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions, reconcile inconsistencies in the Plan or any Award and make all other determinations that it deems necessary or appropriate to administer the Plan and any Awards. The Administrator (and each member thereof) is entitled to, in good faith, rely or act upon any report or other information furnished to the Administrator or member thereof by any officer or other Employee, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan. The Administrator’s determinations under the Plan are in its sole discretion and will be final, binding and conclusive on all persons having or claiming any interest in the Plan or any Award.

(b) Without limiting the foregoing, the Administrator has the exclusive power, authority and sole discretion to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant; (iii) determine the number of Awards to be granted and the number of Shares to which an Award will relate; (iv) subject to the limitations in the Plan, determine the terms and conditions of any Award and related Award Agreement, including, but not limited to, the exercise price, grant price, purchase price, any performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations, waivers or amendments thereof; (v) determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, or other property, or an Award may be cancelled, forfeited, or surrendered; and (vi) make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.

4.2 Delegation of Authority. To the extent permitted by Applicable Law, the Board or any Committee may delegate any or all of its powers under the Plan to one or more Committees or officers of the Company or any of its Subsidiaries; provided, however, that in no event shall an officer of the Company or any of its Subsidiaries be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, or (b) officers of the Company or any of its Subsidiaries or Directors to whom authority to grant or amend Awards has been delegated hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation or that are otherwise included in the applicable organizational documents, and the Board or Committee, as applicable, may at any time rescind the authority so delegated or appoint a new delegate. At all times, the delegate appointed under this Section 4.2 shall serve in such capacity at the pleasure of the Board or the Committee, as applicable, and the Board or the Committee may abolish any committee at any time and re-vest in itself any previously delegated authority. Further, regardless of any delegation, the Board or a Committee may, in its discretion, exercise any and all rights and duties as the Administrator under the Plan delegated thereby, except with respect to Awards that are required to be determined in the sole discretion of the Board or Committee under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.

ARTICLE V.

STOCK AVAILABLE FOR AWARDS

5.1 Number of Shares. Subject to adjustment under Article IX and the terms of this Article V, Awards may be made under the Plan covering up to the Overall Share Limit. As of the Effective Date, the Company will cease granting awards under the Prior Plan; however, Prior Plan Awards will remain subject to the terms of the Prior Plan. Shares issued or delivered under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.

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5.2 Share Recycling.

(a) If all or any part of an Award or a Prior Plan Award expires, lapses or is terminated, converted into an award in respect of shares of another entity in connection with a spin-off or other similar event, exchanged or settled for cash, surrendered, repurchased, cancelled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award or Prior Plan Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award or Prior Plan Award, the unused Shares covered by the Award or Prior Plan Award will, as applicable, become or again be available for Awards under the Plan. The payment of dividends or Dividend Equivalents in cash in conjunction with any outstanding Awards or Prior Plan Awards and any Awards that are settled in cash rather than by issuance of Shares shall not count against the Overall Share Limit.

(b) Notwithstanding anything in the Plan to the contrary, the following Shares shall not be available for future grants of Awards: (i) Shares tendered by a Participant or withheld by the Company in payment of the exercise price of an Option or any stock option granted under the Prior Plan; (ii) Shares tendered by a Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award or any Prior Plan Award; (iii) Shares subject to a Stock Appreciation Right or stock appreciation right granted under the Prior Plan that are not issued in connection with the stock settlement of the Stock Appreciation Right or stock appreciation right on exercise; and (iv) Shares purchased on the open market with the cash proceeds from the exercise of Options or stock options granted under the Prior Plan.

5.3 Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, no more than 17,200,000 Shares (as adjusted to reflect any Equity Restructuring) may be issued pursuant to the exercise of Incentive Stock Options.

5.4 Substitute Awards. In connection with an entity’s merger or consolidation with the Company or any Subsidiary or the Company’s or any Subsidiary’s acquisition of an entity’s property or stock, the Administrator may grant Substitute Awards in respect of any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms and conditions as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided under Section 5.2 above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and shall not count against the Overall Share Limit (and Shares subject to such Awards may again become available for Awards under the Plan as provided under Section 5.2 above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Service Providers prior to such acquisition or combination.

5.5 Non-Employee Director Award Limit. Notwithstanding any provision to the contrary in the Plan or in any policy of the Company regarding non-employee director compensation, the sum of the grant date fair value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all equity-based Awards and the maximum amount that may become payable pursuant to all cash-based Awards that may be granted to a Service Provider as compensation for services as a Non-Employee Director during any calendar year shall not exceed $1,500,000.

5.6 Award Vesting Limitations. Notwithstanding any other provision of the Plan to the contrary, no Award Agreement shall provide for vesting of the Award thereunder earlier than the first anniversary of the applicable grant date or, with respect to any such Award subject to performance-based vesting, based on an applicable performance period that is shorter than one year; provided, however, that, notwithstanding the foregoing, Awards that result in the issuance of no more than 5% of the Shares reserved for issuance under the Plan pursuant to Section 5.1 above may be granted to any one or more Participants without respect to such minimum vesting requirements. For purposes of Awards granted to Non-Employee Directors, a vesting period will be deemed to be one year if it runs from the date of one annual meeting of the Company’s stockholders to the next annual meeting of the Company’s stockholder, provided that the period between such meetings is not less than 50 weeks. Notwithstanding the foregoing, an Award Agreement may provide for the accelerated vesting, exercisability and/or payment (as applicable) of any Award upon the termination of the applicable Participant’s status as

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Service Provider due to the Participant’s death, disability, retirement or any other specified Termination of Service and/or in connection with the consummation of a Change in Control.

ARTICLE VI.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

6.1 General. The Administrator may grant Options or Stock Appreciation Rights to one or more Service Providers, subject to such terms and conditions not inconsistent with the Plan as the Administrator shall determine. The Administrator will determine the number of Shares covered by each Option and Stock Appreciation Right, the exercise price of each Option and Stock Appreciation Right and the conditions and limitations applicable to the exercise of each Option and Stock Appreciation Right. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying (a) the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by (b) the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose, and payable in cash, Shares valued at Fair Market Value on the date of exercise or a combination of the two as the Administrator may determine or provide in the Award Agreement.

6.2 Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. Subject to Section 6.7, the exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option or Stock Appreciation Right. Notwithstanding the foregoing, in the case of an Option or Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.

6.3 Duration of Options. Subject to Section 6.7, each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that the term of an Option or Stock Appreciation Right will not exceed ten years; provided, further, that, unless otherwise determined by the Administrator or specified in the Award Agreement, (a) no portion of an Option or Stock Appreciation Right which is unexercisable at a Participant’s Termination of Service shall thereafter become exercisable and (b) the portion of an Option or Stock Appreciation Right that is unexercisable at a Participant’s Termination of Service shall automatically expire on the date of such Termination of Service. In addition, in no event shall an Option or Stock Appreciation Right granted to an Employee who is a non-exempt employee for purposes of overtime pay under the U.S. Fair Labor Standards Act of 1938 be exercisable earlier than six months after its date of grant. Notwithstanding the foregoing, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, commits an act of cause (as determined by the Administrator), or violates any non-competition, non-solicitation or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right to exercise the Option or Stock Appreciation Right, as applicable, may be terminated by the Company and the Company may suspend the Participant’s right to exercise the Option or Stock Appreciation Right when it reasonably believes that the Participant may have participated in any such act or violation.

6.4 Exercise. Options and Stock Appreciation Rights may be exercised by delivering to the Company (or such other person or entity designated by the Administrator) a notice of exercise, in a form and manner the Company approves (which may be written, electronic or telephonic and may contain representations and warranties deemed advisable by the Administrator), signed or authenticated by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, (a) payment in full of the exercise price for the number of Shares for which the Option is exercised in a manner specified in Section 6.5 and (b) satisfaction in full of any withholding obligation for Tax-Related Items in a manner specified in Section 10.5. The Administrator may, in its discretion, limit exercise with respect to fractional Shares and require that any partial exercise of an Option or Stock Appreciation Right be with respect to a minimum number of Shares.

6.5 Payment Upon Exercise. The Administrator shall determine the methods by which payment of the exercise price of an Option shall be made, including, without limitation:

(a) Cash, check or wire transfer of immediately available funds; provided that the Company may limit the use of one of the foregoing methods if one or more of the methods below is permitted;

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(b) If there is a public market for Shares at the time of exercise, unless the Company otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Company) of a notice that the Participant has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise of the Option and that the broker has been directed to deliver promptly to the Company funds sufficient to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company an amount sufficient to pay the exercise price by cash, wire transfer of immediately available funds or check; provided that such amount is paid to the Company at such time as may be required by the Company;

(c) To the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value on the date of delivery;

(d) To the extent permitted by the Administrator, surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;

(e) To the extent permitted by the Administrator, delivery of a promissory note or any other lawful consideration; or

(f) To the extent permitted by the Administrator, any combination of the above payment forms.

6.6 Expiration of Option Term or Stock Appreciation Right Term: Automatic Exercise of In-The-Money Options and Stock Appreciation Rights. Unless otherwise provided by the Administrator in an Award Agreement or otherwise or as otherwise directed by a holder of an Option or a Stock Appreciation Right in writing to the Company, each vested and exercisable Option and Stock Appreciation Right outstanding on the Automatic Exercise Date with an exercise price per Share that is less than the sum of the Fair Market Value and any related broker’s fees (as described in Section 11.19(c)) per Share as of such date shall automatically and without further action by the holder of the Option or Stock Appreciation Right or the Company be exercised on the Automatic Exercise Date. In the sole discretion of the Administrator, payment of the exercise price of any such Option shall be made pursuant to Section 6.5(b) or 6.5(d) and the Company or any Subsidiary shall be entitled to deduct or withhold an amount sufficient to satisfy any withholding obligation for Tax-Related Items associated with such exercise in accordance with Section 10.5. Unless otherwise determined by the Administrator, this Section 6.6 shall not apply to an Option or Stock Appreciation Right if the holder of such Option or Stock Appreciation Right incurs a Termination of Service on or before the Automatic Exercise Date. For the avoidance of doubt, no Option or Stock Appreciation Right with an exercise price per Share that is equal to or greater than the Fair Market Value per Share on the Automatic Exercise Date shall be exercised pursuant to this Section 6.6.

6.7 Additional Terms of Incentive Stock Options. The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options (and Award Agreements related thereto) will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within the later of (a) two years from the grant date of the Option or (b) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Nonqualified Stock Option.

ARTICLE VII.

RESTRICTED STOCK; RESTRICTED STOCK UNITS

7.1 General. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to forfeiture or the Company’s right to repurchase all or part of the underlying Shares at their issue price or other stated or formula price from the Participant if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant Restricted Stock Units, which may be subject to vesting and forfeiture

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conditions during the applicable restriction period or periods, as set forth in an Award Agreement, to Service Providers. The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock and Restricted Stock Units; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal consideration shall be required for each issuance of Restricted Stock and Restricted Stock Units to the extent required by Applicable Law. The Award Agreement for each Award of Restricted Stock and Restricted Stock Units shall set forth the terms and conditions not inconsistent with the Plan as the Administrator shall determine.

7.2 Restricted Stock.

(a) Stockholder Rights. Unless otherwise determined by the Administrator, each Participant holding Shares of Restricted Stock will be entitled to all the rights of a stockholder with respect to such Shares, subject to the restrictions in the Plan and the applicable Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the Shares to the extent such dividends and other distributions have a record date that is on or after the date on which such Participant becomes the record holder of such Shares; provided, however, that with respect to a share of Restricted Stock subject to restrictions or vesting conditions, except in connection with a spin-off or other similar event as otherwise permitted under Section 9.2, dividends which are paid to Company stockholders prior to the removal of restrictions and satisfaction of vesting conditions shall only be paid to the Participant to the extent that the restrictions are subsequently removed and the vesting conditions are subsequently satisfied and the share of Restricted Stock vests.

(b) Stock Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of Shares of Restricted Stock, together with a stock power endorsed in blank.

(c) Section 83(b) Election. If a Participant makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which such Participant would otherwise be taxable under Section 83(a) of the Code, such Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service along with proof of the timely filing thereof.

7.3 Restricted Stock Units. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, subject to compliance with Applicable Law. A Participant holding Restricted Stock Units will have only the rights of a general unsecured creditor of the Company (solely to the extent of any rights then applicable to Participant with respect to such Restricted Stock Units) until delivery of Shares, cash or other securities or property is made as specified in the applicable Award Agreement.

ARTICLE VIII.

OTHER TYPES OF AWARDS

8.1 General. The Administrator may grant Performance Stock Unit awards, Performance Bonus Awards, Dividend Equivalents or Other Stock or Cash Based Awards, to one or more Service Providers, in such amounts and subject to such terms and conditions not inconsistent with the Plan as the Administrator shall determine.

8.2 Performance Stock Unit Awards. Each Performance Stock Unit award shall be denominated in a number of Shares or in unit equivalents of Shares or units of value (including a dollar value of Shares) and may be linked to any one or more of performance or other specific criteria, including service to the Company or Subsidiaries, determined to be appropriate by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. In making such determinations, the Administrator may consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant.

8.3 Performance Bonus Awards. Each right to receive a bonus granted under this Section 8.3 shall be denominated in the form of cash (but may be payable in cash, stock or a combination thereof) (a “Performance Bonus Award”) and shall be payable upon the attainment of performance goals that are established by the Administrator and relate to one or more of performance or other specific criteria, including service to the Company or Subsidiaries, in each case on a specified date or dates or over any period or periods determined by the Administrator.

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8.4 Dividends and Dividend Equivalents. If the Administrator provides, an Award (other than an Option or Stock Appreciation Right) may provide a Participant with the right to receive dividends or Dividend Equivalents. Dividends and Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Award with respect to which the dividends or Dividend Equivalents are granted and subject to other terms and conditions as set forth in the Award Agreement. Notwithstanding anything to the contrary herein, dividends and Dividend Equivalents with respect to an Award subject to vesting shall either (a) to the extent permitted by Applicable Law, not be paid or credited or (b) be accumulated and subject to vesting to the same extent as the related Award. Any such dividends or Dividend Equivalents shall be paid at such time as the Administrator shall specify in the applicable Award Agreement or as determined by the Administrator in the event not specified in such Award Agreement. In no event shall dividends or Dividend Equivalents be paid with respect to Options or Stock Appreciation Rights.

8.5 Other Stock or Cash Based Awards. Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive cash or Shares to be delivered in the future and annual or other periodic or long-term cash bonus awards (whether based on specified performance criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled, subject to compliance with Section 409A. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, as the Administrator determines. Subject to the provisions of the Plan, the Administrator will determine the terms and conditions of each Other Stock or Cash Based Award, including any purchase price, performance goal(s), transfer restrictions, and vesting conditions, which will be set forth in the applicable Award Agreement. Except in connection with a spin-off or other similar event as otherwise permitted under Article IX, dividends that are scheduled to be paid prior to vesting of any Other Stock or Cash Based Award shall only be paid to the applicable Participant to the extent that the vesting conditions are subsequently satisfied and the Other Stock or Cash Based Award vests.

ARTICLE IX.

ADJUSTMENTS FOR CHANGES IN COMMON STOCK

AND CERTAIN OTHER EVENTS

9.1 Equity Restructuring. In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article IX, the Administrator will equitably adjust the terms of the Plan and each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include (a) adjusting the number and type of securities subject to each outstanding Award or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article V hereof on the maximum number and kind of shares that may be issued); (b) adjusting the terms and conditions of (including the grant or exercise price), and the performance goals or other criteria included in, outstanding Awards; and (c) granting new Awards or making cash payments to Participants. The adjustments provided under this Section 9.1 will be nondiscretionary and final and binding on all interested parties, including the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.

9.2 Corporate Transactions. In the event of any extraordinary dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, split-up, spin off, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Law or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change) and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (i) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (ii) to facilitate such transaction or event or (iii) give effect to such changes in Applicable Law or accounting principles:

(a) To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such

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Award or realization of the Participant’s rights under the vested portion of such Award, as applicable, in each case as of the date of such cancellation; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;

(b) To provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares (or other property) covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(c) To provide that such Award be assumed by the successor or survivor corporation or entity, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation or entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and applicable exercise or purchase price, in all cases, as determined by the Administrator;

(d) To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article V hereof on the maximum number and kind of shares which may be issued) or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards;

(e) To replace such Award with other rights or property selected by the Administrator; or

(f) To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.

9.3 Change in Control. Notwithstanding any other provision of the Plan, in the event of a Change in Control, the Administrator may take any actions with respect to outstanding Awards as it deems appropriate, consistent with applicable provisions of the Code and any applicable federal or state securities laws.

9.4 Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock (including any Equity Restructuring or any securities offering or other similar transaction) or for reasons of administrative convenience or to facilitate compliance with any Applicable Law, the Company may refuse to permit the exercise or settlement of one or more Awards for such period of time as the Company may determine to be reasonably appropriate under the circumstances.

9.5 General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 9.1 above or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant price or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (a) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (b) any merger, consolidation, spinoff, dissolution or liquidation of the Company or sale of Company assets or (c) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares.

ARTICLE X.

PROVISIONS APPLICABLE TO AWARDS

10.1 Transferability.

(a) No Award may be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a DRO, unless and until such Award has been exercised or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed. During the life of a Participant, Awards will be exercisable only by the Participant, unless it has been disposed of pursuant to a DRO. After the death of a Participant, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Award Agreement, be exercised by the Participant’s personal representative or by any person empowered to do so under the deceased Participant’s will or under the then-Applicable Law of descent and distribution. References to a Participant, to the extent relevant in the context, will include references to a transferee approved by the Administrator.

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(b) Notwithstanding Section 10.1(a), the Administrator, in its sole discretion, may determine to permit a Participant or a Permitted Transferee of such Participant to transfer an Award other than an Incentive Stock Option (unless such Incentive Stock Option is intended to become a Nonqualified Stock Option) to any one or more Permitted Transferees of such Participant, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than (A) to another Permitted Transferee of the applicable Participant or (B) by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Participant (other than the ability to further transfer the Award to any person other than another Permitted Transferee of the applicable Participant); (iii) the Participant (or transferring Permitted Transferee) and the receiving Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation, documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under Applicable Law and (C) evidence the transfer; and (iv) any transfer of an Award to a Permitted Transferee shall be without consideration, except as required by Applicable Law. In addition, and further notwithstanding Section 10.1(a), the Administrator, in its sole discretion, may determine to permit a Participant to transfer Incentive Stock Options to a trust that constitutes a Permitted Transferee if, under Section 671 of the Code and other Applicable Law, the Participant is considered the sole beneficial owner of the Incentive Stock Option while it is held in the trust.

(c) Notwithstanding Section 10.1(a), if permitted by the Administrator, a Participant may, in the manner determined by the Administrator, designate a Designated Beneficiary. A Designated Beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant and any additional restrictions deemed necessary or appropriate by the Administrator. If the Participant is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a community property state, a designation of a person other than the Participant’s spouse or domestic partner, as applicable, as the Participant’s Designated Beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written or electronic consent of the Participant’s spouse or domestic partner. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time; provided that the change or revocation is delivered in writing to the Administrator prior to the Participant’s death. For clarity, no Award may be transferred to a third party for monetary consideration.

10.2 Documentation. Each Award will be evidenced in an Award Agreement in such form as the Administrator determines in its discretion. Each Award may contain such terms and conditions as are determined by the Administrator in its sole discretion, to the extent not inconsistent with those set forth in the Plan.

10.3 Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

10.4 Changes in Participant’s Status. The Administrator will determine how the disability, death, retirement, authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable. Except to the extent otherwise required by Applicable Law or expressly authorized by the Company or by the Company’s written policy on leaves of absence, no service credit shall be given for vesting purposes for any period the Participant is on a leave of absence.

10.5 Withholding. Each Participant must pay the Company or a Subsidiary, as applicable, or make provision satisfactory to the Administrator for payment of, any Tax-Related Items to be withheld in connection with such Participant’s Awards and/or Shares. At the Company’s discretion and subject to any Company insider trading policy (including black-out periods), any withholding obligation for Tax-Related Items may be satisfied by (a) deducting an amount sufficient to satisfy such withholding obligation from any payment of any kind otherwise due to a Participant; (b) accepting a payment from the Participant in cash, by wire transfer of immediately available funds, or by check made payable to the order of the Company or a Subsidiary, as applicable; (c) accepting the delivery of Shares, including Shares delivered by attestation; (d) retaining Shares from an Award; (e) if there is a public market for Shares at the time the withholding obligation for Tax-Related Items is to be satisfied, selling Shares issued pursuant to an Award, either voluntarily by the Participant or mandatorily by the Company; (f) accepting delivery of a promissory note or any other lawful consideration; (g) any other method of withholding determined by the Company and, to the extent required by Applicable Law or the Plan, approved by the Administrator; or (h) any combination of the foregoing payment forms. The amount withheld pursuant to any of the

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foregoing payment forms shall be determined by the Company and may be up to, but no greater than, the aggregate amount of such obligations based on the maximum statutory withholding rates in the applicable Participant’s jurisdiction for all Tax-Related Items.

10.6 Amendment of Award. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Nonqualified Stock Option. The Participant’s consent to such action will be required unless (a) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (b) the change is permitted under Article IX or pursuant to Section 11.6.

10.7 Prohibition on Repricing. Except pursuant to Article IX, the Administrator shall not, without the approval of the Company’s stockholders, (a) amend any outstanding Option or Stock Appreciation Right to reduce its exercise price per Share or (b) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the exercise price of such Option or Stock Appreciation Right exceeds the Fair Market Value of the underlying Shares.

10.8 Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (a) all Award conditions have been met or removed to the Company’s satisfaction, (b) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including, without limitation, any applicable securities laws and stock exchange or stock market rules and regulations, (c) any approvals from governmental agencies that the Company determines are necessary or advisable have been obtained, and (d) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy Applicable Law. The inability or impracticability of the Company to obtain or maintain authority to issue or sell any securities from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained, and shall constitute circumstances in which the Administrator may determine to amend or cancel Awards pertaining to such Shares, with or without consideration to the Participant.

10.9 Acceleration. The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.

ARTICLE XI.

MISCELLANEOUS

11.1 No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to commence or continue employment or any other relationship with the Company or a Subsidiary. The Company and its Subsidiaries expressly reserve the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement or other written agreement between the Participant and the Company or any Subsidiary.

11.2 No Rights as Stockholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Law requires, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on any share certificate or book entry to reference restrictions applicable to the Shares (including, without limitation, restrictions applicable to Restricted Stock).

11.3 Effective Date. The Board approved the Plan on March 22, 2023, subject to the approval of the Company’s stockholders. The Plan will become effective on the date it is approved by the Company’s stockholders (the “Effective Date”). If the Plan is not approved by the Company’s stockholders on or before March 22, 2024, the Plan will not become effective. No Incentive Stock Option may be granted pursuant to the Plan after the tenth anniversary of the date the Plan was approved by the Board.

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11.4 Amendment of Plan. The Administrator may amend, suspend or terminate the Plan at any time and from time to time; provided that (a) no amendment requiring stockholder approval to comply with Applicable Law shall be effective unless approved by the stockholders, and (b) no amendment, other than an increase to the Overall Share Limit or pursuant to Article IX or Section 11.6, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after Plan termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as each in effect before such suspension or termination. The Administrator will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Law.

11.5 Provisions for Non-U.S. Participants. The Administrator may modify Awards granted to Participants who are nationals of a country other than the United States or employed or residing outside the United States, establish subplans or procedures under the Plan or take any other necessary or appropriate action to address Applicable Law, including (a) differences in laws, rules, regulations or customs of such jurisdictions with respect to tax, securities, currency, employee benefit or other matters, (b) listing and other requirements of any non-U.S. securities exchange, and (c) any necessary local governmental or regulatory exemptions or approvals.

11.6 Section 409A.

(a) General. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (i) exempt this Plan or any Award from Section 409A, or (ii) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 11.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

(b) Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a Participant’s Termination of Service will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the Participant’s Termination of Service. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”

(c) Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to such employee’s “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

(d) Separate Payments. If an Award includes a “series of installment payments” within the meaning of Section 1.409A-2(b)(2)(iii) of Section 409A, the Participant’s right to the series of installment payments will be treated as a right to a series of separate payments and not as a right to a single payment and, if an Award includes “dividend equivalents” within the meaning of Section 1.409A-3(e) of Section 409A, the Participant’s right to receive the dividend equivalents will be treated separately from the right to other amounts under the Award.

11.7 Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as an Administrator, Director, officer or other Employee will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in such person’s capacity as an Administrator, Director, officer or other Employee. The Company will indemnify and hold harmless each

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Director, officer or other Employee that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith; provided that such person gives the Company an opportunity, at its own expense, to handle and defend the same before undertaking to handle and defend it on such person’s own behalf.

11.8 Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 11.8 by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than a recipient’s country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 11.8 in writing, without cost, by contacting the local human resources representative. The Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s sole discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents in this Section 11.8. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

11.9 Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

11.10 Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary), the Plan will govern, unless such Award Agreement or other written agreement was approved by the Administrator and expressly provides that a specific provision of the Plan will not apply.

11.11 Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to the conflict of law rules thereof or of any other jurisdiction. By accepting an Award, each Participant irrevocably and unconditionally consents to submit, at the Company’s discretion, to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America, in each case located in the State of Delaware, for any action arising out of or relating to the Plan (and agrees not to commence any litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the address contained in the records of the Company shall be effective service of process for any litigation brought against it in any such court. By accepting an Award, each Participant irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of the Plan or Award hereunder in the courts of the State of Delaware or the United States of America, in each case located in the State of Delaware, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum. By accepting an Award, each Participant irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any and all rights to trial by jury in connection with any litigation arising out of or relating to the Plan or any Award hereunder.

11.12 Clawback Provisions. All Awards (including the gross amount of any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award or the receipt or resale of any Shares

2023 Proxy Statement |	A-15

underlying the Award) will be subject to recoupment by the Company to the extent required to comply with Applicable Law or any policy of the Company providing for the reimbursement of incentive compensation, whether or not such policy was in place at the time of grant of an Award.

11.13 Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

11.14 Conformity to Applicable Law. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Law. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in a manner intended to conform with Applicable Law. To the extent Applicable Law permits, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Law.

11.15 Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary, except as expressly provided in writing in such other plan or an agreement thereunder.

11.16 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

11.17 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

11.18 Prohibition on Executive Officer and Director Loans. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

11.19 Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 10.5: (a) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other Participants in the Plan in which all Participants receive an average price; (c) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company and its Directors, officers and other Employees harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (e) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (f) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

*            *            *            *            *

A-16	2023 Proxy Statement |

Appendix B

Reconciliation of Certain GAAP to non-GAAP Financial Information

We sometimes use financial measures that are derived from the condensed consolidated financial statements but that are not presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) to understand and evaluate our current operating performance and to allow for period-to-period comparisons. We believe these non-GAAP financial measures may also provide useful information to investors and others. These non-GAAP measures may not be comparable to similarly titled non-GAAP measures of other companies, and should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flow or liquidity prepared in accordance with GAAP. As net special items may vary from period-to-period in nature and amount, the adjustment to exclude net special items allows management an additional tool to understand our core operating performance.

The tables below present the reconciliations of the following GAAP measures to their non-GAAP measures:

•	Pre-Tax Income (Loss) (GAAP measure) to Pre-Tax Income (Loss) Excluding Net Special Items (non-GAAP measure); and

•	Pre-Tax Margin (GAAP measure) to Pre-Tax Margin Excluding Net Special Items (non-GAAP measure).

	12 Months Ended December 31,
Reconciliation of Pre-Tax Income (Loss) Excluding Net Special Items	2022	2021	2020
	(in millions)

Pre-tax income (loss) as reported	$186	$(2,548)	$(11,453)

Pre-tax net special items:

Mainline operating special items, net(1)	193	(4,006)	(657)

Regional operating special items, net(2)	5	(449)	(309)

Nonoperating special items, net(3)	74	60	170

Total pre-tax net special items	272	(4,395)	(796)

Pre-tax income (loss) excluding net special items	$458	$(6,943)	$(12,249)

Calculation of Pre-Tax Margin

Pre-tax income (loss) as reported	$186	$(2,548)	$(11,453)

Total operating revenues as reported	$48,971	$29,882	$17,337

Pre-tax margin	0.4%	(8.5%)	(66.1%)

Calculation of Pre-Tax Margin Excluding Net Special Items

Pre-tax income (loss) excluding net special items	$458	$(6,943)	$(12,249)

Total operating revenues as reported	$48,971	$29,882	$17,337

Pre-tax margin excluding net special items	0.9%	(23.2%)	(70.7%)

FOOTNOTES:

(1)	Mainline operating special items

The 2022 twelve month period mainline operating special items, net principally included a non-cash impairment charge to write down the carrying value of the Company’s retired Airbus A330 fleet to the estimated fair value due to the market conditions for certain used aircraft. The Company retired its Airbus A330 fleet in 2020 as discussed below.

The 2021 twelve month period mainline operating special items, net principally included $4.2 billion of Payroll Support Program (“PSP”) financial assistance, offset in part by $168 million of salary and medical costs associated with certain team members who opted into voluntary early retirement programs offered as a result of reductions to the Company’s operation due to the COVID-19 pandemic.

The 2020 twelve month period mainline operating special items, net principally included $3.7 billion of PSP financial assistance, offset in part by $1.5 billion of fleet impairment charges, $1.4 billion of salary and medical costs primarily associated with certain team members who opted into the voluntary early retirement programs discussed above and $228 million of one-time labor contract expenses due to the ratification of a new contract with the Company’s maintenance and fleet service team members, including signing bonuses and adjustments to vacation accruals resulting from pay rate increases.

Fleet impairment charges resulted from the retirement of certain aircraft earlier than planned driven by the severe decline in air travel due to the COVID-19 pandemic. Mainline aircraft retired in 2020 included the Company’s entire Airbus A330-200, Boeing 757, Boeing 767, Airbus A330-300 and Embraer 190 fleets. The 2020 twelve month period fleet impairment charges included a $1.4 billion non-cash write-down of mainline aircraft and spare parts and $102 million in cash charges primarily for impairment of right-of-use assets and lease return costs.

2023 Proxy Statement |	B-1

(2)	Regional operating special items

The 2021 twelve month period regional operating special items, net principally included $539 million of PSP financial assistance, offset in part by a $61 million charge associated with the regional pilot retention program which provides for, among other things, a cash retention bonus paid in the fourth quarter of 2021 to eligible captains at the wholly-owned regional airlines included on the pilot seniority list as of September 1, 2021 and a $27 million non-cash impairment charge to write down regional aircraft resulting from the retirement of the remaining Embraer 140 fleet earlier than planned.

The 2020 twelve month period regional operating special items, net included $444 million of PSP financial assistance, offset in part by a $117 million non-cash charge to write-down regional aircraft and spare parts associated with certain Embraer 140 and Bombardier CRJ200 aircraft, which were retired as a result of the severe decline in air travel due to the COVID-19 pandemic.

(3)	Nonoperating special items

Principally included mark-to-market net unrealized gains and losses associated with certain equity and other investments as well as non-cash charges associated with debt refinancings and extinguishments.

B-2	2023 Proxy Statement |

P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

INTERNET
Go To: www.proxypush.com/AAL
● Cast your vote online
● Have your Proxy Card ready
● Follow the simple instructions to record your vote

PHONE Call 866-570-3320
● Use any touch-tone telephone
● Have your Proxy Card ready
● Follow the simple recorded instructions

MAIL
● Mark, sign and date your Proxy Card
● Fold and return your Proxy Card in the postage-paid envelope provided

You must register to attend the meeting online and/or participate at www.proxydocs.com/AAL

American Airlines Group Inc.

Annual Meeting of Stockholders

For Stockholders of record as of March 13, 2023

TIME:	Wednesday, May 10, 2023 9:00 AM, Central Time

PLACE:	Annual Meeting to be held live via the internet - please visit
www.proxydocs.com/AAL for more details.

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Robert D. Isom and Stephen L. Johnson (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of American Airlines Group Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

American Airlines Group Inc.

Annual Meeting of Stockholders

Please make your marks like this:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2, 3, 5 AND 6

THE BOARD RECOMMENDS THAT AN ADVISORY VOTE ON THE COMPENSATION FOR NAMED EXECUTIVE OFFICERS BE HELD EVERY ONE YEAR.

BOARD OF
DIRECTORS
	PROPOSAL		YOUR VOTE			RECOMMENDS
1.	Election of 12 directors to serve until the 2024 Annual Meeting of Stockholders of American Airlines Group Inc. and until their respective successors have been duly elected and qualified
		FOR	AGAINST	ABSTAIN
	1A Jeff Benjamin	☐	☐	☐		FOR

	1B Adriane Brown	☐	☐	☐		FOR

	1C John Cahill	☐	☐	☐		FOR

	1D Mike Embler	☐	☐	☐		FOR

	1F Matt Hart	☐	☐	☐		FOR

	1G Robert Isom	☐	☐	☐		FOR

	1H Sue Kronick	☐	☐	☐		FOR

	1I Marty Nesbitt	☐	☐	☐		FOR

	1J Denise O’Leary	☐	☐	☐		FOR

	1K Vicente Reynal	☐	☐	☐		FOR

	1L Greg Smith	☐	☐	☐		FOR

	1M Doug Steenland	☐	☐	☐		FOR

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of KPMG LLP as the independent registered public accounting firm of American Airlines Group Inc. for the fiscal year ending December 31, 2023	☐	☐	☐		FOR

3.	Advisory vote to approve executive compensation (Say-on-Pay)	☐	☐	☐		FOR

		1YR	2YR	3YR	ABSTAIN
4.	Advisory vote to approve the frequency of the advisory vote to approve executive compensation	☐	☐	☐	☐	ONE YEAR

		FOR	AGAINST	ABSTAIN
5.	Approve the 2023 Incentive Award Plan	☐	☐	☐		FOR

6.	Advisory vote on a stockholder proposal to amend certain voting thresholds	☐	☐	☐		FOR

If any other matters properly come before the 2023 Annual Meeting of Stockholders or any adjournments or postponements thereof, the Named Proxies will vote upon those matters according to their judgment. The Board of Directors of American Airlines Group Inc. is not aware of any other business to be presented to a vote of the stockholders at the 2023 Annual Meeting of Stockholders.

You must register to attend the meeting online and/or participate at www.proxydocs.com/AAL

Authorized signatures must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date